Exhibit 99.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

June 21, 2012

VIA E-MAIL

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Re:	FVA Ventures, Inc. — Registration Statement on Form S-1

Ladies and Gentlemen:

On behalf of FVA Ventures, Inc., a California corporation (the “Company”), please find attached, submitted on a confidential basis for review pursuant to Section 6(e) of the Securities Act of 1933, as amended (the “Securities Act”), a draft Registration Statement on Form S-1 (the “Registration Statement”), relating to a proposed initial public offering of the Company’s Class A common stock, par value $0.01 per share.

The Company has confirmed to us that it had total annual gross revenues of less than $1 billion during the year ended December 31, 2011 and that it qualifies as an “emerging growth company” as defined in Section 2(a) of the Securities Act.

As described in the Registration Statement, the Company will be reincorporated in Nevada and renamed “ViSalus, Inc.” prior to the effectiveness of the Registration Statement.

June 21, 2012

If you have any questions concerning the Registration Statement, please contact the undersigned at (212) 403-1314 or deshapiro@wlrk.com, as counsel to the Company.

Very truly yours,

/s/ David E. Shapiro

David E. Shapiro

cc:	John Tolmie

ViSalus, Inc.

Michael Novins

Blyth, Inc.

As confidentially submitted to the Securities and Exchange Commission on June 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FVA VENTURES, INC.*

(Exact name of registrant as specified in its charter)

California*	5122	20-2385625

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1607 E. Big Beaver Rd., Suite 110

Troy, MI 48083

(877) 847-2587

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Tolmie

ViSalus, Inc.

1607 E. Big Beaver Rd., Suite 110

Troy, MI 48083

(877) 847-2587

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Shapiro Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000 (Telephone) (212) 403-2000 (Facsimile)	Michael S. Novins Blyth, Inc. One East Weaver Street Greenwich, CT 06831 (203) 661-1926 (Telephone)	Marc D. Jaffe Ian D. Schuman Latham & Watkins LLP 885 3rd Avenue New York, NY 10022 (212) 906-1200 (Telephone) (212) 751-4864 (Facsimile)

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act: ☐

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Class A common stock, $0.01 par value

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, and includes shares of Class A common stock that the underwriters have an option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

*	Prior to the effectiveness of this Registration Statement, a reorganization will be effected and the Registrant will be a Nevada corporation named ViSalus, Inc.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 21, 2012.

PRELIMINARY PROSPECTUS

            Shares

VISALUS, INC.

Class A Common Stock

This is the initial public offering of shares of Class A common stock of ViSalus, Inc. We are offering             shares of our Class A common stock, and the selling stockholders identified in this prospectus are offering             shares of our Class A common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for shares of our Class A common stock. We expect the initial public offering price to be between $             and $             per share. We intend to apply to list our Class A common stock on             under the symbol “    ”.

Following this offering, we will have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights of holders of our Class A common stock and Class B common stock are identical, except for rights relating to voting and conversion. Each share of our Class A common stock is entitled to one vote on any matter that is submitted to a vote of our stockholders and is not convertible into any other class of our capital stock. Each share of our Class B common stock is entitled to ten votes on any matter that is submitted to a vote of our stockholders and is convertible at any time into one share of our Class A common stock.

As an “emerging growth company,” we are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an ‘Emerging Growth Company.’”

Investing in our Class A common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL

Public Offering Price	$	$

Underwriting Discounts and Commissions

Proceeds to ViSalus, Inc. before expenses

Proceeds to Selling Stockholders, before expenses

Delivery of the shares of Class A common stock is expected to be made on or about     , 2012. The selling stockholders and ViSalus have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase an additional             shares of our Class A common stock solely to cover over-allotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $            , and the total proceeds to us, before expenses, will be $            .

Jefferies

Prospectus dated     , 2012

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the selling stockholders and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: None of we, the selling stockholders or the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

ii

BASIS OF PRESENTATION

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. dollars.

We are offering our Class A common stock described in this prospectus as part of a series of reorganization transactions that will be consummated prior to the closing of this offering. See “Reorganization.” Unless the context requires otherwise, the words “ViSalus,” “ViSalus, Inc.,” the “company,” “we,” “us” and “our” refer to ViSalus Holdings LLC, prior to the reorganization, and to FVA Ventures, Inc. (which will be reincorporated in Nevada and renamed “ViSalus, Inc.”), after the reorganization, in each case, together with its consolidated subsidiaries as a combined entity.

Some of the statements in this prospectus constitute forward-looking statements. See “Disclosure Regarding Forward-Looking Statements.”

FVA Ventures, Inc. currently has one authorized series of common stock, and the outstanding shares are all owned by ViSalus Holdings, LLC, which we refer to as “Holdings.” Prior to the closing of this offering, Holdings will be liquidated by its members pursuant to the reorganization transactions described herein. The combined financial statements of ViSalus, as the successor to Holdings, included elsewhere in this prospectus have been derived from the financial records of Holdings, subject to the description of the reorganization transactions and the assumptions described elsewhere in this prospectus and in the financial statements and notes thereto included in this prospectus. We believe the assumptions underlying the pro forma financial information included in this prospectus are reasonable.

Unless expressly indicated or the context requires otherwise, all information in this prospectus gives effect to the reorganization transactions described herein and assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock to cover over-allotments.

MARKET AND INDUSTRY DATA

This prospectus contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications and third-party studies is reliable, we have not independently verified the market and industry data obtained from these third-party sources.

TRADEMARKS AND TRADE NAMES

This prospectus contains references to a number of our trademarks (including service marks) that are registered trademarks or trademarks for which we have pending applications or common-law rights. These include ViSalus Sciences®, ViSalus Pro™, Vi-Trim®, Vi-Pak®, Body by Vi™, ViSalus Go™, Vi-Shape®, Vi-Slim®, Metab-Awake™, Vimmunity™, Vi-Net®, ViSalus Neuro™, ViSal-US Sciences™, ViSalus Shaper Flavour Mix-In™, ViSalus Shaper Health Flavor Mix-In™ and our logos. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our consolidated financial statements and notes thereto included elsewhere in this prospectus and the information set forth under the headings “Risk Factors,” “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

For more information on how we calculate Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net earnings (loss), see “— Summary Consolidated Financial Data.”

Overview

We are one of the fastest growing direct-to-consumer, personal health product companies in North America, offering a suite of branded weight-management products, nutritional supplements and energy drinks to customers in the United States and Canada. We market our products through the Body by Vi 90-Day Challenge, which we refer to as the “Challenge.” The Challenge focuses on helping our customers achieve health and fitness milestones through the use of ViSalus products. We market the Challenge through our promoter sales force using a network marketing model, which is a form of direct selling.

•

We had approximately 863,000 customers at March 31, 2012, an increase of approximately 600% as compared to approximately 122,000 customers at March 31, 2011. We define a “customer” as anyone who has purchased products from us at least once in the previous 12 months, other than any purchaser who qualifies as an individual promoter on the measurement date.

•

We had approximately 93,000 individual promoters at March 31, 2012, an increase of approximately 500% as compared to approximately 16,000 individual promoters at March 31, 2011. We define an “individual promoter” as a person eligible to receive a commission within the ViSalus promoter compensation plan on the measurement date.

•

We had net sales of $136.9 million for the three months ended March 31, 2012 and $230.2 million for the year ended December 31, 2011, increases of approximately 600% in each case, as compared to net sales of $19.4 million and $33.7 million for the comparable prior year periods.

•

We had Adjusted EBITDA of $22.8 million for the three months ended March 31, 2012 and $35.6 million for the year ended December 31, 2011, increases of approximately 1,000% and 2,600%, respectively, as compared to Adjusted EBITDA of $2.0 million and $1.3 million for the comparable prior year periods.

•

Including the effects of equity incentive compensation expenses that we expect will terminate in 2013, we had net earnings (loss) of $7.7 million for the three months ended March 31, 2012 and $(2.2) million for the year ended December 31, 2011, as compared to net earnings (loss) of $1.0 million and $(2.0) million for the comparable prior year periods. Excluding these equity incentive compensation expenses, net earnings (loss) would have been $17.6 million for the three months ended March 31, 2012 and $23.9 million for the year ended December 31, 2011, and net earnings (loss) would have been $3.2 million and $(0.1) million for the comparable prior year periods.

Our individual promoters earn commissions based on purchases of our products by customers they have enrolled, as well as purchases of our products by individual promoters in their down-line sales organizations and customers enrolled by such individual promoters. After a customer is referred to us by one of our individual promoters, we establish a direct servicing relationship with the customer, fulfilling orders and delivering products directly to him or her. Unlike in a traditional direct selling business model, our individual promoters are not required to purchase any of our products for their personal use or for resale. If an individual promoter chooses to purchase our products, they receive their product at the wholesale price.

We train our promoter sales force to sell our products through their existing social networks, which generally include their friends and family, as well as any alumni or other civic or social organizations to which they belong. Our primary methods of training involve teaching our promoter sales force how to effectively host events, which we refer to as “challenge parties,” and leverage social media and mobile technologies to engage current and prospective customers and individual promoters, both on and off-line.

ViSalus was founded in March 2005 by Ryan Blair, Nick Sarnicola and Blake Mallen, who we refer to as our “founders.” The vision for the company was and remains offering individual promoters and customers products and services to improve their life, health and prosperity every day. The name “ViSalus” represents these goals: “Vi” is the Latin word for “life” and “Salus” connotes “health” and “prosperity” in Greek. We believe that the leadership and passion of our founders are key factors that attract people to our business, demonstrated by the growing numbers of customers and our dedicated promoter sales force working to improve their personal health and well-being through ViSalus.

Products

In 2009, we revised our business model around the launch of the Body by Vi 90-Day Challenge as our primary product marketing strategy, teaching our customers and individual promoters to use our products as part of a lifestyle change to support their weight loss, fitness and increased energy goals. We have scientifically designed our product line to provide our customers with weight management, nutritional, well-being and increased energy benefits.

To help our customers and individual promoters achieve their health and wellness goals, we sell products in three categories — weight management, nutritional supplements and energy drinks:

•

Weight Management. Weight-management products comprised 67% of our net sales in the first quarter of 2012 and 65% of our net sales in 2011. This category includes our Vi-Shape meal-replacement shake to be used with our complementary patent-pending health flavor mix-in system, Nutra Cookies (nutritional cookies), Vi-Slim Metab-Awake! Tablets (metabolism support product, sold in Canada under the name Metab-Awake) and the Vi-Trim Clear Control Drink Mix (an appetite-suppressant drink mix).

•

Nutritional Supplements. Nutritional supplements comprised 9% of our net sales in the first quarter of 2012 and 11% of our net sales in 2011. This category includes our ViSalus Vi-Pak, a set of four individual supplement components (including, among other things, our Omega Vitals Supplements and multi-vitamin and mineral supplements) that together constitute an advanced health system designed to give the body nutrients that can be difficult to obtain from diet alone. In addition, this category includes the Vimmunity immune system support supplements.

•

Energy Drinks. Energy drinks include our energy drink products and energy drink mixes and comprised 6% of our net sales in the first quarter of 2012 and 6% of our net sales in 2011. This category includes ViSalus Neuro, a drink mix intended to help support healthy energy and maintain mental focus, ViSalus Pro, a single-serving portable drink mix intended to provide sustained energy, and ViSalus Go, a single-serving two fluid ounce drink intended to provide instant energy.

We believe technology and the effective use of social media are critical to developing a successful business in today’s network marketing world. In order to promote the use of technology and social media, we have developed our Vi-Net technology platform which our individual promoters can subscribe to on a monthly basis for a fee. Individual promoters who subscribe to Vi-Net receive access to the technology on both their computers and mobile devices and can utilize the platform to develop their own websites as well as join an active ViSalus community. The subscription also includes a monthly copy of the Success magazine and access to Success on Demand, a digital library of Success content, and provides individual promoters with access to training and marketing materials and the ability to place orders, enroll new individual promoters and manage their business.

We sell convenience kits of our products to customers and individual promoters for use in the Challenge, which we refer to as “Challenge kits.” Challenge kits may include products from some or all of our product categories.

Market Opportunity

We believe that increasing obesity rates will continue to drive demand for weight-management, nutritional and wellness-related products. According to data from the National Health and Nutrition Examination Survey (NHANES) 2009-2010, 35.7% of U.S. adults, and almost 17% of youth, were obese in 2009-2010, which marked no improvement from the prevalence of obesity in 2007-2008. A study from Harvard University and MIT, published in November 2010 in the journal PLoS Computational Biology, suggests that adult obesity rates will rise for another 40 years before hitting a plateau at around 42%.

According to a November 2010 survey released in April 2011 by the Calorie Control Council, more than eight out of ten American adults surveyed—or an estimated 186 million American adults—are “weight conscious,” with 54% of those surveyed wanting to reduce their weight.

Trends in the demand for wellness products have followed the increased percentage of people dealing with obesity. The total U.S. weight loss market is forecasted to grow 4.5% in 2012 to $65 billion, more than double the 2% growth in 2011, according to a report published in January 2012 by Marketdata Enterprises, a market research firm that has tracked the U.S. weight loss market since 1989. The men’s weight loss market is forecast to be worth $10.4 billion, representing 16% of the entire weight loss market, according to that same report.

We believe that other regions of the world also demonstrate the characteristics that make the United States an attractive market for personal health and wellness-related product providers. According to 2008 estimates by the Regional Office for Europe of the World Health Organization, which we refer to as the “WHO,” over 50% of both men and women in the WHO European Region were overweight, and roughly 23% of women and 20% of men were obese. Similarly, according to the WHO’s 2012 publication of World Health Statistics, between 1980 and 2008, adult obesity rates rose in every region in the world, and more than doubled in the WHO’s African Region, Region of the Americas, Eastern Mediterranean Region and Western Pacific Region.

According to the World Federation of Direct Selling Associations, the global direct selling market, which includes the marketing of products and services directly to consumers in a face-to-face manner, reached $132 billion in sales in 2010. The wellness segment, in which we primarily compete, comprised 24.1% of the 2011 total direct selling market according to the Direct Selling Association. In 2010, the United States comprised 22% of the global direct selling market, according to the World Federation of Direct Selling Associations.

Competitive Strengths

We believe that our success stems from our innovative business model, which is a hybrid between a direct-to-consumer and traditional network marketing business model in that we have a direct relationship with both our customers and our dedicated promoter sales force. We have capitalized on the following, which we believe are competitive strengths:

•	The popularity of our Body by Vi 90-Day Challenge, which has enabled us to establish direct relationships with approximately 863,000 customers and 93,000 individual promoters, as of March 31, 2012.

•	The taste, effectiveness and affordability of our products, including our Vi-Shape shake, which many of our customers and individual promoters use as a cost-effective meal replacement.

•	The ability of individual promoters to participate at a low cost, with a $49 enrollment fee and no requirement to purchase our products.

•

Our proprietary compensation plan, which has a strong focus on rewarding newly enrolled individual promoters as well as those who have achieved success over longer periods of time. We provide our individual promoters with an attractive opportunity to supplement their current incomes or develop a full-time source of income.

•

Our “three for free” program, in which customers or individual promoters who refer three people that purchase a Challenge kit within a given month receive a free Challenge kit in the following month. This program encourages customers and individual promoters to enroll their friends and family in the ViSalus experience and drives the group dynamic, which improves the likelihood of success of individuals achieving their Body by Vi 90-Day Challenge goals.

•

Our continuing investment in mobile and social media technologies, which we believe are integral to the network marketing business. In 2011, we launched the Vi-Net Mobile application suite, which we enhanced in 2012 to include the Vi-Net Swipe, a mobile point of sale device that enables instantaneous transactions from a smartphone, and we continue to be an industry pioneer in developing and investing in technology.

•	Our committed senior management team, whose members have more than 57 years of combined experience in network marketing and mobile and social media technology.

•

The complementary talents and experiences of our three founders, which they bring to their ongoing involvement in our business, give us a unique competitive advantage. Ryan Blair leverages his entrepreneurial and leadership experience to guide our operations and to set the tone for our distinctive business culture. Nick Sarnicola uses his prior experiences with network marketing companies and his dedicated work ethic in the recruitment and motivation of our individual promoters, leading our promoter sales force by “example” as he travels the country to meet, recruit and train our field. Blake Mallen’s deep knowledge of our operations and strategies are instrumental in the design and oversight in our various strategic initiatives, especially of our social media, training programs and online marketing initiatives.

Growth Strategy

We plan to pursue several strategies in the future to build a global consumer brand and to continue to increase sales and operating income, including:

•	The Challenge. Leveraging our groundbreaking and innovative Challenge marketing platform across multiple consumer needs for transformation in our existing and new markets.

•

International Expansion. Expanding our business globally in a targeted manner and adapting our flexible model as needed to new markets that share the characteristics that make our current markets attractive to our business model.

•

Direct-to-Consumer Strategy. Continuing to build our customer-centric business model and further enhancing our direct level of engagement with customers and individual promoters by investing in new products, events, promotions, systems and ViSalus branding initiatives.

•

Lifetime Value of Customer and Promoter Base. Continuing to retain, build and benefit from the lifetime value of our 863,000 customers and 93,000 individual promoters, as of March 31, 2012, across existing and new products that meet their evolving wellness and lifestyle needs.

•

Technology Strategy. Continuing to be an industry leader in the development of new mobile and social media technologies that support and enhance the ability of our individual promoters and customers to be successful with the ViSalus opportunity.

•	Infrastructure Strategy. Improving and strengthening our supply chain, distribution and operations networks and investing in our employees through organizational development programs.

Risk Factors

Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors” beginning on page 12. You should carefully consider all of the risks discussed in the “Risk Factors” section before investing in our Class A common stock. In particular, the following risks, among others, may have an adverse effect on our business, which could cause a decrease in the price of our Class A common stock and result in a loss of all or a portion of your investment:

•

we are dependent upon sales by our promoter sales force to drive our business, and our failure to continue to recruit, retain and motivate individual promoters could harm our business, financial condition and results of operations;

•

the loss of a leading individual promoter, together with his or her associated down-line sales organization, or the loss of a significant number of individual promoters for any reason, could harm our business, financial condition and results of operations;

•	our business is subject to risks from increased competition, and our failure to maintain our competitive position could harm our business, financial condition and results of operations;

•	if we fail to retain existing customers or attract new customers, our business, financial condition and results of operations may be harmed;

•

our business is affected by extensive laws and governmental regulations, and our failure to comply with those laws and regulations could harm our business, financial condition and results of operations;

•

our failure to appropriately respond to changing customer preferences and demand for new products or product enhancements could significantly harm our individual promoter and customer relationships and product sales, which, in turn, could harm our business, financial condition and results of operations;

•	failure to effectively manage our growth could strain our current resources and impact our business, financial condition and results of operations;

•

adverse publicity associated with our products, ingredients, individual promoters, programs or our network marketing business model, or those of similar companies, could harm our business, financial condition and results of operations;

•	if we fail to protect our intellectual property, then our ability to compete could be negatively affected, which would harm our business, financial condition and results of operations;

•

since we rely on independent third parties for the manufacture and supply of our products, if these third parties fail to reliably supply products to us at required levels of quality, then our business, financial condition and results of operations would be harmed;

•	we may incur material product liability claims, which could increase our costs and harm our business, financial condition and results of operations;

•	if we lose the services of key employees, then our business, financial condition and results of operations would be harmed; and

•	we are a “controlled company,” controlled by Blyth, Inc., a Delaware corporation, which we refer to as “Blyth,” whose interests in our business may conflict with yours.

Reorganization

We are offering our Class A common stock described in this prospectus as part of a series of reorganization transactions that will be consummated prior to the closing of this offering, as follows:

•

Blyth will acquire all of the outstanding equity interests of Holdings, other than shares held by our founders and by Ropart Asset Management Fund, LLC and Ropart Asset Management Fund II, LLC, which we refer to collectively as “RAM.” Following such acquisition, Blyth will own 77.0% of Holdings, and Holdings will own all of the outstanding capital stock of FVA Ventures, Inc.;

•	FVA Ventures, Inc. will reincorporate in Nevada under the new name “ViSalus, Inc.” and file amended and restated articles of incorporation and bylaws in Nevada;

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we will effect a recapitalization whereby our outstanding common stock will be reclassified into             shares of Class B common stock, all of which will be held by Holdings, and a new class of Class A common stock will be authorized;

•

we will pay a special cash dividend to our pre-offering stockholders in the amount of $            , subject to upward adjustment in the event the underwriters exercise their over-allotment option prior to the closing of this offering. As a new purchaser of shares of our Class A common stock, you will not be entitled to participate in this special cash dividend;

•

all remaining obligations under the ViSalus Holdings, LLC Equity Incentive Plan, which we refer to as the “EIP,” will become due and payable in accordance with their terms, and we expect that all such remaining obligations will be satisfied by April 2013; and

•	Holdings will be liquidated and will distribute all of the shares of our common stock to its members.

We refer to the above transactions as the “Reorganization.”

Principal Stockholder

We are, and after giving effect to the Reorganization and this offering, will continue to be, controlled by Blyth. As a result, Blyth will be able to exert significant influence over us and our corporate decisions. See “Risk Factors — Risks Relating to Our Affiliation with Blyth.”

In August 2008, Blyth signed a definitive purchase agreement, which, as it is amended from time to time, we refer to as the “Blyth purchase agreement,” to purchase Holdings through a series of investments. In January, February and April 2012, Blyth completed the third phase of its acquisition of Holdings, which was completed in three stages, and increased its ownership of Holdings to 72.7%.

After giving effect to the Reorganization, Blyth will have pre-offering ownership of approximately 77.0% of ViSalus (             shares of Class B common stock). Blyth intends to sell up to             shares of Class A common stock in this offering (             shares of Class B common stock held by Blyth will be converted into an equivalent number of shares of Class A common stock upon their sale in this offering), and will hold approximately     % of the voting power of our outstanding capital stock following this offering (             shares of Class B common stock).

Prior to the closing of this offering, we will enter into various agreements to complete the separation of our business from Blyth, including, among others, a registration rights agreement and an administrative services agreement. The terms of the separation of our business from Blyth and the related agreements and other transactions with Blyth were determined by Blyth, and thus may be less favorable to us than the terms we could have obtained from an unaffiliated third party. For a description of these agreements and the other agreements that we will enter into with Blyth, see “Certain Relationships and Related Party Transactions.”

Implications of Being an “Emerging Growth Company”

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As an “emerging growth company,” we may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These exceptions include:

•	a requirement to disclose only two years of audited financial statements, selected financial data and related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	reduced disclosure about our executive compensation arrangements;

•	no requirement to hold nonbinding advisory shareholder votes on executive compensation or golden parachute arrangements;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•	the option to use an extended transition period for complying with new or revised accounting standards.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” In general, we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, we have more than $700 million in market value of our common stock held by non-affiliates on any June 30th after we have been public for a year, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. If we do, the level of information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

Corporate Information

We were incorporated in California on February 16, 2005 under the name “FVA Ventures, Inc.” Prior to the closing of this offering, we will reincorporate in Nevada under the name “ViSalus, Inc.” All outstanding shares of our capital stock are currently beneficially owned by Holdings. Prior to this registration statement being declared effective, Holdings will be liquidated, as described under “Reorganization.” We have one subsidiary, ViSalus Sciences Canada Inc., a British Columbia corporation, which is wholly owned and was incorporated on March 8, 2008.

Our principal executive offices are located at 1607 E. Big Beaver Rd., Suite 110, Troy, MI 48083, and our telephone number is (877) 847-2587. Our corporate website address is www.ViSalus.com. Information on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus or in deciding whether to purchase our Class A common stock.

The Offering

Class A common stock offered:

By us	shares

By the selling stockholders	shares

Total	shares

Common stock to be outstanding

immediately after this offering:

Class A common stock	shares

Class B common stock	shares

Total	shares

Use of proceeds	We estimate that our net proceeds from the sale of shares of Class A common stock in this offering will be approximately $ , assuming an initial public offering price of $ per share, which is the midpoint of the price range on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to create a public market for our Class A common stock and thereby enable future access to the public equity markets by us and our stockholders, increase our capitalization and financial flexibility, increase our visibility in the marketplace and facilitate an orderly distribution of shares for the selling stockholders. We intend to use the net proceeds to us to pay a special cash dividend to our pre-offering stockholders. As a new purchaser of shares of our Class A common stock, you will not be entitled to participate in this special cash dividend.

We will not receive any of the net proceeds from the sale of our Class A common stock by the selling stockholders. See “Use of Proceeds.”

Voting rights	Following this offering, we will have two classes of outstanding common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A and Class B common stock are identical, except with respect to voting and conversion. Shares of Class A common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, representing in aggregate approximately % of the combined voting power of our outstanding common stock, or % if the underwriters exercise their option to purchase additional Class A common stock in full.

Shares of Class B common stock are entitled to ten votes per share, representing in aggregate approximately % of the combined voting power of our outstanding common stock, or % if the underwriters exercise their option to purchase additional Class A common stock in full. Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes or transfers to persons who had beneficial ownership of at least 5% of the outstanding capital stock of Blyth as of the date the Class B stock is originally issued.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law. Blyth, who after this offering will control approximately % of the voting power of our outstanding capital stock, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors. See “Risk Factors — Risks Relating to Our Affiliation with Blyth.”

Proposed trading symbol	“ ”

Risk factors	Investing in our Class A common stock involves a high degree of risk. Please read carefully all of the information set forth in this prospectus, including the section entitled “Risk Factors” beginning on page 12 for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A common stock.

Immediately following the Reorganization, there will be no shares of our Class A common stock outstanding and shares of our Class B common stock outstanding. The number of shares of our common stock outstanding after this offering gives effect to the sale of             shares of Class A common stock by us and the selling stockholders in this offering, including the conversion of             shares of Class B common stock held by the selling stockholders into an equivalent number of shares of Class A common stock upon sale of such stock by the selling stockholders in this offering. The number of shares of our Class A and Class B common stock to be outstanding after this offering excludes             shares of our Class A common stock reserved for future issuance under the ViSalus, Inc. Omnibus Incentive Plan, which we refer to as the “Omnibus Plan,” and which we intend to adopt immediately prior to the closing of this offering.

Unless expressly indicated or the context requires otherwise, all information in this prospectus:

•	gives effect to the Reorganization;

•	assumes the automatic conversion of shares of Class B common stock to shares of Class A common stock upon their sale by the selling stockholders in this offering; and

•	assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock to cover over-allotments.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data for the periods presented. We derived the summary consolidated statements of operating data for the years ended December 31, 2011 and 2010 and the summary consolidated balance sheet data as of December 31, 2011 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We derived the summary consolidated statements of operating data for the three months ended March 31, 2012 and 2011 and the summary consolidated balance sheet data as of March 31, 2012 from our unaudited consolidated interim financial statements included elsewhere in this prospectus.

We have prepared the unaudited consolidated interim financial statements on the same basis as our audited financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

You should read the following information together with “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Years Ended December 31		Three Months Ended March 31
(In thousands, except per share and percent data)	2011	2010	2012	2011
Operating Data:			(Unaudited)
Net sales	$230,186	$33,665	$136,941	$19,351
Cost of sales	65,603	9,261	40,005	5,248

Gross profit	$164,583	$24,404	$96,936	$14,103
Gross profit margin	71.5%	72.5%	70.8%	72.9%
Operating expense	129,365	22,769	74,099	12,155
Equity incentive compensation	27,213	1,854	9,880	2,171

Operating profit (loss)	$8,005	$(219)	$12,957	$(223)
Operating profit margin	3.5%	(0.7)%	9.5%	(1.2)%
Other expense	321	1,709	42	217

Earnings (loss) before income tax expense (benefit)	7,684	(1,928)	12,915	(440)

Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996
Unaudited pro forma net (loss) earnings per share (1):
Basic
Diluted
Unaudited pro forma weighted average shares (1):
Basic
Diluted

Other Financial Data:
Adjusted EBITDA (2)	$35,587	$1,304	$22,839	$2,019

	December 31, 2011	March 31, 2012 (Unaudited)
(In thousands)	Actual	Actual	Pro Forma (3)	Pro Forma As Adjusted (3)
Balance Sheet Data:
Total assets	$51,600	$84,525
Total liabilities	59,969	82,670
Total members’/stockholders’ equity	(8,369)	1,855

(1)	See note 16 to our consolidated financial statements included in this prospectus for a description of how we compute pro forma basic and diluted earnings per share attributable to Class A and Class B common stockholders.

(2)	EBITDA and Adjusted EBITDA have been presented in this prospectus and are supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States, which we refer to as “GAAP.” EBITDA is defined as net earnings (loss) plus income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus equity incentive compensation.

EBITDA and Adjusted EBITDA are two of the primary measures used by our management and board of directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short and long term operational plans. We also frequently use EBITDA and Adjusted EBITDA in our discussions with commercial bankers and other users of our financial statements. Management believes EBITDA and Adjusted EBITDA reflect our ongoing business in a manner that allows for meaningful period to period comparisons and analysis of trends.

Our uses of EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net earnings (loss) and our other GAAP results. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The following table presents a reconciliation of net earnings (loss), the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Years Ended December 31		Three Months Ended March 31
(In thousands)	2011	2010	2012	2011
Net (loss) earnings	(2,186)	(1,969)	7,705	996
Income tax expense (benefit)	9,870	41	5,210	(1,436)
Interest expense, net	268	1,122	(1)	217
Depreciation and amortization	422	256	45	71

EBITDA	$8,374	$(550)	$12,959	$(152)
Equity incentive compensation (a)	27,213	1,854	9,880	2,171

Adjusted EBITDA	$35,587	$1,304	$22,839	$2,019

(a)	The obligations which give rise to equity incentive compensation relate to remaining outstanding rights in the ViSalus Holdings, LLC Equity Incentive Plan, which we refer to as the “EIP,” as well as common units received by a former employee. Both these obligations are expected to terminate by April 2013. For further information on the EIP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Equity Incentive Compensation.”

(3)	The pro forma balance sheet data is unaudited and gives effect to the Reorganization. The pro forma as adjusted balance sheet data is unaudited and reflects the pro forma balance sheet data as adjusted to assume the automatic conversion of shares of Class B common stock to shares of our Class A common stock upon their sale by the selling stockholders in this offering and the issuance by us of shares of Class A common stock in this offering as if this offering occurred on March 31, 2012.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks in addition to the other information contained in this prospectus before deciding whether to invest in our Class A common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our Class A common stock would likely decline, and you might lose all or part of your investment in our Class A common stock.

Risks Related to Our Business

We depend on sales by our promoter sales force to drive our business, and our failure to continue to recruit, retain and motivate individual promoters could harm our business, financial condition and results of operations.

We market our products and the Body by Vi 90-Day Challenge through our promoter sales force using a network marketing model. This marketing system depends upon the successful recruitment, retention and motivation of a large number of individual promoters to offset frequent turnover. Our ability to recruit and retain individual promoters depends on our prominence within the competitive environment among companies using network marketing business models and on the general labor market, unemployment levels, economic conditions and demographic and cultural changes in the workforce. Our ability to motivate our promoter sales force depends, in large part, upon the effectiveness of our compensation and promotional programs, the competitiveness of our promoter compensation programs compared with other direct selling companies and the successful introduction of new products. Our failure to recruit, retain and motivate individual promoters could negatively impact sales of our products, which could harm our business, financial condition and results of operations.

We anticipate that the growth rate of our promoter sales force will decline over time as the size of our promoter sales force increases and as we achieve higher market penetration rates. To the extent the growth rate of our promoter sales force slows, our business performance will become increasingly dependent on our ability to retain and motivate existing individual promoters. A number of other companies using network marketing business models that achieved early success have since seen their promoter sales forces decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our promoter sales force.

The loss of a leading individual promoter, together with his or her associated down-line sales organization, or the loss of a significant number of individual promoters for any reason, could harm our business, financial condition and results of operations.

A small number of individual promoters, together with their associated down-line sales organizations, represent a majority of our net sales, and there are a number of individual promoters whose sales represent in excess of 10% of our net sales. In particular, Nick Sarnicola, one of our founders and currently an individual promoter, together with his down-line sales organization, represented more than 50% of net sales in 2011 and in the first quarter of 2012.

The loss of a leading individual promoter, together with his or her associated down-line sales organization, or the loss of a significant number of individual promoters for any reason, could negatively impact sales of our products, impair our ability to recruit new individual promoters and harm our business, financial condition and results of operations.

In general, we do not have non-competition arrangements with our individual promoters that would prohibit them from promoting competing products if they terminate their relationship with us. Pursuant to the agreement that all of our individual promoters must sign, until one year after the individual promoter gives written notice of termination of the agreement or we terminate the agreement, the individual promoter is not permitted to solicit or recruit ViSalus individual promoters or employees (whether active or inactive) to participate in any other network marketing program. Violation of this provision results in immediate termination of the individual’s status as a promoter and forfeiture of payments of any kind owed to them by us. However, we cannot ensure that our individual promoters will abide by these non-solicitation obligations or that we will be able to enforce them. If our individual promoters do not abide by these non-solicitation obligations or if we are unable to enforce them, our competitive position may be compromised, which could harm our business, financial condition and results of operations.

Since we cannot exert the same level of influence or control over our individual promoters as we could if they were our own employees, we may be unable to enforce compliance with our individual promoter policies and procedures, which could result in claims against us that could harm our business, financial condition and results of operations.

Our individual promoters are independent contractors and, accordingly, we are not in a position to provide the same direction, motivation and oversight as we would if they were our own employees. As a result, there can be no assurance that our individual promoters will participate in our marketing strategies or plans, accept our introduction of new products or comply with our promoter policies and procedures.

Extensive federal, state and local laws regulate our businesses, products and programs. While we have implemented policies and procedures that are designed to govern promoter conduct so that we comply with this regulatory regime, it can be difficult to enforce these policies and procedures because of the large number of individual promoters and their independent status. Violations by our individual promoters of applicable laws or of our policies and procedures could reflect negatively on our products and operations and harm our business reputation or lead to the imposition of penalties or claims and could negatively impact our business, financial condition and results of operations.

Our business is subject to risks from increased competition, and our failure to maintain our competitive position could harm our business, financial condition and results of operations.

The business of marketing and selling weight-management products, nutritional supplements and energy drinks is highly competitive both in terms of pricing and new product introductions, including various prescription drugs. The worldwide markets for these products are highly fragmented, with numerous suppliers serving one or more of the distribution channels served by us. In addition, we anticipate that we will be subject to increasing competition in the future from sellers that utilize electronic commerce, as we do. Some of these competitors have longer operating histories, significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established customer bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do to ours. For example, if our competitors develop other weight-management products, nutritional supplements or energy drinks that become more popular than our products, demand for our products could be reduced. Moreover, certain competitors focus on a single geographic or product market and attempt to gain or maintain market share solely on the basis of price. Accordingly, we may not be able to compete effectively in our markets and competition may intensify.

We are also subject to significant competition for the recruitment of individual promoters from other network marketing organizations, including those that market weight-management products, nutritional supplements and energy drinks, as well as other types of products. Our competitors for the recruitment of individual promoters include direct-selling companies such as Herbalife Ltd., Avon Products Inc., Tupperware Brands Corporation, Nu Skin Enterprises Inc., USANA Health Sciences Inc., Nature’s Sunshine Products Inc., Mannatech Inc., Natura Cosméticos SA, Amorepacific Corp., Oriflame Cosmetics SA, Amway Malaysia Holdings Bhd, Noevir Holdings Co., Ltd., Shaklee Global Group Inc. and Reliv International, Inc. Competitors in our target product market include Herbalife Ltd. and retail establishments such as Weight Watchers, Jenny Craig, General Nutrition Centers and retail pharmacies. In addition, because the industry in which we operate is not particularly capital intensive or otherwise subject to high barriers to entry, it is relatively easy for new competitors to emerge to compete with us for our individual promoters and customers. Furthermore, the fact that our individual promoters may easily enter and exit our network-marketing program contributes to the level of competition that we face. For example, an individual promoter can enter or exit our network-marketing system with relative ease at any time without facing a significant investment or loss of capital because (1) individual promoters can enroll at a low cost, for a fee of $49, (2) we do not require our individual promoters to purchase our products, (3) we do not require any specific amount of time to work as an individual promoter and (4) we do not require any special training to be an individual promoter. Our ability to remain competitive therefore depends, in significant part, on our success in recruiting and retaining individual promoters through an attractive compensation plan, the maintenance of an attractive product portfolio and other incentives. If we are unable to compete effectively in our markets, if competition in our markets intensifies or if we are unable to recruit and retain individual promoters, our business, financial condition and results of operations could be harmed.

If we fail to retain existing customers or attract new customers, our business, financial condition and results of operations may be harmed.

We are a customer-driven business, and the size of our customer base and the amount that our customers spend on our products are critical to our success. Increases in our sales to customers are driven primarily by our recruitment of new customers and retention of existing customers, rather than through increases in the average monthly expenditures of individual customers.

We anticipate that our customer growth rate will decline over time as the size of our customer base increases, and as we achieve higher market penetration rates. To the extent our customer growth rate slows, our business performance will become increasingly dependent on our ability to retain customers and increase their average monthly expenditures. A number of other companies using a direct marketing business model that achieved early success have since seen their customer bases or levels of engagement decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our customer base or product purchase levels. If we are unable to retain existing customers or attract new customers, our sales could suffer, which could harm our business, financial condition and results of operations.

Our business is affected by extensive laws and governmental regulations, and our failure to comply with those laws and regulations could harm our business, financial condition and results of operations.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints exist at the federal, state, provincial and local levels, and include regulations relating to:

•	the formulation, testing, manufacturing, packaging, labeling, distribution, marketing, promotion, importation, exportation, sale and storage of products;

•	product claims and advertising, including direct claims and advertising by us, as well as claims and advertising by individual promoters, for which we may be held responsible; and

•	promotional and compensation programs.

In addition, individual promoters in certain jurisdictions are required to obtain licenses in order to market ViSalus products. There can be no assurance that we or our individual promoters are, or will continue to be, in compliance with all of these regulations, and the failure by us or our individual promoters to comply with these regulations or new regulations could lead to the imposition of significant penalties or claims and could negatively impact our business, financial condition and results of operations. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may negatively impact the marketing of our products, resulting in significant loss of sales revenues.

Our products are subject to a number of federal, state and provincial regulations, including regulations of the Food and Drug Administration, which we refer to as the “FDA,” in the United States, and regulations administered by Health Canada and the Canadian Food Inspection Agency in Canada. Our products are also subject to regulation in the United States by the Consumer Product Safety Commission, the U.S. Department of Agriculture and the Environmental Protection Agency. Some of these regulations currently, or might in the future, require us to obtain certain licenses or approvals. The failure of our products to comply with current or newly adopted regulations could negatively impact our business in a particular market or in general.

Our products are subject to regulation by the FDA and other U.S. federal and state authorities as foods, and in many instances, the subset of foods referred to as “dietary supplements.” As such, the FDA has extensive jurisdiction over our products. The FDA regulates, among other things, the composition, safety, labeling and marketing of conventional foods and dietary supplements (including vitamins, minerals, herbs and other dietary ingredients for human use). While our products as they are currently marketed are not required to obtain pre-market approval from the FDA, we must submit a new dietary ingredient notification to the FDA at least 75 days before the initial marketing of any dietary supplement that contains a new dietary ingredient. See “Business — Government Regulation — Product Claims and Composition.” The FDA may find unacceptable the evidence of safety for any new dietary supplement we wish to market, may determine that a particular dietary supplement or ingredient that we currently market presents an unacceptable health risk, or may determine that a particular claim or statement of nutritional support that we use to support the marketing of a food or dietary supplement conflicts with FDA regulations regarding labeling claims. See “Business — Government Regulation — Product Claims and Composition.” Any of these actions could prevent us from marketing particular products or subject us to administrative, civil or criminal penalties. The FDA could also require us to remove a particular product from the market based on safety issues or a failure to comply with applicable legal and regulatory requirements. Any future recall or removal would result in additional costs to us, including lost revenues from any additional products that we remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, including consumer class action lawsuits, substantial costs and reduced growth prospects.

Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require unanticipated company expenditures to address the reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional recordkeeping requirements, increased documentation of the properties of some products, additional or different labeling standards, additional scientific substantiation, adverse event reporting or other new requirements. For example, in 2006, the U.S. Congress enacted legislation to impose adverse event reporting and recordkeeping requirements for dietary supplements, and in 2007, the FDA issued a final rule on current good manufacturing practices, which we refer to as “cGMP,” creating new requirements for manufacturing, packaging and storing dietary ingredients and dietary supplements. In the same year, the “Reportable Food Registry,” which we refer to as the “RFR,” was established by the Food and Drug Administration Amendments Act of 2007, which requires food companies and other “responsible parties” to file a report through the RFR electronic portal when there is a reasonable probability that the use of, or exposure to, an article of food will cause serious adverse health consequences or death to humans or animals. Recently, in 2011, the FDA issued a draft guidance document expanding the FDA’s previous interpretation of the regulatory requirements surrounding new dietary ingredient notifications and related issues, and the U.S. Congress enacted new food safety legislation that has increased the FDA’s authority over food facilities. See “Business – Government Regulation — Product Claims and Composition.” We may not be able to comply with the new requirements or other future legislation, rules or guidance documents without incurring additional expenses, which could be significant.

The Federal Trade Commission, which we refer to as the “FTC,” exercises jurisdiction over the advertising of conventional foods and dietary supplements and has instituted numerous enforcement actions against companies for false and misleading claims and for failure to have adequate substantiation for claims made in advertising. In the event that the FTC pursues an enforcement action against us, we could be subject to consent decrees that could limit our ability to make certain claims with respect to our products and require us to pay civil penalties. The FTC also regulates promotional offers, including purported “savings” from the regular or suggested retail price of products. The National Advertising Division, which we refer to as the “NAD,” of the Council of Better Business Bureaus serves as an industry-sponsored self-regulatory system that permits competitors to resolve disputes over advertising claims. The system also empowers the NAD to challenge claims that the NAD believes to be misleading, including product benefit claims and purported sales or other discounts off of “regular” prices. The NAD has no independent enforcement authority. However, it can refer cases to the FTC for further action. Failures by us to comply with rules, consent decrees and applicable regulations could occur from time to time, which could result in substantial monetary penalties.

In addition, our promotional and compensation programs are subject to a number of federal and state regulations administered by the FTC and various state agencies in the United States and the equivalent provincial and federal government agencies in Canada. We are subject to the risk that, in one or more markets, our network marketing programs could be found not to be in compliance with applicable law or regulations. Regulations applicable to network marketing organizations generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail, product sales-related criteria. The regulatory requirements concerning network marketing programs do not include “bright line” rules, and thus, even in jurisdictions where we believe that our promotional and compensation programs are in full compliance with applicable laws or regulations, they are subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. The failure of our promotional and compensation programs to comply with current or newly adopted regulations could negatively impact our business in a particular market or in general.

In general, a “pyramid scheme” is defined as an arrangement in which new participants are required to pay a fee to participate in the organization and then receive compensation primarily for recruiting other persons to participate, either directly or through sales of goods or services that are merely disguised payments for recruiting others. Such schemes are illegal because, without legitimate sales of goods or services to support the organization’s continued existence, new participants are exposed to the loss of the fee paid to participate in the scheme. The application of these laws and regulations to a given set of business practices is inherently fact-based and, therefore, is subject to interpretation by applicable enforcement authorities. Our individual promoters are paid by commissions based on sales of our products and services to bona fide purchasers, and for this and other reasons we do not believe that we are subject to laws regulating pyramid schemes. Moreover, unlike in a traditional direct selling business model, our individual promoters are not required to purchase any of our products for their personal use or for resale. However, even though we believe that our distribution practices are currently in compliance with, or exempt from, these laws and regulations, there is a risk that a governmental agency or court could disagree with our assessment or that these laws and regulations could change, which may require us to alter our distribution model or cease our operations in certain jurisdictions or result in other costs or fines, any of which could harm our business, financial condition and results of operations.

There are also federal, state and provincial laws of general application, such as the Federal Trade Commission Act, as amended, which we refer to as the “FTC Act,” and state or provincial unfair and deceptive trade practices laws that could potentially be invoked to challenge our advertising, compensation practices, or recruitment techniques. In particular, in addition to the risks involved with product claims, our recruiting efforts include promotional materials for recruits that describe the potential opportunity available to them if they become individual promoters. Like our dietary supplement advertisements, these materials, as well as our other recruiting efforts and those of our individual promoters, are subject to scrutiny by the FTC and state and provincial enforcement authorities with respect to misleading statements, including misleading earnings claims made to convince potential new recruits to become individual promoters. For example, in July 2011, the FTC amended its “Business Opportunity Rule” to increase disclosure requirements for companies educating consumers about potential business opportunities. If claims or recruiting techniques used by us or by our individual promoters are deemed to be misleading, it could result in violations of the FTC Act or comparable state and provincial statutes prohibiting unfair or deceptive trade practices or result in reputational harm, any of which could materially harm our business, financial condition and results of operations.

If our individual promoters fail to comply with advertising and labeling laws, then our business, financial condition and results of operations would be harmed.

Although the physical labeling of our products is not within the control of our individual promoters, our individual promoters must nevertheless advertise our products in compliance with the extensive regulations governing the promotion and labeling of products intended for human consumption.

Our products are sold principally as conventional foods and dietary supplements and are subject to rigorous FDA and related legal regimens limiting the types of health-benefit claims that can be made for our products. Claims that a product can treat, prevent or cure a disease, which we refer to as “therapeutic claims,” for example, are not permitted for these products. While we train and attempt to monitor our individual promoters’ marketing materials, we cannot ensure that all such materials comply with bans on therapeutic claims. If our individual promoters fail to comply with these restrictions, then we and our individual promoters could be subjected to claims, financial penalties and relabeling requirements, which could harm our business, financial condition and results of operations. Similarly, the FTC prohibits promoters and endorsers from making any claims for products that are not substantiated with competent and reliable evidence. Although we expect that our responsibility for the actions of our individual promoters in such an instance would be dependent on a determination that we either controlled or condoned a non-compliant advertising practice, there can be no assurance that we could not be held responsible for the actions of our individual promoters.

We may be held responsible for certain taxes or assessments relating to the activities of our individual promoters, which could harm our business, financial condition and results of operations.

Earnings of individual promoters are subject to taxation, and, in some instances, legislation or governmental regulations impose obligations on us to collect or pay taxes, such as value-added taxes, and to maintain appropriate records. In addition, we may be subject to the risk in some jurisdictions of new liabilities being imposed for social security and similar taxes with respect to individual promoters. If local laws and regulations or the interpretation of local laws and regulations change to require us to treat individual promoters as employees, or if individual promoters are deemed by local regulatory authorities in one or more of the jurisdictions in which we operate to be our employees rather than independent contractors or agents under existing laws and interpretations, we may be held responsible for social charges and related taxes in those jurisdictions, plus related assessments and penalties, which could harm our business, financial condition and results of operations.

Our failure to appropriately respond to changing customer preferences and demand for new products or product enhancements could significantly harm our individual promoter and customer relationships and product sales, which, in turn, could harm our business, financial condition and results of operations.

Sales of our weight-management products, nutritional supplements and energy drinks fluctuate according to changes in customer preferences. If we are unable to anticipate, identify or react to changing preferences, our sales may decline, and we may be faced with excess inventories. Weight-management products comprised 65% of our net sales in 2011 and 67% of our net sales in the first quarter of 2012. If customer demand for our weight-management products decrease significantly, or we cease offering weight-management products without a suitable replacement, then our business, financial condition and results of operations would be harmed. In addition, if we miscalculate customer tastes and we are no longer able to offer products that appeal to our customers, our brand image may suffer.

Our ability to respond to changing customer preferences and demand for new products or product enhancements and to manage our inventories properly is an important factor in our operations. The nature of our products and the rapid changes in customer preferences leave us vulnerable to an increased risk of inventory obsolescence. Excess or obsolete inventories can result in lower gross margins due to the excessive discounts and markdowns that might be necessary to reduce inventory levels. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes. Our ability to meet future product demand will depend upon our success in sourcing adequate supplies of our products, bringing new production and distribution capacity on-line in a timely manner, improving our ability to forecast product demand and fulfill customer orders promptly, improving customer service-oriented management information systems, and training, motivating and managing new employees. The failure of any of the above could harm our business, financial condition and results of operations.

Failure to effectively manage our growth could strain our current resources and impact our business, financial condition and results of operations.

The number of our customers and individual promoters has increased significantly, with the number of customers increasing from approximately 122,000 at March 31, 2011 to approximately 863,000 customers at March 31, 2012, and the number of individual promoters increasing from approximately 16,000 to 93,000 during this same period, and we expect growth to continue for the foreseeable future. The growth and expansion of our business and the introduction of new products and technical tools create significant challenges for our management, operational, and financial resources, including managing relations with employees, customers, individual promoters, suppliers and other third parties. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems or our internal controls and procedures may not be adequate to support our operations. In addition, some members of our management do not have significant experience managing a large global business operation, so our management may not be able to manage such growth effectively. To effectively manage our growth, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base and individual promoters. As our organization continues to grow, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative products. The failure to manage these consequences of our rapid growth could harm our business, financial condition and results of operations. For a description of how we calculate our number of customers and individual promoters and factors that can affect these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

A downturn in the economy may affect consumer purchases of discretionary items such as our products and may affect the cost of borrowing, which could harm our business, financial condition and results of operations.

Recently, concerns over the global economy, including the current financial crisis in Europe (including concerns that certain European countries may default in payments due on their national debt) and the resulting economic uncertainty, as well as concerns over inflation, energy costs, geopolitical issues, and the availability and cost of credit have contributed to increased volatility and diminished expectations for the economy. A continued or protracted downturn in the economy could adversely impact consumer purchases of discretionary items, including our products. Factors that could affect consumers’ willingness to make such discretionary purchases include general business conditions, levels of employment, energy costs, interest rates and tax rates, the availability of consumer credit and consumer confidence. A reduction in consumer spending could significantly reduce our sales and leave us with unsold inventory. The occurrence of these events could harm our business, financial condition and results of operations.

The turmoil in the financial markets in recent years could increase our cost of borrowing and impede access to or increase the cost of financing our operations and investments and could result in additional impairments to our businesses.

United States and global credit and equity markets have undergone significant disruption in recent years, making it difficult for many businesses to obtain financing on acceptable terms. In addition, in recent years equity markets have experienced rapid and wide fluctuations in value. If these conditions continue or worsen, our cost of borrowing, if needed, may increase and it may be more difficult to obtain financing for our businesses.

In the event current market conditions continue we may be unlikely to obtain new sources of financing or refinance existing financing except at higher interest costs, and may require our providing security to guarantee such borrowings. Alternatively, we may not be able to obtain unfunded borrowings in the amounts sought, which may require us to seek other forms of financing, at higher interest rates and with additional expenses. In addition, we may be subject to future impairments of our assets if the valuation of these assets declines.

We face diverse risks in our international business, which could adversely affect our business, financial condition and results of operations.

Currently, we sell products to customers in the United States and Canada. We expect sales in Canada to continue to represent a sizeable portion of our revenue for the foreseeable future, which subjects us to the risks of conducting business in Canada, including:

•

United States and Canadian taxes and regulations, including Canadian taxes that we may not be able to offset against taxes imposed upon us in the United States, and Canadian tax and other laws limiting our ability to repatriate funds to the United States;

•	the application of the laws and policies of the United States and Canada affecting the importation of goods (including duties, quotas, taxes and other trade restrictions) to our business;

•	the application of Canadian labor laws, regulations and restrictions to our business;

•	Canadian regulation of our products;

•	the application of Canadian language laws, including Quebec language regulations, to our business, effectively requiring bilingual marketing material and presentation material in Canada;

•	difficulty in staffing and managing Canadian operations and difficulty in maintaining quality control;

•	adverse fluctuations in exchange rates between the U.S. Dollar and the Canadian Dollar and interest rates;

•	political instability, natural disasters, health crises, war or events of terrorism; and

•	transportation costs and delays (including with respect to border crossings).

These risks could adversely affect our business, financial condition and results of operations. In addition, if we expand our business to foreign countries other than Canada, as we may do in the future, we expect to be subject to similar and additional risks with respect to conducting business internationally, which could harm our business, financial condition and results of operations. We have also entered into a settlement agreement that limits our ability to use our ViSalus brand name outside North America. See “Business — Legal Proceedings.” This restriction may impede our ability to successfully expand internationally by leveraging the goodwill that we have garnered from the usage of the ViSalus brand name in North America.

Our profitability may be affected by shortages or increases in the cost of raw materials.

Ingredients for our weight-management products, nutritional supplements and energy drinks are sourced from a variety of third-party manufacturers. Costs of ingredients are volatile and can fluctuate due to conditions that are difficult to predict. Certain raw materials could be in short supply due to price changes, capacity, availability, changes in production requirements, and weather or other factors, including supply disruptions due to production or transportation delays. Continued volatility in the prices of raw materials could increase our cost of sales and reduce our profitability. Moreover, we may not be able to implement price increases for products to cover any increased costs, and any price increases we do implement may result in lower sales volumes. If we are not successful in managing our ingredient costs, if we are unable to increase our prices to cover increased costs or if such price increases reduce our sales volume, then such increases could harm our business, financial condition and results of operations.

Adverse publicity associated with our products, ingredients, individual promoters, programs or our network marketing business model, or those of similar companies, could harm our business, financial condition and results of operations.

Companies that market their products to consumers through a network of individual promoters, which we refer to a “network marketing business model,” can be the subject of negative commentary on website postings and other non-traditional media. This negative commentary can spread inaccurate or incomplete information about the direct-sales industry in general or our company, products, ingredients, individual promoters or programs in particular. The number of our customers and individual promoters and our business, financial condition and results of operations may be significantly affected by the public’s perception of us and similar companies. This perception is dependent upon opinions concerning:

•	the safety, quality, effectiveness and taste of our products and ingredients;

•	the safety, quality, effectiveness and taste of similar products and ingredients distributed by other companies;

•	our promoter sales force;

•	our promotional and compensation programs; and

•	the network marketing business in general.

Adverse publicity concerning any actual or purported failure by us or our individual promoters to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, the regulation of our programs, the licensing of our products for sale in our target markets or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our business and could negatively affect our ability to recruit, motivate and retain individual promoters, which would negatively impact our ability to generate revenue.

In addition, our individual promoters’ and consumers’ perception of the safety, quality, effectiveness and taste of our products and ingredients, as well as similar products and ingredients distributed by other companies, could be significantly influenced by media attention, publicized scientific research or findings, widespread recalls or product liability claims or other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use could lead to lawsuits or other legal challenges and could negatively impact our reputation and the market demand for our products, thus harming our business, financial condition and results of operations.

If we fail to protect our intellectual property, then our ability to compete could be negatively affected, which would harm our business, financial condition and results of operations.

We attempt to protect our intellectual property rights, both in the United States and in Canada through a combination of patent, trademark, and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

Patents are pending in the United States and in Canada on our health flavor mix-ins, as well as in the United States for certain of our energy drink products, and we own the intellectual property relating to the formulas of certain of our other products. We cannot assure you that any of our patent applications will be approved. Even if granted, the patents could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Further, we cannot assure you that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.

Many patent applications in the United States are maintained in secrecy for a period of time after they are filed, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of formulas covered by any patent application we make or that we will be the first to file patent applications on such formulas. Because some patent applications are maintained in secrecy for a period of time, there is also a risk that we could adopt a formula without knowledge of a pending patent application, which would infringe a third party patent once that patent is issued.

We also rely on unpatented proprietary information related to the formulas in many of our products. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented formulas. In Canada, the medicinal ingredients in our products must be disclosed by quantity. Our business also possesses trade secret rights in our individual promoter and customer lists and related contact information. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary and/or secret nature of our formulas, we could be materially adversely affected. Further, loss of protection for our individual promoter and customer lists could harm our ability to recruit and retain individual promoters or customers, which could harm our financial condition and results of operations.

The market for our products depends to a significant extent upon the goodwill associated with our trademarks and trade names. We own the material trademarks and trade-name rights used in connection with the packaging, marketing and distribution of our products in the markets where those products are sold. We rely on these trademarks, trade names, trade dress and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. Although most of our trademarks are registered in the United States and Canada, we may not be successful in asserting trademark or trade-name protection against third parties or otherwise successfully defending against a challenge to our trademarks or trade names. In addition, the laws of Canada may not protect our intellectual property rights to the same extent as the laws of the United States. In the event that our trademarks or trade names are successfully challenged, we could be forced to rebrand our products, remove products from the market or pay a settlement, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands and building goodwill in these new brands, trademarks and trade names. Further, we cannot assure you that competitors will not infringe our trademarks, pass themselves or their goods and services off as being ours or associated with ours or otherwise depreciate the value of the goodwill associated with our trademarks and trade names or that we will have adequate resources to enforce our trademarks. Infringement of our trademarks or trade names, passing off by a competitor or depreciating the goodwill associated with our trademarks could impair the goodwill associated with our brands and harm our reputation, which could materially harm our financial condition and results of operations.

We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; cause us to cease making, licensing, selling or using products that incorporate the challenged intellectual property; require us to redesign, reengineer, or rebrand our products or packaging, if feasible; divert management’s attention and resources; or require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all.

Since we rely on independent third parties for the manufacture and supply of our products, if these third parties fail to reliably supply products to us at required levels of quality, then our business, financial condition and results of operations would be harmed.

All of our products are manufactured and supplied by third-party manufacturers in the United States based on our formulas or, in the case of the components in the Vi-Pak and Vimmunity immune system support supplements, a formula we license. The license agreement for the use of these components expires on February 28, 2014. We intend to seek a renewal of this license upon its expiration. We may not be able to renew this license on terms that are favorable to us, or possibly not at all. If this license is not renewed, we may be forced to stop selling the Vi-Pak and Vimmunity immune system support supplement products.

We have six primary suppliers that provide finished goods, as well as seven other suppliers that provide ingredients or components. We do not have contracts with any of these suppliers. If any of our third-party manufacturers were to become unable or unwilling to continue to provide us with products in required volumes, at suitable quality levels, or if these suppliers fail to maintain compliance with regulatory requirements imposed on the manufacturers of food and nutritional supplements, including the FDA’s current good manufacturing practices, we would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we would be able to obtain alternative manufacturing sources on a timely basis. An extended interruption in the supply of products would result in loss of sales, which could negatively impact our business, financial condition and results of operations. In addition, any actual or perceived degradation of product quality as a result of reliance on third-party manufacturers may have an adverse effect on sales or result in increased product returns.

We may incur material product liability claims, which could increase our costs and harm our business, financial condition and results of operations.

As a marketer and manufacturer of products designed for human consumption, we may be subject to product liability claims if the use of our products is alleged to have resulted in injury to consumers. We cannot ensure that our products will never be associated with consumer injury. Our products could become contaminated and some of our products may contain innovative ingredients that may pose unforeseen adverse health consequences because they do not have long histories of human consumption. Since we do not conduct or sponsor clinical studies for our products, previously unknown adverse reactions resulting from human consumption of these products could occur. In addition, our products are manufactured by third-party manufacturers that also provide raw materials, which prevent us from having full control over the ingredients contained in our products.

As a marketer of weight-management products, nutritional supplements and energy drinks, we may be subjected to other product-liability claims, including claims related to the use of these products in an inappropriate manner or by inappropriate populations. Potential risks include allegations of inadequate instructions as to their uses, inadequate warnings concerning side effects and inadequate information regarding potential interactions with other substances. Although we maintain third-party product liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies or cause us to record a self-insured loss. Even if any product liability loss is covered by an insurance policy, these policies typically have substantial retentions or deductibles that we are responsible for. Product liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

In addition to the above, any product liability claim brought against us, with or without merit, could result in an increase of our product liability insurance rates. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all. In addition, such liability claims could cause our consumers to lose confidence in our products and stop purchasing our products, which would harm our business, financial condition and results of operations.

We depend upon our information-technology systems, and if we experience interruptions in these systems, our business, financial condition and results of operations could be negatively impacted.

We are increasingly dependent on information-technology systems to operate our websites, communicate with our promoter sales force, process transactions, manage inventory, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations, including information technology that we license from third parties. There is no guarantee that we will continue to have access to these third-party information-technology systems after our current license agreements expire, and if we do not obtain licenses to use effective replacement information-technology systems, our business, financial condition and results of operations could be adversely affected.

Previously, we have experienced interruptions resulting from upgrades to certain of our information-technology systems that temporarily reduced the effectiveness of our operations. Our information-technology systems depend on global communication providers, telephone systems, hardware, software and other aspects of Internet infrastructure that have experienced system failures in the past. Our systems are susceptible to outages due to fire, floods, power loss, telecommunication failures and similar events. Despite the implementation of network security measures, our systems are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our systems. The occurrence of these or other events could disrupt or damage our information-technology systems and inhibit internal operations, the ability to provide customer service or the ability of customers or sales personnel to access our information systems.

The Internet plays a major role in our interaction with customers and individual promoters. Risks such as changes in required technology interfaces, website downtime and other technical failures, security breaches, and consumer privacy regulations are key concerns related to the Internet. Our failure to respond successfully to these risks and uncertainties could reduce sales, increase costs and damage our relationships.

Management uses information systems to support decision-making and to monitor business performance. We may fail to generate accurate financial and operational reports essential for making decisions at various levels of management. Failure to adopt systematic procedures to maintain quality information-technology general controls could impact management’s decision-making and performance monitoring, which could disrupt our business. In addition, if we do not maintain adequate controls such as reconciliations, segregation of duties and verification to prevent errors or incomplete information, our ability to operate our business could be limited.

The circumvention of our security measures could misappropriate confidential or proprietary information, including that of third parties such as our individual promoters and our customers, cause interruption in our operations, damage our computers or otherwise damage our reputation and business. We may need to expend significant resources to protect against security breaches or to address problems caused by such breaches. Any actual security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability under various laws and regulations. In addition, employee error or malfeasance or other errors in the storage, use or transmission of any such information could result in a disclosure to third parties. If this should occur we could incur significant expenses addressing such problems. Since we collect and store customer, individual promoter and vendor information, including in some cases credit card information, these risks are heightened.

User growth and engagement on mobile devices depend upon effective operation of mobile operating systems, networks, and standards that we do not control.

We have recently launched our new Vi-Net Mobile application suite, which allows individual promoters and customers to access their Vi-Net accounts on their smartphones. There is no guarantee that the Vi-Net Mobile application suite will continue to be interoperable with popular mobile operating systems that we do not control, such as Android, Blackberry and iOS, and any changes in such systems that degrade our products’ functionality or give preferential treatment to competitive products could adversely affect Vi-Net Mobile application suite usage. Additionally, in order to deliver high-quality mobile products, it is important that our products work well with a range of mobile technologies, systems, networks, and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards. If it is more difficult for our users to access and use the Vi-Net Mobile application suite on their mobile devices, or if our users choose not to access or use the Vi-Net Mobile application suite on their mobile devices or use mobile products that do not offer access to the Vi-Net Mobile application suite, our customer and promoter sales force growth and retention could be harmed.

Changes in our effective tax rate may have an adverse effect on our financial results.

Our effective tax rate and the amount of our provision for income taxes may be adversely affected by a number of factors, including:

•	the jurisdictions in which profits are determined to be earned and taxed;

•	adjustments to estimated taxes upon finalization of various tax returns;

•	changes in available tax credits;

•	changes in the valuation of our deferred tax assets and liabilities;

•	issues arising from uncertain positions and tax audits with various tax authorities;

•	changes in accounting standards or tax laws and regulations, or interpretations thereof; and

•	penalties and/or interest expense that we may be required to recognize on liabilities associated with uncertain tax positions.

If we lose the services of key employees, then our business, financial condition and results of operations would be harmed.

We depend on the continued services of our chief executive officer and co-founder, Ryan Blair, our chief marketing officer and co-founder, Blake Mallen, and the other members of our current senior management team, including the relationships that they have developed with our senior promoter sales force leadership. The loss or departure of these key employees could negatively impact our promoter sales force relations and harm our business, financial condition and results of operations. If any of these key employees do not remain with us, our business could suffer. The loss of such key employees could negatively impact our ability to implement our business strategy and our continued success will also be dependent upon our ability to retain existing, and attract additional, qualified personnel to meet our needs. Replacing key employees may be difficult and may follow an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to maintain proper relations and market our products.

We have a limited operating history, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We were incorporated on February 16, 2005 and have begun experiencing rapid growth and significant levels of sales only recently. As a result, there is only limited historical financial and operating information available on which to base your evaluation of our performance. Consequently, any predictions about our future success, performance or viability may not be as accurate as they could be if we had a longer operating history.

As our periodic results of operations may fluctuate, we may fail to meet or exceed the expectations of investors or securities analysts, which could cause our stock price to decline.

Our periodic results of operations have fluctuated in the past and are likely to fluctuate significantly in the future. Our periodic results of operations may fluctuate as a result of many factors, including those listed below, many of which are outside of our control:

•	demand for and market acceptance of our products;

•	our ability to recruit, retain and motivate individual promoters and customers;

•	the timing and success of introductions of new products by us or our competitors;

•	the strength of the economy;

•	changes in our pricing policies or those of our competitors;

•	competition, including entry into the industry by new competitors and new offerings by existing competitors;

•	the impact of seasonality on our business;

•	the amount and timing of expenditures related to expanding our operations, research and development or introducing new solutions; and

•	the timing of our events, including our annual Vitality event.

These factors, among others, make business forecasting difficult, may cause quarter to quarter fluctuations in our results of operations and may impair our ability to predict financial results accurately, which could reduce the market price of our common stock. Therefore, you should not rely on the results of any one quarter or year as an indication of future performance. Furthermore, period to period comparisons of our results of operations may not be as meaningful for our company as they may be for other public companies.

Risks Relating to Our Affiliation with Blyth

We are a “controlled company,” controlled by Blyth, whose interests in our business may conflict with yours.

Upon completion of this offering, Blyth will own approximately             shares of our Class B common stock, which will represent approximately     % of the voting power of our outstanding capital stock following this offering. Accordingly, pending any disposition by Blyth of a substantial portion of its shares, Blyth will continue to be able to exercise significant influence over our business policies and affairs, including the composition of our board of directors and any action requiring the approval of our stockholders, such as the adoption of amendments to our articles of incorporation, the issuance of additional equity securities, the payment of dividends and the approval of mergers or a sale of substantially all of our assets. The concentration of ownership may also make some transactions, including mergers or other changes in control, more difficult or impossible without the support of Blyth. It is possible that Blyth’s interests may, in some circumstances, conflict with your interests as a stockholder. For additional information about our relationships with Blyth, see “Principal and Selling Stockholders” and “Certain Relationships and Related Party Transactions.”

Prior to the closing of this offering, we will enter into various agreements to complete the separation of our business from Blyth, including a registration rights agreement and an administrative services agreement. The registration rights agreement will provide for the registration of the shares of our common stock retained by Blyth following this offering. The administrative services agreement will provide for the provision of certain shared services between us and Blyth, and certain other aspects of our post-offering relationship with Blyth. The terms of our separation from Blyth and the related agreements and other transactions with Blyth were determined by Blyth, and thus may be less favorable to us than the terms we could have obtained from an unaffiliated third party. These agreements will continue in accordance with their terms after any distribution by Blyth of our common stock to its stockholders. For a description of these agreements and the other agreements that we will enter into with Blyth, see “Certain Relationships and Related Party Transactions.”

Conflicts of interest could arise between Blyth and us, and they may be resolved in a manner unfavorable to us.

Various conflicts of interest between Blyth and us could arise. Many of our directors own more stock in Blyth than in ViSalus. Ownership interests of officers and directors of Blyth in the common stock of ViSalus, or a person’s service as either an officer or director of both companies, could create or appear to create potential conflicts of interest when those officers and directors are faced with decisions that could have different implications for Blyth and ViSalus. These decisions could, for example, relate to:

•	disagreement over corporate opportunities;

•	competition between us and Blyth;

•	management stock ownership;

•	employee retention or recruiting;

•	our dividend policy; and

•	the services and arrangements from which ViSalus benefits as a result of its relationship with Blyth.

Potential conflicts of interest could also arise if we enter into any new commercial arrangements with Blyth while it remains one of our principal stockholders. Certain of our directors and officers are also directors and/or officers of Blyth and may face conflicts of interest with regard to the allocation of their time between Blyth and ViSalus or in fulfilling their obligations to both Blyth and ViSalus. Our amended and restated articles of incorporation will provide that, subject to any contractual provisions to the contrary, Blyth will have no duty to refrain from engaging in the same or similar business activities or lines of business as we do, doing business with any of our clients, or employing or otherwise engaging any of our officers or employees.

We may not realize the expected benefits from the separation of our business from Blyth.

We may not realize the benefits that we anticipate from the separation of our business from Blyth. See “Certain Relationships and Related Party Transactions.” These benefits include the following:

•	allowing our management to focus its efforts on our business and strategic priorities;

•	enhancing our market recognition with investors;

•	providing us with direct access to the debt and equity capital markets;

•	improving our ability to pursue acquisitions through the use of shares of our Class A common stock as consideration; and

•	enabling us to allocate our capital more efficiently.

We may not achieve the anticipated benefits from our separation for a variety of reasons. For example, the process of separating our business from Blyth and operating as an independent public company may distract our management from focusing on our business and strategic priorities. In addition, although we will have direct access to the debt and equity capital markets following the separation, we may not be able to issue debt or equity on terms acceptable to us or at all. The availability of shares of our Class A common stock for use as consideration for acquisitions also will not ensure that we will be able to successfully pursue acquisitions or that the acquisitions will be successful. Moreover, even with equity compensation tied to our business we may not be able to attract and retain employees as desired. We also may not fully realize the anticipated benefits from our separation if any of the matters identified as risks in this “Risk Factors” section were to occur. If we do not realize the anticipated benefits from our separation for any reason, our business may be materially adversely affected.

The financial information we have included in this prospectus may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

The financial information that we have included in this prospectus may not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent, stand-alone entity during the periods presented or those that we will achieve in the future. We were not operated, as a separate, stand-alone company for the historical periods presented. The costs and expenses reflected in our historical financial information include an allocation for certain corporate functions historically provided by Blyth — including internal audit, tax, payroll and human resources administration, legal affairs, insurance and claims administration services — that may be different from the comparable expenses that we would have incurred had we operated as a stand-alone company. These allocations were based on what we and Blyth considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. We have not adjusted our historical financial information to reflect changes that will occur in our cost structure and operations as a result of our transition to becoming a stand-alone public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with reporting and stock exchange requirements of the Securities and Exchange Commission, which we refer to as the “SEC.” Therefore, the financial information we have included in this prospectus may not necessarily be indicative of what our financial position, results of operations or cash flows will be in the future. For additional information, see “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

Following this offering, we will continue to depend on Blyth to provide us with certain services for our business, which may not be sufficient to meet our business needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our agreements with Blyth expire.

Certain administrative services required for the operation of our business are currently provided by Blyth and its subsidiaries, including internal audit, tax, payroll and human resources administration, legal affairs, insurance and claims administration services. Prior to the closing of this offering, we will enter into various agreements to complete the separation of our business from Blyth, including a registration rights agreement and an administrative services agreement. The administrative services agreement will provide for the provision of certain shared services between us and Blyth (including certain services listed above), and certain other aspects of our post-offering relationship with Blyth. The registration rights agreement provides for the registration of the shares of our common stock retained by certain of our existing stockholders following this offering. The terms of our separation from Blyth, the related agreements and other transactions with Blyth were determined by Blyth, and thus may be less favorable to us than the terms we could have obtained from an unaffiliated third party. These agreements will continue in accordance with their terms after any distribution by Blyth of our common stock to its stockholders. For a description of these agreements and the other agreements that we will enter into with Blyth, see “Certain Relationships and Related Party Transactions.”

The dual class structure of our common stock will have the effect of concentrating voting control with Blyth, which will limit or preclude your ability to influence corporate matters.

Our Class B common stock has ten votes per share on all matters submitted to a vote of our stockholders, and our Class A common stock, which is the stock we are offering in this offering, has one vote per share on all matters submitted to a vote of our stockholders. Stockholders who hold shares of Class B common stock which will include Blyth, RAM and our founders following this offering, will together hold approximately     % of the voting power of our outstanding capital stock following this offering. Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of Class B common stock represent at least     % of all outstanding shares of our Class A and Class B common stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes or transfers to persons who had beneficial ownership of at least 5% of the outstanding capital stock of Blyth as of the date the Class B stock is originally issued. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares over the long term. If, for example, Blyth retains a significant portion of its holdings of Class B common stock for an extended period of time, Blyth could, in the future, continue to control a majority of the combined voting power of our Class A common stock and Class B common stock. For a description of the dual class structure, see “Description of Capital Stock.”

Following this offering, we will be a “controlled company” within the meaning of applicable stock market rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After the completion of this offering, Blyth will own more than 50% of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors, and we will be a “controlled company” under applicable stock exchange corporate governance standards. As a controlled company, we intend to rely on certain exemptions from the stock exchange corporate governance standards, including the requirements that:

•	the majority of our board of directors consists of independent directors;

•	we have a nominating and governance committee that is composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities;

•	we have a compensation committee that is composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities; and

•	we conduct an annual performance evaluation of the nominating and governance committee and compensation committee.

We intend to rely on some or all of these exemptions, and, as a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the stock exchange corporate governance requirements.

Risks Related to this Offering

There has been no prior public market for our Class A common stock, and an active trading market may not develop.

Prior to this offering, there has been no public market for our Class A common stock. An active trading market may not develop following completion of this offering or, if it develops, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value and increase the volatility of our shares. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or assets by using our shares as consideration.

Our share price may be volatile, and you might not be able to sell your shares at or above the initial public offering price, if at all.

The initial public offering price for the shares of our Class A common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our Class A common stock following this offering, and we cannot assure you that the market price will equal or exceed the initial public offering price of your shares at any point after this offering. The trading price of our Class A common stock is likely to be subject to wide fluctuations. Factors affecting the trading price of our Class A common stock may include:

•	recruitment, additions or departure of key personnel and key individual promoters;

•	our failure to timely address changing customer or individual promoter preferences;

•	actual or anticipated fluctuations in our business, financial condition and results of operations;

•	changes in projected operating and financial results;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements of technological innovations or new offerings by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	issuance of research reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	sales of our Class A common stock;

•	changes in laws or regulations applicable to our solutions;

•	share price and volume fluctuations attributable to inconsistent trading-volume levels of our shares;

•	the expiration of contractual lock-up agreements, including those to be entered into by our stockholders in connection with this offering; and

•	general economic and market conditions.

Furthermore, the equity markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest-rate changes or international currency fluctuations, may negatively impact the market price of our Class A common stock. If the market price of our Class A common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in our common stock or you may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. As a public company, we may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business, financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts and the reports they issue. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Future sales of our Class A common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our Class A common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have shares of Class A common stock outstanding (or             shares if the underwriters’ over-allotment option is exercised in full) and              shares of Class B common stock outstanding (or              shares if the underwriters’ over-allotment option is exercised in full). The shares of Class A common stock offered in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” except for any shares of our Class A common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. Shares of our Class B common stock will be convertible into an equivalent number of shares of our Class A common stock and generally convert into shares of our Class A common stock upon transfer.

We, each of our officers and directors and the selling stockholders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of Class A common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Jefferies & Company, Inc. See “Underwriting.”

All of our shares of common stock outstanding as of the date of this prospectus may be sold in the public market by existing stockholders 180 days after the date of this prospectus, subject to applicable limitations imposed under federal securities laws. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock after this offering.

In the future, we may also issue our securities if we need to raise capital in connection with a capital raise or an acquisition. The amount of shares of our Class A common stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of our Class A common stock.

We do not intend to pay any cash dividends for the foreseeable future, other than the special cash dividend to pre-offering stockholders, in which you will not share.

We intend to use the net proceeds of this offering to us to pay a special cash dividend to our pre-offering stockholders. As a new purchaser of shares of our Class A common stock, you will not be entitled to participate in this special cash dividend.

The continued operation and expansion of our business will require substantial funding. Accordingly, we do not intend to pay any cash dividends on shares of our Class A common stock in the foreseeable future, other than the special cash dividend to pre-offering stockholders. Any determination to pay dividends in the future, including the amount and timing thereof, will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our Class A common stock, which may never occur. Investors should not purchase our Class A common stock with the expectation that they will be guaranteed any dividends. See “Dividend Policy” for a more detailed description of our dividend policy.

Anti-takeover provisions in our articles of incorporation, bylaws and under Nevada law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.

Following the closing of this offering, our status as a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes, which we refer to as “Nevada law,” may discourage, delay or prevent a change in control by prohibiting us from engaging in certain business combinations. In addition, provisions in our articles of incorporation and bylaws, each as amended and restated in connection with this offering, may have the effect of delaying or preventing a change in control or changes in our management, or adversely affecting the rights of common stockholders. Our amended and restated articles of incorporation and amended and restated bylaws will include provisions that:

•	authorize two classes of common stock;

•	authorize our board of directors to issue, without further action by the stockholders, up to shares of blank check preferred stock;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	provide that our board of directors will be classified, with approximately one-third elected each year; and

•	require the approval of a supermajority of our stockholders in order to amend certain provisions of our amended and restated articles of incorporation and amended and restated bylaws.

For information regarding these and other provisions, see “Description of Capital Stock.”

Because the initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding and Class A common stock following this offering, new investors will experience immediate and substantial dilution.

The initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our Class A common stock in this offering, you will experience immediate dilution of $              per share, the difference between the price per share you pay for our Class A common stock and its pro forma net tangible book value per share as of March 31, 2012, after giving effect to the issuance of shares of our Class A common stock in this offering. See “Dilution” for more information. Furthermore, investors purchasing shares of our Class A common stock in this offering will only own approximately    % of the total voting power of our outstanding common stock following this offering even though their aggregate investment will represent    % of the total consideration received by us in connection with all initial sales of             shares of our capital stock outstanding as of March 31, 2012, after giving effect to the issuance of             shares of our Class A common stock in this offering and             shares of our Class A common stock to be sold by the selling stockholders.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced reporting obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if we have more than $1 billion in annual revenues, we have more than $700 million in market value of our Class A common stock held by non-affiliates on any June 30th after we have been public for a year, or we issue more than $1 billion of non-convertible debt over a three-year period.

We cannot predict whether investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” the Sarbanes-Oxley Act, the Dodd-Frank Act, stock exchange listing requirements and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We may remain an “emerging growth company” for up to five years. See “Prospectus Summary — Implications of Being an ‘Emerging Growth Company.’”

We also expect that our being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in increased threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, financial condition and results of operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including:

•	our ability to continue to recruit, retain and motivate individual promoters;

•	the loss of a leading individual promoter, together with his or her associated down-line sales organization, or the loss of a significant number of individual promoters for any reason;

•	compliance by our individual promoters with our individual promoter policies and procedures;

•	increased competition;

•	failure to retain existing customers or attract new customers;

•	our compliance with laws and regulations;

•	compliance by our individual promoters with advertising and labeling laws;

•	our being held responsible for certain taxes or assessments relating to the activities of our individual promoters;

•	our ability to respond to changing consumer preferences and demand for new products or product enhancements;

•	our ability to effectively manage our growth;

•	the effect of general economic conditions on consumer purchases of discretionary items and the cost of borrowing;

•	risks of operating as an international business;

•	availability and cost of raw materials;

•	adverse publicity associated with our products, ingredients, individual promoters, programs or our network marketing business model, or those of similar companies;

•	our ability to protect our intellectual property;

•	our dependence upon third parties for the manufacture and supply of our products;

•	our incurrence of material product liability claims;

•	our dependence upon our information-technology systems;

•	effective operation of our software on mobile devices;

•	changes in our effective tax rate;

•	continuing service of our key employees;

•	our limited operating history;

•	fluctuations in our periodic results of operations;

•	the effects of being controlled by Blyth;

•	conflicts of interest between Blyth and us;

•	our ability to realize the expected benefits from our separation from Blyth;

•	whether our financial data included in this prospectus is an indicator of future results;

•	our dependence on Blyth to provide us with certain services for our business;

•	the effects of the dual class structure of our common stock;

•	our reliance on “controlled company” exemptions from certain corporate governance requirements under stock exchange rules;

•	whether an active trading market for our Class A common stock develops;

•	volatility of our share price;

•	the effects of securities or industry-analyst reports on our share price;

•	future sales of our Class A common stock, or the perception in the public markets that these sales may occur;

•	nonpayment of cash dividends, including non-entitlement to receive the special cash dividend;

•	anti-takeover provisions in our articles of incorporation, bylaws and under Nevada law;

•	dilution following this offering;

•	reduced disclosure requirements applicable to “emerging growth companies;” and

•	charges in connection with this offering and incremental costs as a stand-alone public company.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of Class A common stock by us in this offering will be $             million, based upon an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of Class A common stock from us and the selling stockholders is exercised in full, we estimate that we will receive net proceeds of approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The selling stockholders will receive the net proceeds from the sale of Class A common stock by them in this offering. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the net proceeds to us from this offering by approximately $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of our initial public offering are to create a public market for our Class A common stock and thereby enable future access to the public equity markets by us and our stockholders, increase our capitalization and financial flexibility, increase our visibility in the marketplace, and facilitate an orderly distribution of shares for the selling stockholders. We intend to use the net proceeds to us to pay a special cash dividend to our pre-offering stockholders. As a new purchaser of shares of our Class A common stock, you will not be entitled to participate in this special cash dividend.

DIVIDEND POLICY

Prior to the completion of this offering, as part of the Reorganization, we will pay a special cash dividend to our pre-offering stockholders in the amount of $            , subject to upward adjustment in the event the underwriters exercise their over-allotment option prior to the closing of this offering. As a purchaser in this offering, you will not be eligible to share in this dividend. For more information on the Reorganization, see the section entitled “Reorganization.”

Except for the special cash dividend, we have never declared or paid cash dividends on our capital stock.

At the present time, we do not anticipate that we will pay any cash dividends on shares of our Class A common stock for the foreseeable future, other than the special cash dividend. We intend to retain earnings to fund our working capital needs and growth opportunities. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. No assurance is given as to the amount or timing of any such dividends if our board of directors determines to do so.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2012:

•	on an actual basis;

•	on a pro forma basis, to give effect to the Reorganization; and

•

on a pro forma as adjusted basis to give effect to the Reorganization and the automatic conversion of             shares of Class B common stock to             shares of Class A common stock upon their sale by the selling stockholders in this offering and the sale by us of                 shares of Class A common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

You should read this information together with the historical and unaudited pro forma combined financial statements and notes thereto included elsewhere in this prospectus and the information set forth under the headings “Risk Factors,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2012
(in thousands, except per share data)	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)
Cash and cash equivalents	$27,412	$	$
Debt	—

Members/stockholders’ equity:
Members’ equity	25,412
Accumulated deficit	(23,555)
Class A common stock, $ par value per share, authorized; shares issued and outstanding, on a pro forma basis; shares issued and outstanding, on a pro forma as adjusted basis
Class B common stock, $ par value per share, authorized; shares issued and outstanding, on a pro forma basis; shares issued and outstanding, on a pro forma as adjusted basis
Accumulated other comprehensive loss	(2)

Total members/stockholders’ equity	1,855

Total capitalization	$29,267	$	$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) each of cash, cash equivalents and marketable securities, additional paid-in capital, total members/stockholders’ equity and total capitalization by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the pro forma as adjusted amount of each of cash, cash equivalents and marketable securities, additional paid-in capital, total members/stockholders’ equity and total capitalization would increase by approximately $             million, after deducting estimated underwriting discounts and commissions.

The table above excludes             shares of our Class A common stock reserved for future issuance under the Omnibus Plan, which we will adopt in connection with this offering.

DILUTION

Our net tangible book value represents the amount of our total tangible assets less total liabilities. We calculate the net tangible book value per share by dividing the net tangible book value by the number of outstanding shares of our Class A and Class B common stock, after giving effect to the Reorganization. As of March 31, 2012, after giving effect to the Reorganization, our pro forma net tangible book value would have been approximately $             million, or approximately $             per share of our total outstanding common stock, based on no shares of our Class A common stock and                  shares of our Class B common stock outstanding immediately prior to the completion of this offering. After giving effect to the Reorganization and the sale of                 shares of Class A common stock offered by us at an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2012 would have been approximately $             million, or $             per share of our total outstanding common stock. This represents an immediate dilution of $             per share to new investors purchasing shares of our Class A common stock in this offering.

The following table illustrates this per share dilution:

Assumed initial offering price per share	$
Pro forma net tangible book value per share as of March 31, 2012
Increase in pro forma net tangible book value per share attributable to investors purchasing shares in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution in pro forma net tangible book value per share to investors in this offering

The foregoing discussion does not give effect to shares of Class A common stock that we will issue if the underwriters exercise their option to purchase additional shares from us and the selling stockholders.

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) our pro forma net tangible book value per share after our initial public offering by $             , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions payable by us.

If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the pro forma net tangible book value per share after giving effect to this offering would be approximately $             per share, and the dilution in net tangible book value per share to investors in this offering would be approximately $             per share.

The following table summarizes, as of March 31, 2012, the differences between the number of shares of our common stock purchased from us, after giving effect to the Reorganization, the total cash consideration paid, and the average price per share paid by our existing stockholders and by our new investors purchasing shares in this offering at the assumed initial public offering price of the Class A common stock of $             per share, which is the midpoint of the price range on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders			$		$
New investors
Total		100%		100%

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) total consideration paid by new investors by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

Assuming no exercise of the over-allotment option, sales of shares of Class A common stock by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to              , or approximately             % of the total shares of common stock outstanding after this offering, and will increase the number of shares held by new investors to              , or approximately             % of the total shares of common stock outstanding after this offering.

After giving effect to the sale of shares in this offering by us and the selling stockholders, if the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, our existing stockholders would own             % and our new investors would own% of the total number of shares of our common stock outstanding after this offering.

The above table and discussion include no shares of our Class A common stock and                 shares of our Class B common stock outstanding as of March 31, 2012, after giving effect to the Reorganization, and exclude shares of our Class A common stock reserved for future issuance under the Omnibus Plan, which we will adopt in connection with this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated historical financial data for the periods presented. We derived the selected consolidated statements of operating data for the years ended December 31, 2011 and 2010 and the selected consolidated balance sheet data as of December 31, 2011 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We derived the selected consolidated statements of operating data for the three months ended March 31, 2012 and 2011 and the selected consolidated balance sheet data as of March 31, 2012 from our unaudited consolidated interim financial statements included elsewhere in this prospectus.

We have prepared the unaudited consolidated interim financial statements on the same basis as our audited financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

You should read the following information together with “Risk Factors,” “Use of Proceeds,” “Capitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Years Ended December 31		Three Months Ended March 31
(In thousands, except per share and percent data)	2011	2010	2012	2011
Operating Data:			(Unaudited)
Net sales	$230,186	$33,665	$136,941	$19,351
Cost of sales	65,603	9,261	40,005	5,248

Gross profit	$164,583	$24,404	$96,936	$14,103
Gross profit margin	71.5%	72.5%	70.8%	72.9%
Operating expense	129,365	22,769	74,099	12,155
Equity incentive compensation	27,213	1,854	9,880	2,171

Operating profit (loss)	$8,005	$(219)	$12,957	$(223)
Operating profit margin	3.5%	(0.7)%	9.5%	(1.2)%
Other expense	321	1,709	42	217

Earnings (loss) before income tax expense (benefit)	7,684	(1,928)	12,915	(440)

Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996
Unaudited pro forma net (loss) earnings per share (1):
Basic
Diluted
Unaudited pro forma weighted average shares (1):
Basic
Diluted

Other Financial Data:
Adjusted EBITDA	$35,587	$1,304	$22,839	$2,019

	December 31, 2011	March 31, 2012 (Unaudited)
(In thousands)	Actual	Actual	Pro Forma (2)	Pro Forma As Adjusted (2)
Balance Sheet Data:
Total assets	$51,600	$84,525
Total liabilities	59,969	82,670
Total members’/stockholders’ equity	(8,369)	1,855

(1)	See note 16 to our consolidated financial statements for a description of how we compute pro forma basic and diluted earnings per share attributable to Class A and Class B common stockholders.

(2)	The pro forma balance sheet data is unaudited and gives effect to the Reorganization. The pro forma as adjusted balance sheet data is unaudited and reflects the pro forma balance sheet data as adjusted to assume the automatic conversion of shares of Class B common stock to shares of our Class A common stock upon their sale by the selling stockholders in this offering and the issuance by us of shares of Class A common stock in this offering as if this offering occurred on March 31, 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward–looking statements. Factors that could cause or contribute to those differences include those discussed below and elsewhere in the prospectus, particularly in “Risk Factors.”

Overview

We are one of the fastest growing direct-to-consumer, personal health product companies in North America, offering a suite of branded weight-management products, nutritional supplements and energy drinks to customers in the United States and Canada. We market our products through the Body by Vi 90-Day Challenge, which we refer to as the “Challenge.” The Challenge focuses on helping our customers achieve health and fitness milestones through the use of ViSalus products. We market the Challenge through our promoter sales force using a network marketing model, which is a form of direct selling.

We train our promoter sales force to sell our products through their existing social networks and how to effectively host events, which we refer to as “challenge parties,” and leverage social media and mobile technologies to engage current and prospective customers and individual promoters. We are focused on increasing our promoter sales force and customer base through the use of challenge parties, social media and mobile technology while continuing to develop great tasting and effective products thereby driving our sales growth. A key non-financial measure that we focus on is the number of our individual promoters and customers. We define a “customer” as anyone who has purchased products from us at least once in the previous 12 months, other than any purchaser who qualifies as an individual promoter on the measurement date. We define an “individual promoter” as a person eligible to receive a commission within the ViSalus promoter compensation plan on the measurement date. Historical figures indicate a direct correlation between the growth in our customer and individual promoter base and our net sales.

In addition, we are focused on expanding our business outside of our existing markets and improving and strengthening our supply chain, distribution and operation networks and investing in our employees and individual promoters through organizational development programs.

Components of Results of Operations

Net sales are primarily derived from the sale of our products and Vi-Net subscriptions to our base of customers and individual promoters.

The Challenge is the vehicle through which we market our products. The Challenge encourages the use of our products in convenience kits, which we refer to as “Challenge kits.” These Challenge kits provide a convenient means for customers and individual promoters to purchase our products at a slight discount. In addition, we believe the success of the Challenge has, in part, been due to our “three for free” program, which has helped drive the increase in our customer and individual promoter counts. The “three for free” program enables customers or individual promoters who refer three people that purchase a Challenge kit within a given month to receive a free Challenge kit in the following month. This program encourages customers and individual promoters to enroll their friends and family, as well as any alumni or other civic or social organizations to which they belong, in the ViSalus experience, thereby driving the sales of our products.

Our Vi-Net subscriptions represent the monthly subscriptions sold for our Vi-Net technology platform, which includes the Vi-Net Mobile application suite. Individuals become part of our promoter sales force by purchasing our “basic promoter system” for $49, and these sales are included in promoter enrollment. In addition, net sales include shipping and handling fees, event registration fees and sales of our marketing sales tools. Our customers and individual promoters can enroll in our “auto ship” program, which facilitates the processing of their standing order on the same day each month. Enrolling in this program provides our customers with preferred pricing that is equal to the wholesale pricing provided to our promoter sales force.

Cost of sales includes the cost of our products and marketing tools sold, the cost of Challenge kits earned in our “three for free” program and the cost to maintain and enhance the Vi-Net technology platform. In addition, the cost of transporting our products to and from our warehouse locations and the cost to store our products and fulfill our sales orders are included in cost of sales.

Commissions represent compensation paid to our individual promoters based on sales to customers that they have enrolled, as well as to individual promoters in their down-line organizations and customers enrolled by such individual promoters. While most commissions are earned directly from individual sales, there are two bonuses, which we refer to as the “ambassador bonus” and the “ViSalus Bimmer Club bonus,” that are earned based on an individual promoter achieving a certain sales rank. Individual promoter sales ranks are determined monthly and are based on the amount of sales that occur in an individual promoter’s down-line sales organization. The ambassador bonus is paid to individual promoters who achieve certain ambassador ranks in a given month. The ViSalus Bimmer Club bonus is available to individual promoters who, among other things, achieve and maintain the rank of regional director. An individual promoter who (1) qualifies for the ViSalus Bimmer Club, (2) leases or purchases a qualified BMW and (3) properly informs us that he or she has leased or purchased a BMW may qualify for up to $600 in reimbursement towards their car payment per month, subject to certain conditions, such as maintaining status as a regional director. Individual promoters who qualify for the ViSalus Bimmer Club also have the option to receive a $300 monthly cash payment should they choose not to lease or purchase a BMW.

Selling, general and administrative expenses include all other costs required to support our business. Included in these costs are the payroll and benefits of our employees, the cost to process credit card transactions (which is the primary means by which we consummate a sale), the cost of our various sales events held throughout the year to train, recognize and reward our promoter sales force and other sales and marketing expenses incurred to increase our sales. We plan to hire more personnel to support the growth of our business. Additionally, we expect to incur increased expenses associated with becoming a public company.

Results of Operations

The following table presents our results of operations for the periods indicated. The period-to-period comparison of results is not necessarily indicative of results for future periods.

(in thousands)	Years Ended December 31,		Three Months Ended March 31,
	2011	2010	2012	2011
			(unaudited)
Net sales	$230,186	$33,665	$136,941	$19,351
Cost of sales	65,603	9,261	40,005	5,248

Gross profit	164,583	24,404	96,936	14,103
Commissions	99,909	14,956	59,387	8,707
Selling, general and administrative expenses	29,456	7,813	14,712	3,448
Equity incentive compensation	27,213	1,854	9,880	2,171

Operating profit (loss)	8,005	(219)	12,957	(223)
Other expenses:
Interest expense, net	268	1,122	(1)	217
Foreign exchange and other	53	587	43	—

Total other expenses	321	1,709	42	217

Earnings (loss) before income tax expense (benefit)	7,684	(1,928)	12,915	(440)
Income tax expense (benefit)	9,870	41	5,210	(1,436)

Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996

Three months ended March 31, 2012 compared to three months ended March 31, 2011

Net sales

Net sales for the three months ended March 31, 2012 were $136.9 million, an increase of approximately 600% over $19.4 million in net sales for the three months ended March 31, 2011.

The increase in net sales was primarily the result of the increase in both customer and individual promoter count. Our customer count as of March 31, 2012 was approximately 863,000, an approximate 600% increase as compared to approximately 122,000 customers as of March 31, 2011. We had approximately 93,000 individual promoters as of March 31, 2012, an approximate 500% increase as compared to approximately 16,000 individual promoters as of March 31, 2011.

Challenge kits represented approximately 62% of our net sales for the three months ended March 31, 2012, as compared to 58% of our net sales for the three months ended March 31, 2011.

Our net sales include sales made to customers and individual promoters in both the United States and Canada, with the location determined based on shipping address. For the three months ended March 31, 2012, net sales in the United States were $97.5 million and net sales in Canada were $39.4 million. Net sales for the three months ended March 31, 2011 in the United States and in Canada were $16.1 million and $3.3 million, respectively. The increase of 506% in the United States and 1,094% in Canada was primarily due to our growing customer and individual promoter counts.

The following chart shows our sales by category for the three months ended March 31, 2012 and 2011. We group our products into three categories: weight management, nutritional supplements and energy drinks. The sales presented in the table below include the sale of individual products in these categories as well as the value of products included in our various Challenge kits and product kits purchased by some of our newly enrolled promoters.

Weight management, nutritional supplements and energy drinks have all experienced significant growth for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. Shipping and handling fees have increased due to the above noted increases as well as the increase in Challenge kits earned in our “three for free” program. The associated costs are included in cost of sales.

(in thousands)	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	% Variance 2012 vs. 2011

Weight management	$91,881	$12,537	633%
Nutritional supplements	12,349	2,574	380%
Energy drinks	8,320	1,179	606%
Shipping and handling	14,501	1,616	797%
Vi-Net subscriptions	4,824	558	765%
Promoter enrollment	2,834	497	470%
Other	2,232	390	472%

Net sales	$136,941	$19,351	$608%

Cost of sales

Cost of sales was $40.0 million for the three months ended March 31, 2012, as compared to $5.2 million for the three months ended March 31, 2011. Cost of sales as a percentage of net sales was 29.2% for the three months ended March 31, 2012, as compared to 27.1% for the three months ended March 31, 2011. This increase was due to a shift in sales mix and a higher proportion of free Challenge kits earned by customers and individual promoters.

Gross profit

Gross profit increased $82.8 million, or 587%, to $96.9 million for the three months ended March 31, 2012 from $14.1 million for the three months ended March 31, 2011. This increase was primarily due to the increase in net sales. As a percentage of sales, gross profit for the three months ended March 31, 2012 was 70.8%, as compared to 72.9% for the three months ended March 31, 2011. This decrease was due to a shift in sales mix and a higher proportion of free Challenge kits earned by customers and individual promoters.

Operating expenses

Commissions. Commissions increased to $59.4 million for the three months ended March 31, 2012, as compared with $8.7 million for the three months ended March 31, 2011. This increase is directly attributable to the increase in our net sales. Commissions as a percentage of net sales was 43.4% for the three months ended March 31, 2012, as compared to 45.0% for the three months ended March 31, 2011. The decline is due to the proportionate decrease in rank-based individual promoter bonuses, including the ViSalus Bimmer Club and ambassador bonuses.

Selling, general and administrative expenses. Selling, general and administrative expenses for the three months ended March 31, 2012 were $14.7 million, as compared to $3.4 million for the three months ended March 31, 2011. This increase of $11.3 million was primarily related to the growth of our business and includes $4.4 million due to salaries and benefits for the increased number of employees, $2.3 million attributable to increased credit card processing fees due to the higher sales volume, $1.6 million due to an increase in promoter events and recognition for our growing individual promoter base and $0.8 million due to an increase in promoting and developing new local markets.

Equity incentive compensation

Equity incentive compensation expense increased to $9.9 million for the three months ended March 31, 2012 from $2.2 million for the three months ended March 31, 2011. This expense is related to the remaining outstanding rights in the ViSalus Holdings, LLC Equity Incentive Plan, which we refer to as the “EIP,” as well as common units received by a former employee, both of which represent fair value obligations that are updated on a quarterly basis. Accordingly, the increase in expense of $7.7 million for the three months ended March 31, 2012 is primarily due to a higher fair value associated with these awards due to our increased earnings outlook. In accordance with the Blyth purchase agreement, we currently expect that all outstanding rights in the EIP, as well as the common units held by a former employee, will be acquired in 2013 under the Blyth purchase agreement and that the EIP will terminate.

Operating profit

Operating profit was $13.0 million, or 9.5% of net sales, for the three months ended March 31, 2012, as compared to a loss of $0.2 million or (1.2%) of net sales, for the three months ended March 31, 2011. This improvement was driven by the significant increase in our sales.

Due to the fact that the obligations giving rise to equity incentive compensation expense are expected to terminate by April 2013, we believe that a better measure of our ongoing performance is operating profit excluding equity incentive compensation expense. Operating profit excluding equity incentive compensation expense was $22.8 million or 16.7% of net sales for the three months ended March 31, 2012, as compared to $1.9 million or 10.1% of net sales for the three months ended March 31, 2011.

Net interest expense

We had no interest expense for the three months ended March 31, 2012. For the three months ended March 31, 2011, we had interest expense of $0.2 million. The elimination of interest expense was due to the repayment of all loans and borrowings under our credit facility, which is detailed below under “—Liquidity and Capital Resources.”

Foreign exchange and other

Currency fluctuations had no material impact for the three months ended March 31, 2012 and 2011.

Income taxes

Our effective tax rates for the three months ended March 31, 2012 and 2011 were 40% and 326%, respectively, which resulted in a provision for income tax expense of $5.2 million and benefit of $1.4 million, respectively. The effective tax rate in the three months ended March 31, 2012 was impacted in part because no tax benefit was realized on certain incentive compensation expenses. The effective tax rate for the three months ended March 31, 2011 was a result of the utilization of a net operating loss carry forward for which a valuation allowance had been previously provided.

Year ended December 31, 2011 compared to year ended December 31, 2010

Net sales

Net sales for the year ended December 31, 2011 were $230.2 million, an increase of 584% from $33.7 million in net sales for the year ended December 31, 2010. The increase in net sales was driven by the increase in customers and individual promoters who participated in the Challenge. The number of customers increased approximately 600% to approximately 543,000 at December 31, 2011, from approximately 78,000 at December 31, 2010. During this same period, the number of individual promoters increased approximately 600% to approximately 59,000 at December 31, 2011, from approximately 9,000 at December 31, 2010.

Challenge kits represented approximately 59% of our net sales for the year ended December 31, 2011 as compared to 52% for the year ended December 31, 2010.

Our net sales include sales made to customers and individual promoters in both the United States and Canada, with the location determined based on shipping address. For the year ended December 31, 2011, net sales in the United States were $163.2 million and net sales in Canada were $67.0 million. Net sales during the year ended December 31, 2010 in the United States and in Canada were $31.3 million and $2.4 million, respectively. The increase of 421% in the United States and 2,692% in Canada was due to our growing customer and individual promoter counts.

The following chart shows our sales by category for the years ended December 31, 2011 and 2010. Weight management, nutritional supplements and energy drinks have all experienced significant growth for the year ended December 31, 2011 as compared to the year ended December 31, 2010 as the following table shows. Shipping and handling fees have increased due to the above noted increases as well as the increase in Challenge kits earned in our “three for free” program. The associated costs are included in cost of sales.

	Year Ended December 31, 2011	Year Ended December 31, 2010	% Variance 2011 vs. 2010
(in thousands)
Weight management	$149,435	$20,063	645%
Nutritional supplements	26,190	5,825	350%
Energy drinks	14,417	2,197	556%
Shipping and handling	21,053	2,473	751%
Vi-Net subscriptions	8,308	968	758%
Promoter enrollment	5,609	1,009	456%
Other	5,174	1,130	358%

Net sales	$230,186	$33,665	584%

Cost of sales

Cost of sales was $65.6 million for the year ended December 31, 2011, as compared to $9.3 million for the year ended December 31, 2010. Cost of sales as a percentage of net sales was 28.5% for the year ended December 31, 2011, as compared to 27.5% for the year ended December 31, 2010. This increase was due to a shift in sales mix and a higher proportion of free Challenge kits earned by customers and individual promoters.

Gross profit

Gross profit was $164.6 million for the year ended December 31, 2011 which represents an increase of $140.2 million from the $24.4 million achieved in the year ended December 31, 2010. This increase was primarily due to the increase in net sales. As a percentage of sales, gross profit for the year ended December 31, 2011 was 71.5% compared to 72.5% in the prior year. This decrease was due to a shift in sales mix and a higher proportion of free Challenge kits earned by customers and individual promoters.

Operating expenses

Commissions. Commissions were $99.9 million for the year ended December 31, 2011, as compared to $15.0 million for the year ended December 31, 2010. This increase is directly attributable to the increase in our net sales. Commissions as a percentage of net sales were 43.4% and 44.4% for the years ended December 31, 2011 and 2010 respectively. The decline is due to the proportionate decrease in rank-based individual promoter bonuses, including the ViSalus Bimmer Club and ambassador bonuses.

Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 2011 were $29.5 million, as compared to $7.8 million for the year ended December 31, 2010. This increase of $21.7 million is primarily related to the growth of our business and includes $5.1 million due to personnel costs for the increased number of employees, $6.4 million attributable to increased credit card processing fees due to an increase in net sales, $3.5 million due to an increase in our promoter sales force events and recognition, and $1.0 million due to an increase in market development expenses incurred to develop new markets.

Equity incentive compensation

Equity incentive compensation expense for the year ended December 31, 2011 was $27.2 million, as compared to $1.9 million in the year ended December 31, 2010. This expense is related to the remaining outstanding rights in the EIP, as well as common units received by a former employee, both of which represent fair value obligations that are updated on a quarterly basis. Accordingly, the increase in expense of $25.3 million from the prior year period is primarily due to a higher fair value associated with these awards due to our increased earnings outlook.

Operating profit

Operating profit was $8.0 million for the year ended December 31, 2011 compared to a loss of $0.2 million for the year ended December 31, 2010. This improvement was driven by the significant increase in our sales.

Due to the fact that the obligations giving rise to equity incentive compensation expense are expected to terminate by April 2013, we believe that a better measure of our ongoing performance is operating profit excluding equity incentive compensation expense. Operating profit excluding equity incentive compensation expense was $35.2 million or 15.3% of net sales for the year ended December 31, 2011 as compared to $1.6 million or 4.9% of net sales for the year ended December 31, 2010.

Net interest expense

We had interest expense of $0.3 million for the year ended December 31, 2011. For the year ended December 31, 2010, we had interest expense of $1.1 million. The reduction of interest expense was due to the repayment during 2011 of all loans and borrowings under our credit facility, which is detailed below under “— Liquidity and Capital Resources.”

Foreign exchange and other

In 2010, we reduced the carrying value of our investment in Solution X Global LLC, which we refer to as “Solution X,” by $0.6 million to $0.4 million.

Currency fluctuations had no material impact for the years ended December 31, 2011 and 2010.

Income taxes

Our effective tax rate for the year ended December 31, 2011 was 128%, which resulted in a provision for income tax expense of $9.9 million. The effective tax rate for the year ended December 31, 2011 was impacted because no tax benefit was realized on certain equity incentive compensation, which was partially offset by the utilization of net operating losses carried forward. For the year ended December 31, 2010, we had a provision for income tax expense of $41,000. Despite the fact that we incurred a loss before income taxes, no income tax benefit was realized as a result of no tax benefit being realized on certain equity incentive compensation expenses.

Seasonality

Our business is seasonal in nature, and, as a result, our net sales and working capital requirements fluctuate from quarter to quarter. Our customers tend to place a lower number of orders in the last quarter of the year. This decrease is attributable to decreased sales activity by our individual promoters during the winter holidays. We also experience a slight increase in sales during the first quarter of the year, which is attributable to the increased focus many people place on weight loss during the post-holiday period. We expect this seasonality to continue in the future, which may cause period-to-period fluctuations in certain of our operating results and thus limit our ability to accurately predict our future results.

Commitments and Contingencies

We are from time to time engaged in routine litigation. We regularly review all pending litigation matters that we are involved with and establish reserves deemed appropriate by management for these litigation matters when a probable estimate can be made.

On September 28, 2011, we terminated our relationship with our credit card processor, Pivotal Payments, Inc., which we refer to as “Pivotal.” Pivotal subsequently filed suit against ViSalus and Blyth on November 21, 2011 (Pivotal Payments, Inc. v. FVA Ventures, Inc., d/b/a ViSalus Sciences and Blyth, Inc., Case No. 11-5713 (U.S. District Court for the Eastern District of New York)). The initial complaint asserted a claim of breach of an alleged merchant processing agreement against ViSalus and tortious interference against Blyth, and sought damages in an amount not less than $17 million, plus pre-judgment interest, from ViSalus, actual and exemplary or punitive damages from Blyth, and Pivotal’s costs, including attorney’s fees, and any court costs from the defendants. We filed a motion to dismiss the complaint on December 22, 2011. Pivotal thereafter filed two motions to amend its complaint, most recently on February 29, 2012 (mooting the previously-filed motion to amend); the proposed amended complaint contains a claim against ViSalus for breach of a merchant processing agreement and against Blyth for tortious interference with that alleged merchant processing agreement and would seek damages in an amount to be determined at trial. Briefing on the motion to amend the complaint was completed on March 30, 2012. On June 15, 2012, we filed a supplemental motion to dismiss in which we informed the court that it lacks jurisdiction with respect to Pivotal’s complaint; we expect briefing on that motion to be completed by July 6, 2012. We believe that Pivotal’s claims have no merit and are vigorously defending this suit. Pivotal, its third party bank and its debit and credit card processor have withheld approximately $10.0 million of amounts due to us for credit card sales deposits leading up to the time of termination, which funds have not yet been released to us. This amount is included within other receivables in our consolidated balance sheet as of December 31, 2011 and long term receivables as of March 31, 2012. We are pursuing the recovery of these funds.

Capital Expenditures

Capital expenditures for the year ended December 31, 2011 were $0.3 million, as compared to $0.1 million in the year ended December 31, 2010.

Capital expenditures for the three months ended March 31, 2012 were $0.8 million, as compared to $0.1 million in the three months ended March 31, 2011. The majority of the expenditures for the three months ended March 31, 2012 represented investments in our customer service center in Troy, MI. We expect to incur a total of approximately $14.0 million in capital expenditures during 2012, primarily related to the design and construction of our Troy, MI headquarters and customer service center, critical information technology infrastructure and business intelligence systems, as well as expansion of our Los Angeles, CA office, which we plan to fund with cash provided by operating activities.

Liquidity and Capital Resources

Since 2010, our primary source of liquidity has been cash provided by operating activities. We believe we have sufficient working capital and liquidity to support our operations. Variations in sales of our products would directly affect the availability of funds.

At December 31, 2011 and 2010, we had available cash and cash equivalents of $15.5 million (excluding $10.0 million of funds held by Pivotal) and $2.7 million, respectively. At March 31, 2012 and 2011, we had cash and cash equivalents of $27.4 million (excluding $10.0 million of funds held by Pivotal) and $2.1 million, respectively.

We consider all short-term investments with an original maturity of 90 days or less when purchased to be cash equivalents. These funds include payments to be received from credit card processors where customer orders have shipped and payment has been approved by the credit card processors. They are both short-term and highly liquid instruments and typically take one to three business days to be received by us. The major credit card companies making these payments are highly accredited businesses, and we do not believe they present any material counterparty credit risk.

Net cash provided by operating activities for the year ended December 31, 2011 and 2010, was $19.7 million and $1.9 million, respectively. For the three months ended March 31, 2012 and 2011, our net cash provided by operating activities was $11.0 million and $3.4 million, respectively. The increase in cash provided by operating activities is primarily attributable to the increase in net sales partially offset by the increase in inventory required to support the business.

Cash used in investing activities for the year ended December 31, 2011 was $0.7 million compared to $0.1 million for the year ended December 31, 2010. In 2011, we used net cash of $0.3 million to purchase certificates of deposit held as collateral for letters of credit held by various Canadian provinces. These purchases are categorized as long-term investments. In 2011 and 2010, we used net cash of $0.3 and $0.1 million, respectively, for the acquisition of property and equipment.

For the three months ended March 31, 2012 and 2011, cash used in investing activities was $1.6 million and $0.1 million, respectively. For the three months ended March 31, 2012, $0.8 million was used for the acquisition of property and equipment and $0.8 million was used to acquire the domain names www.vi.com and www.challenge.com.

Net cash of $6.2 million used in financing activities in 2011 resulted primarily from the payment of loans and amounts outstanding under our credit facility. Net cash provided by financing activities of $0.9 million in 2010 resulted primarily from loans provided from RAM, the founders and Blyth. The credit facility with Blyth expires on July 30, 2012. For further information on our credit facility with Blyth, see “Certain Relationships and Related Party Transactions — Revolving Credit Facility.”

For the three months ended March 31, 2012, Blyth paid $2.5 million to acquire common units from a unit holder, which relieved us of the liability we had recorded. This amount was recorded as contributed capital for the three months ended March 31, 2012. For the three months ended March 31, 2011, $3.9 million used in financing activities resulted from the payment of loans and amounts outstanding under our credit facility.

Contractual Obligations

The following table summarizes the maturity dates of our contractual obligations as of March 31, 2012:

Contractual obligations (in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Purchase obligations (1)	$83,232	$83,232	$—	$—	$—
Operating leases (2)	4,865	579	1,765	1,708	813
Other	793	761	32	—	—

Total contractual obligations	$88,890	$84,572	$1,797	$1,708	$813

(1)	Purchase obligations represent open purchase orders for inventory.

(2)	Operating lease commitments relate to minimum lease payments under the operating leases we entered into for facility space in Troy, MI and Los Angeles, CA and office equipment.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market-risk exposure is primarily a result of fluctuations in inflation and foreign currency exchange rates. We do not currently hold or issue financial instruments for trading purposes.

Foreign Currency Exchange Risk

As the majority of our sales in Canada are made in U.S. dollars during such periods, currency fluctuations had no material impact for the years ended December 31, 2011 and 2010 as well as the three months ended March 31, 2012 and 2011. However, as more of our Canadian sales are billed and collected in Canadian dollars, we may become subject to risks associated with exchange rate fluctuations.

Inflation

Inflationary factors such as increases in the cost of sales, including raw materials costs and transportation costs, may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain our gross margin levels and our current levels of selling expenses and general and administrative expenses as a percentage of net sales if the sale prices of our products do not increase with any increase in cost of sales.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements that have been prepared in accordance with GAAP. The preparation of these financial statements requires estimates and judgments that affect the reported amounts of our assets, liabilities, net sales and operating expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and various other assumptions we believe to be reasonable, given the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

We believe that our critical accounting policies and estimates require us to make difficult, subjective or complex judgments about matters that are inherently uncertain. The following reflect the significant estimates and judgments used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenue recognition consists of sales to individual promoters or customers, net of returns. We recognize revenue upon delivery, when both title and risk of loss are transferred to the individual promoter or customer. We present revenues net of any taxes collected from individual promoters or customers and remitted to government authorities. For monthly Vi-Net subscriptions, which are paid for monthly, we recognize the revenue in the month paid and the subscription is delivered. We also record reductions to revenue, based primarily on historical experience, for estimated customer returns that may arise as a result of general product returns, shipping errors or product damage. We allow our individual promoters and customers to return products within 30 days of their original order.

In some instances, we receive payment in advance of product delivery, which is recorded as deferred revenue and classified as a current liability in our consolidated balance sheet. Upon delivery of product for which advance payments have been made, the related deferred revenue is recorded to revenue. We do not make any sales under consignment or similar arrangements.

We record shipping and handling fees billed to individual promoters and customers as revenues, and shipping and handling costs as a component of cost of sales.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined by the average cost using the first-in, first-out method. We record provisions for obsolete, excess, and unmarketable inventory in cost of sales.

Equity Incentive Compensation

In 2007, we adopted the EIP for certain of our individual promoters who qualified to receive rights in the EIP based on achieving certain sales targets achieved in 2007 and prior. Those rights under the EIP vested at the time received and are only subject to cancellation in the event of a breach of certain conditions contained within the EIP. The rights under the EIP provide for a cash payout of a certain percentage of the total proceeds in a transaction in which we are sold or sell a substantial portion of our assets. Pursuant to the Blyth purchase agreement, we expect to satisfy our remaining obligations under the EIP by April 2013. For further information on the Blyth purchase agreement, see “Certain Relationships and Related Party Transactions — Blyth Purchase Agreement.”

During 2010, we granted a former employee the right to receive common units in exchange for services to be rendered. These units vested in installments upon the passage of time. In 2011, the arrangement with the employee was amended to require a cash settlement of the award by us. This arrangement provides for a cash settlement of a certain percentage of the total proceeds in a transaction in which we are sold or sell a substantial portion of our assets.

We recorded equity incentive compensation expense related to the foregoing arrangements since they allow the settlement of these awards and rights through a future contingent cash payment. As a result, these awards and rights are classified as a liability and are subject to fair value measurement in accordance with ASC 718 Stock Compensation. The expense (or expense reduction) may be recorded in future periods for increases (or decreases) in the fair value of these awards. The fair value of these awards is based on our future operating performance as determined by management in consultation with the board and may change significantly if our sales forecasts and operating profit exceed or fall short of projections. We expect to pay this remaining liability in April 2013 upon the settlement of the fourth closing under the Blyth purchase agreement based on operating performance.

Promotional and Advertising Costs

We expense promotional and advertising costs as incurred. Our sales are generated by our individual promoters, who strive to maximize the interrelated objectives of selling product and growing their individual sales organizations. In order to encourage our individual promoters to accomplish these goals, we make promotional offers including free products to individual promoters and customers, as well as various incentive trips.

Free product offers are designed to increase revenues by providing incentives for promoters and customers to acquire new customers who purchase products. Promotional offers for free products are recorded as a charge to cost of sales when incurred.

Various incentive trips are awarded to promoters who achieve a certain sales level and to customers or promoters who win the Body by Vi 90-Day Challenge. Costs related to these trips are recorded within selling, general and administrative expense as they are earned.

Income Taxes

Prior to the Reorganization, we were a limited liability company and were not required to pay federal corporate taxes on our activities since we were taxed as a partnership. We were required to file tax returns for our operating entities, FVA Ventures, Inc. and ViSalus Sciences Canada, Inc., both of which are taxed as corporations.

Income tax expense is based on taxable income, statutory tax rates and the impact of nondeductible items. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable/deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In accordance with Accounting Standards Codification (ASC) 740, Income Taxes (ASC 740), we recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position.

Recently Adopted Accounting Standards

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision, and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU No. 2011-04”). ASU No. 2011-04 does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP. The amendments in ASU No. 2011-04 change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Amendments in ASU No. 2011-04 include those that: (1) clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and (2) change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in ASU No. 2011-04 to result in a change in the application of the requirements in Topic 820. We adopted ASU No. 2011-04 as of January 1, 2012. This standard did not have a material impact on our consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income” (ASU 2011-05). Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (ASU 2011-12), which deferred the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income while the FASB further deliberates this aspect of the proposal. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income and also do not affect how earnings per share is calculated or presented. ASU 2011-05, as amended by ASU 2011-12, was adopted on January 1, 2012. This standard impacted presentation only and did not affect our consolidated financial condition or results of operations.

REORGANIZATION

We are offering our Class A common stock described in this prospectus as part of a series of reorganization transactions, which we refer to as the “Reorganization,” that will close prior to the consummation of this offering, as follows:

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Blyth will acquire all of the outstanding equity interests of Holdings, other than shares held by our founders and by RAM. Following such acquisition, Blyth will own 77.0% of Holdings, and Holdings will own all of the outstanding capital stock of FVA Ventures, Inc.;

•	FVA Ventures, Inc. will reincorporate in Nevada under the new name “ViSalus, Inc.” and file amended and restated articles of incorporation and bylaws in Nevada;

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we will effect a recapitalization whereby our outstanding common stock will be reclassified into             shares of Class B common stock, all of which will be held by Holdings, and a new class of Class A common stock will be authorized;

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we will pay a special cash dividend to our pre-offering stockholders in the amount of $            , subject to upward adjustment in the event the underwriters exercise their over-allotment option prior to the closing of this offering. As a new purchaser of shares of our Class A common stock, you will not be entitled to participate in this special cash dividend;

•	all remaining obligations under the EIP will become due and payable in accordance with their terms, and we expect that all such remaining obligations will be satisfied by April 2013; and

•	Holdings will be liquidated and will distribute all of the shares of our common stock to its members.

BUSINESS

Overview

We are one of the fastest growing direct-to-consumer, personal health product companies in North America, offering a suite of branded weight-management products, nutritional supplements and energy drinks to customers in the United States and Canada. We market our products through the Body by Vi 90-Day Challenge, which we refer to as the “Challenge.” The Challenge focuses on helping our customers achieve health and fitness milestones through the use of ViSalus products.

We market the Challenge through our promoter sales force using a network marketing model, which is a form of direct selling. Our individual promoters earn commissions based on sales to customers they have enrolled, as well as to individual promoters in their down-line sales organizations and customers enrolled by such individual promoters. After a customer is referred to us by one of our individual promoters, we establish a direct servicing relationship with the customer, fulfilling orders and delivering products directly to him or her. Unlike in a traditional direct selling business model, our individual promoters are not required to purchase any of our products for their personal use or for resale. If an individual promoter chooses to purchase our products, they receive their product at the wholesale price.

We train our promoter sales force to sell our products through their existing social networks, which generally include their friends and family, as well as any alumni or other civic organizations of which they are a member. Our primary methods of training involve teaching our promoter sales force how to host events, which we refer to as “challenge parties,” and leverage social media and mobile technologies to engage current and prospective customers and individual promoters, both on-line and off-line.

ViSalus was founded in March 2005 by Ryan Blair, Nick Sarnicola and Blake Mallen; the vision for the company was and remains offering individual promoters and customers products and services to improve their life, health and prosperity every day. The name “ViSalus” represents these goals: “Vi” is the Latin word for “life” and “Salus” connotes “health” and “prosperity” in Greek. Our name represents the three pillars of our company:

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Life — The ViSalus community aims to create lasting life memories through reward trips and personal development opportunities. We periodically reward individual promoters with prizes, including paid vacations, “Hollywood” makeovers, spa trips, qualifying payments towards leasing or purchasing a BMW, free products and the opportunity to share in company-wide revenues.

•	Health — Most importantly, our products are designed to help people achieve healthier lifestyles. ViSalus strives to promote better health through our line of health and wellness products.

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Prosperity — ViSalus seeks to improve the financial well-being of others by teaching entrepreneurship principles through its direct selling opportunity and supporting the communities, people and causes they care about most. To date, ViSalus and our promoter sales force have donated over 800,000 meal-replacement servings of our products to those in need, including in areas struck by natural disasters.

We believe that the leadership and passion of our founders are key factors that attract people to our business, demonstrated by the growing numbers of customers and our dedicated promoter sales force working to improve their personal health and well-being through ViSalus.

Products

We have scientifically designed our product line to provide our customers with weight management, nutritional, well-being and increased energy benefits. ViSalus holds itself to the highest standards of accountability, good manufacturing process and quality control in order to ensure that we meet and exceed the expectations of our customers and regulatory requirements in the United States and Canada. In 2005, we launched our nutritional supplements line with the Vi-Pak, a patented anti-aging formula, vitamin and mineral supplement system. In 2007, we extended our product offerings by introducing our first energy drink product, ViSalus Neuro, a drink mix intended to help support healthy energy and maintain mental focus. In 2008, we entered the weight management category with three products including (1) Vi-Shape, a meal replacement shake designed to promote weight loss through a patent-pending health flavor mix-in system, (2) Vi-Trim, an appetite-suppressant drink mix and (3) Vi-Slim Metab-Awake! Tablets, metabolism supporting tablets. In 2009, we revised our business model around the launch of the Body by Vi 90-Day Challenge as our primary product marketing strategy, teaching our customers and individual promoters to use our products as part of a lifestyle change to support their weight loss, fitness and increased energy goals.

To help our customers and individual promoters achieve these goals, we sell products in three categories — weight management, nutritional supplements and energy drinks:

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Weight Management. Weight-management products comprised 67% of our net sales in the first quarter of 2012 and 65% of our net sales in 2011. This category includes our Vi-Shape meal-replacement shake to be used with our complementary patent-pending health flavor mix-in system, Nutra Cookies (nutritional cookies), Vi-Slim Metab-Awake! Tablets (metabolism support product, sold in Canada under the name Metab-Awake) and the Vi-Trim Clear Control Drink Mix (an appetite-suppressant drink mix).

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Nutritional Supplements. Nutritional supplements comprised 9% of our net sales in the first quarter of 2012 and 11% of our net sales in 2011. This category includes our ViSalus Vi-Pak, a set of four individual supplement components (including, among other things, our Omega Vitals Supplements and multi-vitamin and mineral supplements) that together constitute an advanced health system designed to give the body nutrients that can be difficult to obtain from diet alone. In addition, this category includes the Vimmunity immune system support supplements.

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Energy Drinks. Energy drinks include our energy drink products and energy drink mixes and comprised 6% of our net sales in the first quarter of 2012 and 6% of our net sales in 2011. This category includes ViSalus Neuro, a drink mix intended to help support healthy energy and maintain mental focus, ViSalus Pro, a single-serving portable drink mix intended to provide sustained energy, and ViSalus Go, a single-serving two fluid ounce drink intended to provide instant energy.

We sell convenience kits of our products to customers and individual promoters for use in the Challenge, which we refer to as “Challenge kits.” Challenge kits may include products from some or all of our product categories.

Customers and individual promoters can participate in multiple Body by Vi 90-Day Challenges, which encourages them to use our products on an ongoing basis and to sign up for our “auto-ship” program. This program allows participants to automatically receive product orders on a monthly basis, with a discount of up to 20% on product purchases.

We also offer customers and individual promoters the opportunity to participate in our “three for free” program, in which customers or individual promoters who refer three people that purchase a Challenge kit within a given month receive a free Challenge kit in the following month. The receipt of a free Challenge kit requires no purchase and is subject to a small processing and shipping fee. Customers and individual promoters can continue to receive a free Challenge kit in each month that at least three of their referred customers purchase Challenge kits. The “three for free” program is a key differentiating factor for our business model because it is simple to teach, easily replicated and has monetary value to customers and individual promoters. We believe that the success of the program has extended the reach of our product and brand to more potential customers and has increased sales.

Since April 2009, we have also sold certain products to customers in Canada on a not-for-resale personal consumption basis. In December 2011, our wholly owned subsidiary, ViSalus Sciences Canada Inc., began selling certain products in Canada on a Canadian-branded basis.

We believe there are a number of international marketplaces that have similar attributes to our current marketplaces in the United States and Canada and where our Challenge concept may be embraced. Therefore, we are selectively investing in the globalization of our company.

We believe that our approximately 600% growth (we had net sales of $136.9 million for the three months ended March 31, 2012, as compared to net sales of $19.4 million for the comparable prior year period) is a result of (1) our scientifically created and effective products meeting the health and wellness needs of a broad range of consumers, (2) our business model and (3) our focus on the integration of social media and mobile technology with our highly trained and incentivized promoter sales force. The aforementioned factors, coupled with (a) persistent unemployment and underemployment rates in the United States and Canada, which have ranged between 4.4% to 10.0% from 2007 to 2012 for the United States and 6.0% to 8.6% from 2007 to 2012 for Canada and (b) the epidemic of obesity, have created an increased interest in our opportunity.

We believe technology and the effective use of social media are critical to developing a successful business in today’s network marketing industry. In order to promote the use of technology and social media, we have developed our Vi-Net technology platform which our individual promoters can subscribe to on a monthly basis for a fee. Individual promoters who subscribe to Vi-Net receive access to the technology on both their computers and mobile devices and can utilize the platform to develop their own websites as well as join an active ViSalus community. The subscription also includes a monthly copy of the Success magazine and access to Success on Demand, a digital library of Success content, and provides individual promoters with access to training and marketing materials and the ability to place orders, enroll new individual promoters and manage their business.

Summary Financial Results

We are one of the fastest growing direct-to-consumer, personal health companies in North America:

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We had approximately 863,000 customers at March 31, 2012, an increase of approximately 600% as compared to 122,000 customers at March 31, 2011. We define a “customer” as anyone who has purchased products from us at least once in the previous 12 months, other than any purchaser who qualifies as an individual promoter on the measurement date.

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We had approximately 93,000 individual promoters at March 31, 2012, an increase of approximately 500% as compared to 16,000 individual promoters at March 31, 2011. We define an “individual promoter” as a person eligible to receive a commission within the ViSalus promoter compensation plan on the measurement date.

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We had net sales of $136.9 million for the three months ended March 31, 2012 and $230.2 million for the year ended December 31, 2011, increases of approximately 600% in each case as compared to net sales of $19.4 million and $33.7 million for the comparable prior year periods.

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We had Adjusted EBITDA of $22.8 million for the three months ended March 31, 2012 and $35.6 million for the year ended December 31, 2011, increases of approximately 1,000% and 2,600%, respectively, as compared to Adjusted EBITDA of $2.0 million and $1.3 million for the comparable prior year periods.

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Including the effects of equity incentive compensation expenses that we expect will terminate in 2013, we had net earnings (loss) of $7.7 million for the three months ended March 31, 2012 and $(2.2) million for the year ended December 31, 2011, as compared to net earnings (loss) of $1.0 million and $(2.0) million for the comparable prior year periods. Excluding these compensation expenses, net earnings (loss) would have been $17.6 million for the three months ended March 31, 2012 and $23.9 million for the year ended December 31, 2011, and net earnings (loss) would have been $3.2 million and $(0.1) million for the comparable prior year periods.

Market Opportunity

We believe that increasing obesity rates will continue to drive demand for weight-management, nutritional and wellness-related products. According to data from the National Health and Nutrition Examination Survey (NHANES) 2009-2010, 35.7% of U.S. adults, and almost 17% of youth, were obese in 2009-2010, which marked no improvement from the prevalence of obesity in 2007-2008. A study from Harvard University and MIT, published in November 2010 in the journal PLoS Computational Biology, suggests that adult obesity rates will rise for another 40 years before hitting a plateau at around 42%.

According to a November 2010 survey released in April 2011 by the Calorie Control Council, more than eight out of ten American adults surveyed – or an estimated 186 million American adults – are “weight conscious,” with 54% of those surveyed wanting to reduce their weight.

Trends in the demand for wellness products have followed the increased percentage of people dealing with obesity. The total U.S. weight loss market is forecasted to grow 4.5% in 2012 to $65 billion, more than double the 2% growth in 2011, according to a report published in January 2012 by Marketdata Enterprises, a market research firm that has tracked the U.S. weight loss market since 1989. The men’s weight loss market is forecast to be worth $10.4 billion, representing 16% of the entire weight loss market, according to that same report.

We believe that other regions of the world also demonstrate the characteristics that make the United States an attractive market for personal health and wellness-related product providers. According to 2008 estimates by the Regional Office for Europe of the World Health Organization, which we refer to as the “WHO,” over 50% of both men and women in the WHO European Region were overweight, and roughly 23% of women and 20% of men were obese. Similarly, according to the WHO’s 2012 publication of World Health Statistics, between 1980 and 2008, adult obesity rates rose in every region in the world, and more than doubled in the WHO’s African Region, Region of the Americas, Eastern Mediterranean Region and Western Pacific Region.

According to the World Federation of Direct Selling Associations, the global direct selling market, which includes the marketing of products and services directly to consumers in a face-to-face manner, reached $132 billion in sales in 2010. The wellness segment, in which we primarily compete, comprised 24.1% of the 2011 total direct selling market according to the Direct Selling Association. In 2010, the United States comprised 22% of the global direct selling market, according to the World Federation of Direct Selling Associations.

Competitive Strengths

We believe that our success stems from our innovative business model, which is a hybrid between a direct-to-consumer and traditional network marketing business model in that we have a direct relationship with both our customers and our dedicated promoter sales force. We have capitalized on the following, which we believe are competitive strengths:

•	The popularity of our Body by Vi 90-Day Challenge, which has enabled us to establish direct relationships with approximately 863,000 customers and 93,000 individual promoters, as of March 31, 2012.

•	The taste, effectiveness and affordability of our products, including our Vi-Shape shake, which many of our customers and individual promoters use as a cost-effective meal replacement.

•	The ability of individual promoters to participate at a low cost, with a $49 enrollment fee and no requirement to purchase our products.

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Our proprietary compensation plan, which has a strong focus on rewarding newly enrolled individual promoters as well as those who have achieved success over longer periods of time. We provide our individual promoters with an attractive opportunity to supplement their current incomes or develop a full-time source of income.

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Our “three for free” program, in which customers or individual promoters who refer three people that purchase a Challenge kit within a given month receive a free Challenge kit in the following month. This program encourages customers and individual promoters to enroll their friends and family in the ViSalus experience and drives the group dynamic, which improves the likelihood of success of individuals achieving their Body by Vi 90-Day Challenge goals.

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Our continuing investment in mobile and social media technologies, which we believe are integral to the network marketing business. In 2011, we launched the Vi-Net Mobile application suite, which we enhanced in 2012 to include the Vi-Net Swipe, a mobile point of sale device that enables instantaneous transactions from a smartphone, and we continue to be an industry pioneer in developing and investing in technology.

•	Our committed senior management team, whose members have more than 57 years of combined experience in network marketing and mobile and social media technology.

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The complementary talents and experiences of each of our three founders, which they bring to their ongoing involvement in our business, give us a unique competitive advantage. Ryan Blair leverages his entrepreneurial and leadership experience to guide our operations and to set the tone for our distinctive business culture. Nick Sarnicola uses his prior experiences with network marketing companies and his dedicated work ethic in the recruitment and motivation of our individual promoters, leading our promoter sales force by “example” as he travels the country to meet, recruit and train our field. Blake Mallen’s deep knowledge of our operations and strategies are instrumental in the design and oversight in our various strategic initiatives, especially of our social media, training programs and online marketing initiatives.

Growth Strategy

We plan to pursue several strategies in the future to build a global consumer brand and to continue to increase sales and operating income, including:

•	The Challenge. Leveraging our groundbreaking and innovative Challenge marketing platform across multiple consumer needs for transformation in our existing and new markets.

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International Expansion. Expanding our business globally in a targeted manner and adapting our flexible model as needed to new markets that share the characteristics that make our current markets attractive to our business model.

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Direct-to-Consumer Strategy. Continuing to build our customer-centric business model and further enhancing our direct level of engagement with customers and individual promoters by investing in new products, events, promotions, systems and ViSalus branding initiatives.

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Lifetime Value of Customer and Promoter Base. Continuing to retain, build and benefit from the lifetime value of our 863,000 customers and 93,000 individual promoters, as of March 31, 2012, across existing and new products that meet their evolving wellness and lifestyle needs.

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Technology Strategy. Continuing to be an industry-leader in the development of new mobile and social media technologies that support and enhance the ability of our individual promoters and customers to be successful with the ViSalus opportunity.

•	Infrastructure Strategy. Improving and strengthening our supply chain, distribution and operations networks and investing in our employees through organizational development programs.

Customers

After a customer is referred to us by one of our individual promoters, we establish a direct servicing relationship with the customer, fulfilling their orders and delivering products directly to them. In addition, customers who choose to enroll in our “auto-ship” program may receive products automatically each month at a discount of up to 20%. No single customer accounted for 1% or more of net sales in 2011 or the first quarter of 2012.

We believe our longstanding commitment to innovative product offerings and connection between the use of our products and participation in the Body by Vi 90-Day Challenge inspires strong brand loyalty in our customers.

Customers who participate in the Body by Vi 90-Day Challenge are also able to participate in our previously discussed “three for free” program in which customers can receive their product for free. In addition, three times a year, we also offer customers the opportunity to earn free products, prizes and a “Hollywood makeover” through participation in the Body by Vi 90-Day Challenge and entry into a competition among our customers and individual promoters.

Promoters

Individuals sign up to become promoters by purchasing our “basic promoter system” for $49. In addition, individual promoters at the time of their enrollment may purchase a package of our products to support them with their individual Body by Vi 90-Day Challenge and give them samples, tools and technology to promote the Body by Vi 90-Day Challenge to others.

Based on the monthly volume of commissionable sales produced by an individual promoter and his or her down-line sales organizations, the individual promoter qualifies for higher “ranks,” which provide the individual promoter with additional bonus and commission opportunities. We currently have six broad categories of ranks – associate, director, regional director, national director, presidential director and ambassador (the rank of ambassador is further divided into nine sublevels).

We provide our individual promoters with sample products, support materials, training, special events and a compensation program. Each individual promoter is responsible for growing his or her own business, and to conduct marketing activities to attract new customers and enroll other individual promoters. These activities may include hosting events such as challenge parties; purchasing and using promotional materials; utilizing and paying for direct mail and print material such as brochures, flyers, catalogs, business cards, posters and banners; purchasing inventory for sale or use as samples; and recruiting, training and mentoring customers and other individual promoters on how to use our products and/or pursue the ViSalus business opportunity. We encourage the use of the Vi-Net technology platform and other popular social media platforms as vehicles for our individual promoters to share their personal and professional successes and promote ViSalus.

We offer an incentive program for individuals that achieve the rank of director within 30 days of becoming an individual promoter. These individuals, whom we refer to as “rising stars,” are eligible to earn a bonus from company-wide revenue. We also offer a bonus program that we refer to as the “ViSalus Bimmer Club” to individual promoters who, among other things, achieve and maintain the rank of “regional director.” An individual promoter who (1) qualifies for the ViSalus Bimmer Club, (2) leases or purchases a qualified BMW and (3) properly informs us that he or she has leased or purchased a BMW may qualify for up to $600 in reimbursements towards their car payment per month, subject to certain conditions such as maintaining status as a regional director. An individual promoter who qualifies for the ViSalus Bimmer Club also has the option to receive a $300 monthly cash payment should he or she choose not to lease or purchase a BMW. We believe our “stars” and “cars” incentives encourage new individual promoters to achieve early success in our business.

Training

When new individual promoters enroll with ViSalus, we provide them with a set of training materials, including a welcome guide, marketing materials and information on the ViSalus business opportunity. As individual promoters achieve and maintain higher ranks, they gain access to additional training and marketing materials and the opportunity to attend additional training events.

In addition to the one-on-one training individual promoters receive from other individual promoters, we also provide training on a broader scale through ViSalus events widely attended by individual promoters. Through “pre-parties,” we encourage individual promoters to mentor and train new individual promoters before they host their first challenge parties. Other events focus on sales and marketing skills and also contain a legal compliance component.

We have developed a system to identify specific complaints against individual promoters and to remedy violations of rules by individual promoters through appropriate sanctions, including warnings, suspensions and, when necessary, terminations. In our manuals, seminars and other training programs and materials, we emphasize that individual promoters are prohibited from making therapeutic claims for our products.

Marketing, Advertising and Promotion

Most of the marketing, advertising and promotion of our products is achieved through word-of-mouth and social networking. To build support for ViSalus products and introduce prospective customers to the Body by Vi 90-Day Challenge, individual promoters use social media and mobile devices to reach a wide audience, including by building personal profiles on social networking sites. We support our individual promoters with extensive social media and online tools and products, including Vi-Net.

We generate excitement around the ViSalus products and brand through events held throughout the year. At challenge parties, which are held in private homes or public spaces such as hotel conference rooms, prospective customers and individual promoters gather to learn about the ViSalus opportunity. These challenge parties may be attended by as many as a thousand people. Regional events, held several times a year, also range in size up to several thousand people and include training elements to help individual promoters grow their business and to facilitate legal compliance in the message conveyed by individual promoters. Thousands of people attend our national events, which are typically held three times per year and also provide training opportunities and recognition on a large scale. Our largest national event is Vitality, held once a year. To date, over 12,000 individuals have registered to attend our July 2012 Vitality event in Miami, Florida.

Competition

We are a leading innovator in the personal wellness and network marketing industries. The business of marketing and selling weight-management products, nutritional supplements and energy drinks is highly competitive both in terms of pricing and new product introductions, including various prescription drugs. The worldwide markets for these products are highly fragmented, with numerous suppliers serving one or more of the distribution channels served by us. Some of our competitors have longer operating histories, significantly greater financial, technical, product-development, marketing and sales resources, greater name recognition, larger established customer bases, and better-developed distribution channels than we do. Certain competitors focus on a single geographic or product market and attempt to gain or maintain market share solely on the basis of price.

We are also subject to significant competition for the recruitment of individual promoters from other direct-selling organizations, including those that market weight-management products, nutritional supplements and energy drinks, as well as other types of products. Our competitors for the recruitment of individual promoters include direct-selling companies such as Herbalife Ltd., Avon Products Inc., Tupperware Brands Corporation, Nu Skin Enterprises Inc., USANA Health Sciences Inc., Nature’s Sunshine Products Inc., Mannatech Inc., Natura Cosméticos SA, Amorepacific Corp., Oriflame Cosmetics SA, Amway Malaysia Holdings Bhd, Noevir Holdings Co., Ltd., Shaklee Global Group Inc. and Reliv International, Inc. Competitors in our target product market include Herbalife Ltd. and retail establishments such as Weight Watchers, Jenny Craig, General Nutrition Centers and retail pharmacies. In addition, because the industry in which we operate is not particularly capital intensive or otherwise subject to high barriers to entry, it is relatively easy for new competitors to emerge to compete with us for our individual promoters and customers.

Product Design and Development

We have an exclusive license for the use of four components in our Vi-Pak product, as well as our Vimmunity immune system support supplements, from Dr. Michael Seidman, M.D., that expires on February 28, 2014. We expect to seek to renew this license upon expiration. All of our other formulas have been created by our product development team based in Los Angeles, CA. From time to time, we also work with outside physicians and scientists in an advisory and consulting capacity, soliciting their views on factors such as serving sizes, possible product contraindications, and product safety and efficacy. These consultants also participate in our product education, including by speaking to our promoter sales force about certain products. We sometimes refer to two of these consultants, Dr. Seidman and Steven A. Witherly, Ph.D., as our “scientific advisory board.”

While we do not work with third-party manufacturers in designing the formulas of our products, we do work with in-house developers at one of our third-party manufacturers to ensure that the flavor and taste of the manufactured products meet our expectations. We own all intellectual property developed for us by employees of our third-party manufacturer. We refine the formulas for our products on an ongoing basis. Most recently, we re-launched Nutra Cookie, our nutritional cookie, after adjusting its formula to improve flavor and texture.

We possess trade secret rights in our individual promoter and customer lists and related contact information. We also own the material trademarks and trade name rights used in connection with the packaging, marketing and distribution of our products in the markets where those products are sold. Patents are pending in the United States and in Canada on our health flavor mix-ins, as well as in the United States for certain of our energy drink products, and we own the intellectual property relating to the formulas of certain of our other products.

Information Technology

We recognize that information technology is a crucial element of our business, as many of our sales are made online. With that in mind, we have recently hired a chief technology officer and are committed to increasing our information technology capabilities. In addition, we leverage the use of our internal resources as well as our external partners to develop new and innovative ways to use technology to grow our business. For example, the recently released “reverse group offer” application allows individual promoters and customers to take advantage of discounted pricing based on the number of orders placed within a predefined time period.

Pursuant to an agreement entered into in October 2011, FragMob, LLC, which we refer to as “FragMob,” agreed to provide us with software development and hosting services for a mobile phone application that allows our individual promoters to access their Vi-Net distributor account information on their smartphones. We paid $0.2 million to FragMob for services provided from March 2011 through December 2011, and have agreed to pay a fee based on the number of users with a monthly minimum fee of $15,000 and a monthly maximum fee of $0.1 million throughout 2012. We paid FragMob $0.2 million in the three months ended March 31, 2012.

We have a license with Solution X, which was acquired by iCentris in 2011, for access to software that provides our individual promoters with an array of distributor and corporate web modules. We license this software pursuant to a three year license agreement that expires in April 2013 and has annual renewal terms. Under the license agreement, we paid Solution X $0.4 million in 2009, $0.2 million in 2010, $0.5 million in 2011 and $0.4 million in the three months ended March 31, 2012. In addition, outside of the license agreement, we paid Solution X programming fees of $8,000 in 2010, $0.5 million in 2011 and $0.2 million in the three months ended March 31, 2012.

We also have a license with Exigo Office Inc., which we refer to as “Exigo,” to use the Exigo software to manage our commissions and payments. We entered into an agreement with Exigo in 2006, which agreement expired in May 2012. We now operate on a month to month basis with Exigo and are currently negotiating a replacement agreement.

For additional information, see “Certain Relationships and Related Party Transactions.”

Sourcing, Manufacturing and Logistics

All of our products are manufactured and supplied by third-party manufacturers in the United States based on our formulas or, in the case of the components in the Vi-Pak and Vimmunity immune system support supplements, a formula we license. We have six primary suppliers that provide finished goods, as well as seven other suppliers that provide ingredients or components, and are in the process of identifying and qualifying additional suppliers for certain of our products.

For additional information, see “Risk Factors — Risks Related to Our Business — Since we rely on independent third parties for the manufacture and supply of our products, if these third parties fail to reliably supply products to us at required levels of quality, then our business, financial condition and results of operations would be harmed.”

Raw Materials

Ingredients for our nutritional supplements are sourced from a variety of manufacturers. While some of our ingredients are unique and at times could be in short supply, we believe we carry sufficient inventory of finished goods which coupled with the level of raw materials maintained by our manufacturers would enable us to avoid any material disruption to the business in the event of a shortage of raw materials. For additional information, see “Risk Factors — Risks Related to Our Business — Our profitability may be affected by shortages or increases in the cost of raw materials.”

Warranty

We offer a 30-day money-back guarantee on all of our products. Except for first-time purchasers, who do not have to return their products at all in order to receive a refund, purchasers must return products in re-saleable form within 30 days of purchase in order to receive a refund. Purchasers, including first-time purchasers, are still entitled to product credit if they return products after 30 days of purchase provided they are in re-saleable form. Our return rate was approximately 3.3% in the first quarter of 2012 and 3.2% in 2011.

Government Regulation

General

In the United States and in Canada, our business and products are affected by extensive laws, regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions. They include rules pertaining to: (1) formulation, manufacturing, packaging, labeling, distribution, marketing, promotion, importation, exportation, sale and storage of food and dietary supplement products; (2) product claims and advertising, including direct claims and advertising by us and claims and advertising by individual promoters, for which we may be held responsible; and (3) our network marketing programs.

Product Claims and Composition

In the United States, the formulation, manufacturing, packaging, storing, labeling, promotion, advertising, distribution and sale of our products are regulated by various governmental agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture and the Environmental Protection Agency. Our activities also are regulated by agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold.

Pursuant to the Federal Food, Drug and Cosmetic Act, which we refer to as the “FDCA,” the FDA regulates the formulation, testing, safety, manufacture, packaging, labeling and distribution of conventional foods and dietary supplements (including vitamins, minerals and herbs) and the FTC has jurisdiction to regulate the advertising of these products.

The FDCA was amended with respect to all foods (which includes both conventional foods and dietary supplements) primarily in 1990 with the Nutrition Labeling and Education Act, which we refer to as the “NLEA,” and also in 2011 with the FDA Food Safety Modernization Act, which we refer to as the “FSMA.” Under the NLEA, we must follow specific FDA regulations to include mandatory nutrition labeling on both our conventional food and dietary supplement products and we must abide by FDA regulations in order to make any claims that directly or by implication characterize the level of a nutrient in a conventional food or dietary supplement or the relationship of a substance in a conventional food or dietary supplement to a disease or health-related condition are required to be reviewed and evaluated by the FDA prior to use on product labeling. The NLEA prohibits the use of claims that a conventional food or dietary supplement products can be used to diagnose, cure, mitigate or treat a disease, without preauthorization from the FDA. If the FDA finds that the claims associated with our products are not in compliance with the NLEA framework, we may be subject to enforcement action.

Further, under the FSMA, conventional food and dietary supplement facilities are required to implement preventative controls and contamination mitigation strategies, and the FDA has enhanced inspection and enforcement authorities, including the power to order mandatory recalls, administratively detain products, and suspend manufacturing facility registrations. The FDA has also adopted final regulations regarding cGMP governing the manufacturing, packing and holding of dietary ingredients and dietary supplements. The regulations include provisions related to the design and construction of physical plants, cleaning, proper manufacturing operations, quality control procedures, testing final product or incoming and in-process materials, handling consumer complaints, and maintaining records. These regulations are consistent with longstanding cGMP requirements for conventional food products. If we or our suppliers were to be found not in compliance with the FDA’s cGMP regulations, it could have a material adverse effect on our results of operations and financial statements.

In the event of any possible contamination, we could incur the significant costs of a recall or other administrative action and could also be subject to additional FDA enforcement.

The FDCA also has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994, which we refer to as “DSHEA.” DSHEA established a new framework governing the composition, safety, labeling and marketing of dietary supplements. Under DSHEA, dietary supplement ingredients, which we refer to as “dietary ingredients,” that were on the market prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e., dietary ingredients that were not marketed in the United States before October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been present in the food supply as an article used for food without being “chemically altered.” A new dietary ingredient notification must provide the FDA evidence of a history of use or other evidence of safety establishing that use of the dietary ingredient will reasonably be expected to be safe. A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There is no certainty that the FDA will accept any particular evidence of safety for any new dietary ingredient, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients. Recently, in December 2011, the FDA released a draft guidance document intended to assist industry in deciding when a new dietary ingredient notification is necessary and in preparing notifications for submission to the FDA. This draft guidance document is generally considered to expand the FDA’s previous interpretation of the regulatory requirements surrounding new dietary ingredient notifications and related issues. If the draft guidance document is finalized similar to its current form, we may be required to submit substantially more new dietary ingredient notifications than we have previously submitted, which could result in additional costs.

DSHEA also outlines specific parameters for making certain claims for dietary supplements. For example, DSHEA permits certain “statements of nutritional support” to be included in the labeling for dietary supplements without FDA pre-market approval, provided that such statements are submitted to the FDA within 30 days of marketing and must bear a label disclosure stating, “This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.” A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading.

DSHEA also provides that certain “third-party literature,” such as a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used in connection with the sale of a dietary supplement to consumers without the literature being subject to regulation as labeling. The literature must not be false or misleading, may not promote a particular manufacturer or brand of dietary supplement, must present a balanced view of the available scientific information on the subject matter, must be physically separate from the dietary supplements if displayed in an establishment, and should not have appended to it any information by sticker or any other method. If the FDA determines that our “statement[s] of nutritional support” or “third party literature” fail to comply with DSHEA or related FDA implementing regulations prohibiting the use of claims that such products can cure, treat, diagnosis or mitigate disease, we would be prevented from using the claims and subjected to regulatory action.

In addition, the Dietary Supplement and Nonprescription Drug Consumer Protection Act amended the FDCA to require adverse event reporting and recordkeeping for dietary supplements and non-prescription drugs marketed without an approved application. Under the law, an “adverse event” is any health-related event associated with the use of a dietary supplement that is adverse, and a “serious adverse event” is any adverse event that results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect, or requires, based on reasonable medical judgment, a medical or surgical intervention to prevent one of these outcomes. Serious adverse event reports received through the address or phone number on the label of a dietary supplement, as well as all follow-up reports of new medical information received within one year after the initial report, must be submitted to the FDA no later than 15 business days after the report is received. The law also requires recordkeeping for reports of non-serious adverse events as well as serious adverse events for six years following the event, and these records are subject to FDA inspection.

The FDA has broad authority to enforce the provisions of the FDCA applicable to foods and dietary supplements, including the power to issue a public warning letter to a company, to publicize information about illegal products, to request a recall of illegal products from the market and to request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the U.S. courts. Particular to our business, the FDA has focused its oversight and enforcement priorities on weight loss dietary supplements in recent years, and we cannot guarantee that our products will not be subject to an FDA enforcement action in the future. Further, the regulation of foods and dietary supplements may increase or become more restrictive in the future.

Products imported to Canada for resale are also subject to extensive Canadian regulations. Our Omega Vitals are currently imported to Canada as Natural Health Products, which we refer to as “NHPs.” The product safety, quality, manufacturing, packaging, labeling, storage, importation, advertising, distribution, and sale of NHPs are subject to regulation primarily under the federal Food and Drugs Act (Canada), which we refer to as the “Canadian FDA,” and associated regulations, including the Food and Drug

Regulations and the Natural Health Products Regulations, and related Health Canada guidance documents and policies, which we refer to collectively as the “Canadian regulations.” Health Canada approval for marketing authorizations and NHP licenses can take time. The approval time for NHPs can vary depending on the product and the application or submission.

Our Canadian-branded shakes, cookies and health flavor mix-ins imported for resale in Canada are regulated as foods and are subject to the Canadian FDA and Food and Drug Regulations that, among other things, regulate the labeling, nutrition facts and ingredients of such products.

The FTC, which regulates the advertising of all of our products, has brought enforcement actions against companies selling dietary supplements and weight loss products for false and misleading advertising, often resulting in consent decrees and monetary payments. The FTC also reviews testimonials, expert endorsements and collection of personal identifiable information. We have not been a target of FTC enforcement action for the advertising of our products but we cannot be sure that the FTC, or comparable foreign agencies, will not question our advertising or other operations in the future.

In some countries we are, or regulators may assert that we are, responsible for our or individual promoters’ conduct and may be requested or required to take steps to ensure that our individual promoters comply with local regulations regarding: (1) representations about our products; (2) income representations by individual promoters; (3) public media advertisements, which in foreign markets may require prior approval by regulators; and (4) sales of products in markets in which the products have not been approved, licensed or certified for sale. In some markets improper product claims by individual promoters could result in our products being reviewed by regulatory authorities and being classified or placed into another category as to which stricter regulations are applicable or we might be required to make labeling changes.

We can predict neither the nature of any future laws, regulations, interpretations or applications, nor what effect additional regulations or administrative orders would have on our business. They could, however, require:

•	reformulation of some products not capable of being reformulated;

•	imposition of additional record keeping requirements;

•	expanded documentation of the properties of some products;

•	expanded or different labeling;

•	additional scientific substantiation regarding product ingredients, safety or usefulness; and/or

•	additional individual promoter compliance surveillance and enforcement action by us.

Any or all of these requirements could have a material adverse effect on our results of operations and financial condition.

Network Marketing Program

Our network marketing programs are subject to federal and state regulations administered by the FTC and various state agencies as well as regulations in foreign markets administered by foreign agencies. These regulations generally seek to ensure that product sales are made to consumers and that advancement within an organization is based on sales of products rather than investments in the organization or other non-retail sales related criteria. For instance, in some markets, there are limits on the extent to which individual promoters may earn royalty overrides on sales generated by individual promoters that were not directly sponsored by the individual promoter. We remain subject to the risk that in one or more markets our marketing system could be found not to be in compliance with applicable regulations. Failure to comply with these regulations could have a material adverse effect on our business in a particular market or in general.

The FTC could bring an enforcement action based on practices that are inconsistent with its Guides Concerning the Use of Endorsements and Testimonials in Advertising, which we refer to as “Guides.” We have adapted our practices and rules regarding the practices of our individual promoters to comply with the revised Guides. However, it is possible that our use, and that of our individual promoters, of testimonials in the advertising and promotion of our products, including but not limited to our weight management products and of our income opportunity, will be significantly impacted and therefore might negatively impact our sales.

Compliance Procedures

We have developed a compliance function to identify and investigate specific complaints against individual promoters and to remedy any violations of rules by individual promoters through appropriate sanctions, including warnings, suspensions and, when necessary, terminations. In our manuals, seminars and other training programs and materials, we emphasize that individual promoters are prohibited from making therapeutic claims for our products.

To comply with regulations that apply to both us and our individual promoters, we research the applicable regulatory framework before entering new markets to identify all necessary licenses and approvals and applicable limitations on our operations in that market and devote substantial resources to obtaining those licenses and approvals and bringing our operations into compliance with applicable limitations. We research laws applicable to promoter sales force operations and revise or alter our promoter sales force manuals and other training materials and programs to provide our promoter sales force with guidelines for operating a business and marketing and distributing our products, as required by applicable regulations in each market.

Regulations in existing and new markets often are ambiguous and subject to considerable interpretive and enforcement discretion by the responsible regulators and new regulations regularly are being added and the interpretation of existing regulations is subject to change. Further, the content and impact of regulations to which we are subject to may be influenced by public attention directed at us, our products or our network marketing program, so that extensive adverse publicity about us, our products or our network marketing program may result in increased regulatory scrutiny.

We seek to anticipate and respond to new and changing regulations and to make corresponding changes in our operations to the extent practicable. Although we devote considerable resources to maintaining our compliance with regulatory constraints in each market, we cannot be sure that we would be found to be in full compliance with applicable regulations in all of our markets at any given time or the regulatory authorities in one or more markets will not assert, either retroactively or prospectively or both, that our operations are not in full compliance. These assertions or the effect of adverse regulations in one market could negatively affect us in other markets as well by causing increased regulatory scrutiny in those other markets or as a result of the negative publicity generated in those other markets. These assertions could have a material adverse effect on us in a particular market or in general. Furthermore, depending upon the severity of regulatory changes in a particular market and the changes in our operations that would be necessitated to maintain compliance, these changes could result in our experiencing a material reduction in sales in the market or determining to exit the market altogether, which might have an adverse effect on our business and results of operations either in the short or long term.

Environmental Law Compliance

Most of the manufacturing, distribution and research operations of our third-party suppliers are affected by federal, state, local and international environmental laws relating to the discharge of materials or otherwise to the protection of the environment. We do not manage any of these facilities. Therefore, we do not believe that expenditures to comply with applicable environmental laws will have a material effect on our capital expenditures, earnings or competitive position, and such expenditures did not have a material effect on our capital expenditures, earnings or competitive position in 2011.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including proceedings to protect our intellectual property rights. As part of our monitoring program for our intellectual property rights, from time to time, we file lawsuits in the United States and abroad for acts of trademark counterfeiting, trademark infringement, trademark dilution, patent infringement, or breach of other state or foreign laws. These actions often result in seizure of counterfeit merchandise and negotiated settlements with defendants. Defendants sometimes raise the invalidity or unenforceability of our proprietary rights as affirmative defenses or counterclaims.

According to the terms of a settlement and coexistence agreement with Salus Haus Dr. Med. Otto Greither Nachf. GmbH & Co. KG, dated March 23, 2011, we agreed not to use “ViSalus” or “VISALUS” as a trademark, name or product name outside of North America, although we are permitted to use similar names, including “ViSal-US,” as a trademark, name or product name outside of North America.

On September 28, 2011, we terminated our relationship with our credit card processor, Pivotal Payments, Inc., which we refer to as “Pivotal.” Pivotal subsequently filed suit against ViSalus and Blyth on November 21, 2011 (Pivotal Payments, Inc. v. FVA Ventures, Inc., d/b/a ViSalus Sciences and Blyth, Inc., Case No. 11-5713 (U.S. District Court for the Eastern District of New York)). The initial complaint asserted a claim of breach of an alleged merchant processing agreement against ViSalus and tortious interference against Blyth, and sought damages in an amount not less than $17 million, plus pre-judgment interest, from ViSalus, actual and exemplary or punitive damages from Blyth, and Pivotal’s costs, including attorney’s fees, and any court costs from the defendants. We filed a motion to dismiss the complaint on December 22, 2011. Pivotal thereafter filed two motions to amend its complaint, most recently on February 29, 2012 (mooting the previously-filed motion to amend); the proposed amended complaint contains a claim against ViSalus for breach of a merchant processing agreement and against Blyth for tortious interference with that alleged merchant processing agreement and would seek damages in an amount to be determined at trial. Briefing on the motion to amend the complaint was completed on March 30, 2012. On June 15, 2012, we filed a supplemental motion to dismiss in which we informed the court that it lacks jurisdiction with respect to Pivotal’s complaint; we expect briefing on that motion to be completed by July 6, 2012. We believe that Pivotal’s claims have no merit and are vigorously defending this suit. Pivotal, its third party bank and its debit and credit card processor have withheld approximately $10.0 million of amounts due to us for credit card sales deposits leading up to the time of termination, which funds have not yet been released to us. This amount is included within other receivables in our consolidated balance sheet as of December 31, 2011 and long term receivables as of March 31, 2012. We are pursuing the recovery of these funds.

Employees

As of June 14, 2012, we had approximately 361 employees, of which approximately 350 are full-time and approximately 11 are part-time employees. All of our employees are engaged in the United States. None of our employees is represented by a union. We believe that relations with our employees are satisfactory, and we have never encountered a strike or significant work stoppage.

Properties

We lease properties in Troy, MI with approximately 33,500 square feet of space and a property in Los Angeles, CA with approximately 15,000 square feet of space.

We utilize warehouse space in Memphis, TN, Salt Lake City, UT, Taylor, MI, and Seattle, WA, and are charged a fee based on volume of products stored. All of our products are shipped from one of these locations. We consider these properties to be in generally good condition, and believe that our facilities are adequate for the current operating requirements of our business and that additional space will be available as needed.

Corporate Information

We were incorporated in California on February 16, 2005 under the name “FVA Ventures, Inc.” Prior to the closing of this offering, we will reincorporate in Nevada under the name “ViSalus, Inc.” All outstanding shares of our capital stock are currently beneficially owned by Holdings. Prior to this registration statement being declared effective, Holdings will have been liquidated, as described under “Reorganization.” We have one subsidiary, ViSalus Sciences Canada Inc., a British Columbia corporation, which is wholly owned and was incorporated on March 8, 2008.

Our principal executive offices are located at 1607 E. Big Beaver Rd., Suite 110, Troy, MI 48083, and our telephone number is (877) 847-2587. Our corporate website address is www.ViSalus.com. Information on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus or in deciding whether to purchase our Class A common stock.

MANAGEMENT

Executive Officers and Directors

Currently, our board of directors consists of four members. We will reconstitute our board of directors so that there are seven members, effective upon the closing of this offering.

The following table sets forth information regarding our executive officers, directors and director nominees as of June 21, 2012.

Name	Age	Position

Ryan Blair	34	Chief Executive Officer and Director
Blake Mallen	31	Chief Marketing Officer
Paul Noack	51	President
John Tolmie	52	Senior Vice President, Finance and Administration
Janice Jackson	54	Chief Brand Officer
Aldo Moreno	54	Chief Technology Officer
Robert B. Goergen	73	Director
Robert B. Goergen, Jr.	41	Director
Todd A. Goergen	39	Director

Ryan Blair, Co-Founder and Chief Executive Officer

Ryan Blair co-founded ViSalus in 2005 with Nick Sarnicola and Blake Mallen, and he has since served as our chief executive officer and a director. In 2004, Mr. Blair co-founded PathConnect, LLC, an interactive online media company, and served as its chief executive officer and chairman of the board until 2005. In 2001, Mr. Blair co-founded SkyPipeline Inc., a broadband fixed wireless company, and served as its chief executive officer until 2004. In 1999, Mr. Blair founded 24x7 Tech, a technology support company, and served as its vice president of business development from 1999 to 2001. From 1996 to 1999, Mr. Blair served as Manager, Market Research, at Logix Development Corporation, an integrated communications company. As a result of a failed business venture in 2005, Mr. Blair filed a voluntary Chapter 7 bankruptcy proceeding in October 2005. Mr. Blair brings his perspective as a chief executive officer to our board, along with his experience in guiding recently founded companies and as an entrepreneur.

Blake Mallen, Co-Founder and Chief Marketing Officer

Blake Mallen co-founded ViSalus in 2005 with Ryan Blair and Nick Sarnicola, and he has since served as our chief marketing officer. From 2004 to 2005, Mr. Mallen was a Principal of Future Vision Alliance, LLC, a predecessor of FVA Ventures, Inc. From 2000 through 2005, Mr. Mallen was an independent distributor for The Free Network, LLC. Mr. Mallen received his B.A. in Political Science from the University of California, San Diego.

Paul Noack, President

Paul Noack joined ViSalus in January 2012 after serving as Managing Director for Arlington Ventures, LLC from 2010 to 2011. Immediately prior to that, Mr. Noack served as President, Chief Operating Offer and a director of Penta Water Company, Inc. from 2009 to 2010. Penta Water commenced a case in October 2009 under Chapter 11 of Title 11 of the U.S. Bankruptcy Code. From 2004 to 2008, Mr. Noack held several positions at Herbalife International, most recently as Executive Vice President and Managing Director of Asia Pacific Region and prior to that as Chief Strategic Officer and as a Senior Vice President, Corporate Planning & Strategy. From 2001 to 2003, Mr. Noack was Senior Vice President and Chief Strategic Officer of DMX Music, a provider of entertainment content to cable and satellite providers and retail stores. From 1998 to 2000, Mr. Noack was Senior Managing Director of Knightsbridge Holdings, a private equity fund focused on entertainment, e-commerce and emerging technologies. Immediately prior to Knightsbridge Holdings, Mr. Noack spent more than a decade at The Walt Disney Company, during which time he restructured the music division and helped launch the Disney Sports division (the Anaheim Mighty Ducks NHL team). Mr. Noack received a B.A. in Accounting from St. John’s University in Collegeville, MN.

John Tolmie, Senior Vice President, Finance and Administration

John Tolmie joined ViSalus in 2006 as senior vice president, finance & administration, and has had responsibility for finance, supply chain, information technology and administration. Prior to joining ViSalus, Mr. Tolmie spent 13 years at Allied Domecq PLC, a global consumer packaged goods company marketing branded spirits and franchises, most recently serving as Director of the North American Shared Services division. Mr. Tolmie previously served as Vice President of Finance and Strategic Planning for Allied Domecq’s wine business in the United States. Mr. Tolmie earned his Bachelor of Commerce from the University of Windsor in Windsor, Canada.

Janice Jackson, Chief Brand Officer

Janice Jackson joined ViSalus in September 2011 as chief brand officer. Prior to joining ViSalus, Ms. Jackson spent three years as Senior Vice President and Chief Marketing Officer for JAFRA Cosmetics Int., where she was directly responsible for worldwide marketing, research and development and served on the management board. From 2006 to 2008, Ms. Jackson was Executive Director of Innovations for AstraZeneca Pharmaceuticals LP. Before joining AstraZeneca, Ms. Jackson spent over 10 years at Alticor Inc., most recently serving as Vice President, Global Brands. Ms. Jackson received her B.A. from the University of Strathclyde in Glasgow, Scotland.

Aldo Moreno, Chief Technology Officer

Aldo Moreno has served as chief technology officer of ViSalus since February 2012. Prior to joining ViSalus, Mr. Moreno was a Managing Partner of Liquid Thought, LLC, a technology and managing consulting company that he founded in 2007. From 2001 to 2007, Mr. Moreno worked at Herbalife International, most recently as Senior Vice President of IT/CIO, where he established operations abroad and oversaw an over $70 million budget. Prior to joining Herbalife, Mr. Moreno spent 15 years serving in various IT roles at Walt Disney Studios, most recently as Vice President of IT. Mr. Moreno received his B.S. in Computer Sciences from California Lutheran University.

Robert B. Goergen, Director

Robert B. Goergen joined the ViSalus board of directors in June 2012 as a designee of Blyth in accordance with its rights under the Blyth purchase agreement. Mr. Goergen has been the chairman of Blyth since its inception in 1977. Mr. Goergen has served as Blyth’s chief executive officer since 1978 and as president from March 1994 to March 2004. Since 1979, Mr. Goergen has served as senior managing member of Ropart Investments, LLC and its predecessor entities, a private equity investment group. Mr. Goergen founded Blyth more than 30 years ago, and also brings his prior experience as a public company director and chief executive officer to the board of directors. Mr. Goergen is the father of Robert B. Goergen, Jr. and Todd Goergen.

Robert B. Goergen, Jr., Director

Robert B. Goergen, Jr. was appointed to the ViSalus board of directors in 2011 as a designee of Blyth in accordance with its rights under the Blyth purchase agreement. Mr. Goergen has been an officer of Blyth since 2000. From 2000 to 2002, he served as Director of the Internet Strategy and E-Business Initiatives Group, overseeing both web-oriented initiatives and strategic technology investments throughout Blyth. In 2002, Mr. Goergen was appointed Vice President of Blyth’s Business Development Group, overseeing Blyth’s acquisition strategy and implementation. In 2004, Mr. Goergen became a member of Blyth’s newly formed Office of the Chairman and was named President, Catalog and Internet Group. He assumed responsibility for Blyth’s Wholesale businesses in 2006 which, combined with the Catalog and Internet companies, became Blyth’s Multi-Channel Group. In 2012, Mr. Goergen was appointed President, Direct Selling Group of Blyth and President of PartyLite Worldwide, a subsidiary of Blyth. He continues to manage Blyth’s acquisition strategy and implementation. Mr. Goergen brings his significant experience with the management of direct selling businesses to our board. Mr. Goergen is the son of Robert B. Goergen and the brother of Todd A. Goergen.

Todd A. Goergen, Director

Todd A. Goergen was appointed to the ViSalus board of directors in 2005 as a designee of RAM pursuant to its rights under its investment agreement with ViSalus. Mr. Goergen has served as Managing Member of RAM since 2001. RAM makes direct investments in small to mid-size companies. In addition, Mr. Goergen is a Managing Member of Ropart Investments, LLC, a private investment partnership. Between 1999 and 2000, Mr. Goergen was the Director of Acquisitions and Corporate Development at Blyth. Mr. Goergen has been a director of Crexendo, Inc. since November 2006 and served as Chairman of the Board from August 2007 to November 2010. Mr. Goergen is the Chairman of Digital Traffic Systems, Inc., a business consulting firm and Chairman of the Board of QCL Holdings, Inc. Mr. Goergen brings deep knowledge of our business, financial expertise and broad experience in growing and managing recently founded companies to our board. Mr. Goergen is the son of Robert B. Goergen and the brother of Robert B. Goergen, Jr.

Board Composition

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of four members: Ryan Blair, Robert B. Goergen, Robert B. Goergen, Jr., and Todd A. Goergen. Upon the closing of this offering, our board of directors will consist of seven members, including the current four members and three additional members to be selected prior to the consummation of this offering. We expect our board of directors to determine that the three additional appointees will qualify as independent directors under applicable stock exchange corporate governance standards. Our amended and restated articles of incorporation will provide that the number of directors on our board will be fixed exclusively pursuant to resolution adopted by our board of directors. After this offering, Blyth will own more than 50% of the voting power of our outstanding capital stock, and as such, we qualify as a “controlled company” under applicable stock exchange rules. We intend to rely on the controlled company exemptions, including the requirements that:

•	a majority of our board of directors consists of independent directors;

•	we have a nominating and governance committee that is composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities;

•	we have a compensation committee that is composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities; and

•	we conduct an annual performance evaluation of the nominating and governance committee and compensation committee.

As a result, you will not have the same protection afforded to stockholders of companies that are subject to all of the stock exchange corporate governance requirements.

Election and Classification of Directors

In accordance with the terms of our amended and restated articles of incorporation, our board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, upon the closing of this offering and will be divided as follows:

•	the Class I directors will be , and their term will expire at the annual meeting of stockholders to be held in 2013;

•	the Class II directors will be , and their term will expire at the annual meeting of stockholders to be held in 2014; and

•	the Class III directors will be , and their term will expire at the annual meeting of stockholders to be held in 2015.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election. Our amended and restated articles of incorporation will also provide that the number of directors on our board will be fixed exclusively pursuant to resolution adopted by our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Board Committees

Upon the closing of this offering, the standing committees of our board of directors will include the audit committee, the compensation committee, and the nominating and corporate governance committee.

Audit Committee

Our audit committee will assist our board of directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm. The audit committee will review the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and track management’s corrective action plans where necessary; review our financial statements, including any significant financial items and changes in accounting policies, with our senior management and independent registered public accounting firm; review our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and have the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance, and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

Our audit committee will initially be composed of three members, who will be appointed prior to the consummation of this offering. Our board of directors will make a determination as to which of the audit committee members is qualified as an audit committee financial expert within the meaning of the SEC regulations. All of the members of the audit committee will be financially literate and have accounting or related financial management expertise within the meaning of applicable stock exchange rules. Our board of directors will make a determination as to which of the audit committee members meet the definition of independent director under applicable stock exchange listing rules and Rule 10A-3 of the Exchange Act.

The written charter for our audit committee will be available on our website.

Compensation Committee

Our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees. The compensation committee will review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluate the performance of these officers in light of those goals and objectives, and recommend the compensation of these officers based on such evaluations. The compensation committee will also administer the issuance of stock options and other awards under our equity compensation plans and prepare the compensation committee report required by SEC rules to be included in our annual report.

The members of our compensation committee will be designated prior to the consummation of this offering. We currently expect to rely on the “controlled company” exemption under applicable stock exchange rules.

The written charter for our compensation committee will be available on our website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships, and the size and composition of our board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance guidelines and reporting, and making recommendations to our board concerning governance matters. The members of our nominating and corporate governance committee will be designated prior to the closing of this offering. We currently expect to rely on the “controlled company” exemption under applicable stock exchange rules.

The written charter for our nominating and corporate governance will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Code of Business Conduct and Ethics

After this offering, we will adopt a code of business conduct and ethics that will apply to all of our officers and employees. The code of business conduct and ethics will be available on our website at www.ViSalus.com. Information on, or accessible through, our website is not part of this prospectus. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

Director Independence

We currently expect to rely on the “controlled company” exemption under applicable stock exchange rules, and we will not have a majority of independent directors. The board has determined that no relationship between us and a director that arises solely out of the ownership by such director of less than 1% of the outstanding equity interests in an organization that has a relationship with us is a “material” relationship for purposes of the determination by the board as to whether such director has any material relationship with us. Our board of directors conducts an annual review as to whether each of our directors qualifies as independent. The board will determine which directors qualify as independent prior to the consummation of this offering.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth information regarding the compensation paid, awarded to or earned during the fiscal year ended December 31, 2011 for our chief executive officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2011. Throughout this prospectus, these four officers are referred to as our “named executive officers.”

Name and Principal Position(1)	Year	Salary	Bonus		All Other Compensation(4)	Total

Ryan Blair Chief Executive Officer	2011	$224,077(2)	$	—(3)	$80,481(4)	$304,558

Blake Mallen Chief Marketing Officer	2011	$224,019(2)	$	—(3)	$—	$224,019

John Tolmie Senior Vice President, Finance and Administration	2011	$168,914		$108,800	$—	$277,714

(1)	In addition to the three named executive officers listed above, John Purdy, our former president and chief operating officer, was a named executive officer for 2011. Mr. Purdy’s employment with ViSalus terminated on January 13, 2012. The following is the information required by the summary compensation table for his 2011 compensation:

Salary	Bonus	All Other Compensation	Total
$ 225,692	$ 200,000	$ —	$ 425,692

(2)	From January 2011 through the end of March 2011, the annual base salary for each of Ryan Blair and Blake Mallen was paid at a rate of $180,000 per annum, which was less than the annual base salary set forth in their respective employment agreements (as described below). Beginning April 1, 2011, their annual base salaries reverted to the amount set forth in their respective employment agreements ($240,000 per annum).

(3)	Ryan Blair and Blake Mallen did not participate in an annual bonus program in 2011.

(4)	The amount disclosed in this column for Mr. Blair represents (i) $51,517 in relocation assistance paid by ViSalus in connection with Mr. Blair’s relocation to Troy, MI, (ii) $10,000 paid to a public relations firm that represents Mr. Blair and (iii) $18,964 paid to a writer who assists Mr. Blair’s blogs, speeches and other writing activities.

Employment and Separation Agreements

Employment Agreements with Ryan Blair and Blake Mallen

We entered into employment agreements with Ryan Blair and Blake Mallen in connection with entering into the Blyth purchase agreement in 2008. The employment agreements expired on December 31, 2011. The employment agreements initially provided for an annual base salary of $240,000, with an annual cost-of-living adjustment of no less than 3% and benefits that are the same as our other senior executives. Each of the employment agreements were amended to provide that, effective January 1, 2009, each of Mr. Blair and Mr. Mallen would receive an annual base salary of $180,000. In April 2011, ViSalus agreed with each of Mr. Blair and Mr. Mallen to revert their respective annual base salary to the amount initially set forth in their respective employment agreements ($240,000 per annum), but neither Mr. Blair nor Mr. Mallen entered into a formal amendment to their respective employment agreement at that time. The employment agreements also provided for six months of base salary continuation upon a termination of employment by the executive for “good reason” or by us without “cause.”

Arrangements with John Purdy

We and Mr. Purdy agreed to employment terms set forth in an employment letter in August 2011, which superseded prior employment letters from February 2010 and July 2011. His most recent employment letter provided for a base salary of $225,000, an annual bonus opportunity of 50% of earned annual base salary and confirmed the terms of his equity interests in Holdings that had been previously granted to him in 2010. The most recent employment letter confirmed that Mr. Purdy was previously granted a 3% equity interest in Holdings, with one-third of the grant having vested and the remaining two-thirds of the grant subject to vesting based on continued employment through the applicable vesting date. In connection with the employment letter, Mr. Purdy forfeited an additional 2% equity interest in Holdings, the vesting of which was subject to the achievement of performance goals. In addition, the employment letter also provided for severance upon a termination of Mr. Purdy’s employment other than for “cause.” The amount of severance provided under Mr. Purdy’s employment letter varied based on his date of termination.

In connection with Mr. Purdy’s mutually agreed-to termination of employment in January 2012, he entered into an agreement and general release that provides him with salary continuation equal to $167,667, subject to his continued cooperation with us. Mr. Purdy’s salary continuation payments are subject to offset if he receives compensation that is attributable to the rendition of services or other work done by Mr. Purdy during the period that he is receiving salary continuation payments. In addition, pursuant to that agreement, Mr. Purdy received a $200,000 bonus payment, which is equal to the amount he would have earned under our 2011 annual bonus program had he remained employed through the regularly scheduled payment date. The agreement also set forth treatment of Mr. Purdy’s 3% equity interest in Holdings. Upon termination of his employment, Mr. Purdy’s equity interests were treated as follows: (a) 1% equity interest in Holdings that had vested was repurchased in February 2012 pursuant to the terms of the Blyth purchase agreement; (b) 1% equity interest in Holdings vested on March 31, 2012 and will be repurchased at the final closing under the Blyth purchase agreement; and (c) the remaining 1% equity interest in Holdings was forfeited at the time of termination of his employment.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity interests held by each of our named executive officers as of December 31, 2011:

Stock Awards
Name(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ryan Blair	—	—	—	—
Blake Mallen	—	—	—	—
John Tolmie	—	—	—	—

(1)	Mr. Purdy held the following equity interests as of December 31, 2011:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)#		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John Purdy	1,427,280	$11,190,000	*

#	The market value of the units was determined based on the formula contained in the Blyth purchase agreement using an estimate of the forecasted earnings to be generated in the measurement years and then discounted to its present value using a discount rate of 20%.

*	Mr. Purdy forfeited a 1% equity interest in Holdings in January 2012. Following the forfeiture, the value of Mr. Purdy’s unvested equity interest in Holdings was $5,595,000.

Other Compensation Programs and Practices

Retirement Plans and Other Benefit Plans

We offer a qualified defined contribution retirement plan, or a 401(k) plan. All employees, including the named executive officers, are generally eligible to participate in and receive matching contributions (if any) under the 401(k) plan. We did not make matching contributions in 2011.

Potential Payments upon Termination or Change in Control

As described above, the employment agreements with Mr. Blair and Mr. Mallen provided for six months base salary continuation upon a termination by us without “cause” or by the executive for “good reason.” Based on their annual base salaries, they would have each been entitled to approximately $120,000, payable in installments, upon a qualifying termination of employment on December 31, 2011. Mr. Purdy’s employment letter provided that if he was terminated without “cause” on December 31, 2011, he would have been entitled to $133,333, payable in installments as salary continuation, but upon his separation, it was agreed that he would receive approximately $30,000 of additional severance due to the length of his service.

Post-Offering Compensation Arrangements

New Employment Agreements

In connection with this offering, we intend to enter into employment agreements with each of Ryan Blair, Blake Mallen and John Tolmie to be effective immediately prior to the closing of this offering. The employment agreements will set forth the terms of the executives’ employment, including with respect to base salary, annual bonus opportunity, annual equity award opportunity and severance payments upon certain qualifying terminations of employment.

ViSalus, Inc. Omnibus Incentive Plan

In connection with this offering, we intend to adopt an omnibus equity incentive plan that permits the grant of equity incentive awards in respect of the Class A common stock, as well as cash-based incentive awards. Our board of directors and stockholders adopted our Omnibus Plan, which became effective on             , 2012.

Share Reserve. We have reserved             shares of our Class A common stock for issuance under the Omnibus Plan. The following shares of our Class A common stock will again be available for grant or issuance under the Omnibus Plan:

•	shares subject to options or stock appreciation rights granted under the Omnibus Plan that cease to be subject to such award for any reason other than exercise of the award;

•	shares subject to awards granted under the Omnibus Plan that are subsequently cancelled or forfeited; and

•	shares subject to awards granted under the Omnibus Plan that otherwise terminate without shares being issued.

Term. The Omnibus Plan will terminate ten years from the effective date of the plan, unless it is terminated earlier by our board of directors.

Eligibility. The Omnibus Plan authorizes the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards (including restricted stock and restricted stock units), and performance compensation awards (including cash awards).

Administration. The Omnibus Plan is administered by our compensation committee. The compensation committee has the authority to construe and interpret the Omnibus Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the Omnibus Plan may be made subject to performance criteria and other terms in order to qualify as performance based compensation for the purposes of 162(m) of the Internal Revenue Code, which we refer to as the “Code.”

Types of Awards. At the discretion of our compensation committee, awards under the Omnibus Plan may be granted in the forms described below. Each award will be evidenced by an award agreement setting out the specific terms and conditions applicable to the award. The number of shares that may be subject to stock options and stock appreciation rights granted to any participant in any calendar year may not exceed

Stock Options. Our compensation committee may grant incentive stock options that qualify under Section 422 of the Code to our employees and employees of our subsidiaries. Our compensation committee may grant nonstatutory stock options to our employees, directors and consultants. Stock options may vest based on time or achievement of performance conditions. The exercise price of each stock option must be at least equal to the fair market value of our Class A common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value.

Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash or shares of our Class A common stock, to the holder based upon the difference between the fair market value of our Class A common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. Stock appreciation rights may vest based on time or achievement of performance conditions. The grant price of each stock appreciation right must be at least equal to the fair market value of our Class A common stock on the date of grant. Stock appreciation rights may be paid in shares of our Class A common stock, in cash or a combination of both.

Restricted Stock. A restricted stock award is an offer by us to sell shares of our Class A common stock subject to restrictions. The price (if any) of a restricted stock award will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.

Restricted Stock Units (RSU). An RSU is an award that covers a number of shares of our Class A common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. These awards are subject to forfeiture prior to settlement because of termination of employment, failure to achieve certain performance conditions, or as may otherwise be provided in the award agreement.

Performance Compensation Awards. Awards granted under the Omnibus Plan (other than options and stock appreciation rights), including cash awards, may be designated as “performance compensation awards” by our compensation committee. Payment or vesting of a performance compensation award is based on the attainment of certain performance criteria set by our compensation committee and other terms in order to qualify such award as performance-based compensation for purposes Section 162(m) of the Code. The maximum performance compensation award payable to any one participant under the Omnibus Plan in any calendar year is             shares of Class A common stock, or, in the event such performance compensation award is paid in cash in lieu of shares, the equivalent cash value thereof. The maximum amount that can be paid in any calendar year to any participant pursuant to a cash performance compensation award is $     multiplied by the number of years in the performance period. Our compensation committee will establish the performance period over which the performance applicable to a performance compensation award will be measured. The performance criteria that will be used to establish the performance goal(s) shall be based on the attainment of specific levels of our performance (or the performance of one of our affiliates, divisions, business units or operational units) and shall be limited to the following:

•	net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	gross revenue, net revenue or net revenue growth;

•	sales of particular products or services;

•	gross profit, gross profit growth, net profit or net operating profit (before or after taxes);

•

earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on continuing operations or on an aggregate or per share basis (basic or fully diluted);

•	return on assets, capital, invested capital, equity, or sales (discounted or otherwise);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	one or more operating ratios such as earnings before or after interest, taxes and/or depreciation and/or amortization;

•	gross or operating margins;

•	improvements in capital structure;

•	budget and expense management or cost targets;

•	productivity ratios;

•	economic value added or other value added measurements;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	working capital targets;

•	enterprise value;

•	completion of acquisitions, business expansion, or divestitures (in whole or in part);

•	borrowing levels, leverage ratios or credit rating;

•	market share; and

•	customer acquisition or retention.

Any of these metrics may be subject to adjustment as provided in our Omnibus Plan. Performance compensation awards may only be payable or vest upon certification by our compensation committee in writing that the applicable objective performance goals have been satisfied.

Change in Control. If we experience a change in control transaction, our compensation committee may provide that some or all of the outstanding awards, including any vesting provisions, be assumed or substituted by the successor company. Any outstanding awards that are not assumed or substituted will be fully vested upon the closing of the change in control transaction unless otherwise determined by our compensation committee and set forth in the award agreement at the time of grant. At the discretion of our compensation committee, outstanding awards that are not assumed or substituted may be cashed out or otherwise adjusted or settled in connection with the change in control.

Adjustments. The Omnibus Plan provides for adjustment of awards in the event of a stock split, stock dividend and certain other corporate events.

Additional Provisions. Awards granted under our Omnibus Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by our compensation committee. Unless otherwise determined by our compensation committee, awards that are nonstatutory stock options may be exercised during the lifetime of the participant only by the participant. Awards that are incentive stock options may be exercised during the lifetime of the participant only by the participant. Options granted under our Omnibus Plan generally may be exercised for a period of three months after the termination of the participant’s service to us, except in the case of death or permanent disability, in which case the options may be exercised for up to 12 months following termination of the participant’s service to us.

ViSalus, Inc. Senior Executive Annual Bonus Plan

In connection with this offering, we intend to adopt the ViSalus, Inc. Senior Executive Annual Bonus Plan, which we refer to as the “Bonus Plan.” The Bonus Plan is intended to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders and to enable us to attract and retain highly qualified executives.

The Bonus Plan is a performance-based bonus plan under which our designated key executives, including our executive officers, will be eligible to receive bonus payments with respect to a specified period (for example, our fiscal year). Bonuses generally will be payable under the Bonus Plan upon the attainment of pre-established performance goals. Notwithstanding the foregoing, we may pay bonuses (including, without limitation, discretionary bonuses) to participants under the Bonus Plan based upon such other terms and conditions as the board of directors or a committee of the board, which we refer to as the “Administrator,” may in its discretion determine.

Performance goals under the Bonus Plan may relate to one or more corporate business criteria with respect to us or any of our subsidiaries, including but not limited to the same items set forth under “—ViSalus, Inc. Omnibus Incentive Plan — Performance Compensation Awards.” The payment of a bonus to a participant pursuant to the Bonus Plan is generally conditioned on continued employment of such participant through the last day of the performance period; provided, however, that the Administrator may make exceptions to this requirement in its sole discretion, including, without limitation, in the case of a participant’s termination of employment, retirement, death or disability, or as may be required by an individual employment or similar agreement.

The Bonus Plan is administered by the Administrator. The Administrator will select the participants in the Bonus Plan and the performance goals to be utilized with respect to the participants, establish the bonus formulas for each participant’s annual bonus, and certify whether any applicable performance goals have been met with respect to a given performance period. We may amend or terminate the Bonus Plan at any time in our sole discretion. Any amendments to the Bonus Plan will require stockholder approval only to the extent required by applicable law, rule or regulation.

Director Compensation

Prior to this offering, the members of our board of directors were not compensated for their service as directors of ViSalus. Following this offering, we intend to provide the following annual compensation to our non-employee directors:

•	an annual retainer equal to $ , payable in four equal quarterly installments (no meeting fees); and

•

an annual equity grant with a grant date fair value of approximately $             to be granted as restricted stock units which fully vest on the second anniversary of the date of grant, subject to continued service on our board of directors.

In connection with this offering, the non-employee directors will be granted, in the aggregate, awards with respect to     % of the equity sold in this offering. These equity awards will be granted as stock options and restricted stock units, with    % to be granted as stock options and     % to be granted as restricted stock units. These stock options and restricted stock units will vest in equal installments on each of the first five anniversaries of the date of grant, subject to continued service on our board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of             , 2012, after giving effect to the Reorganization, and as adjusted to reflect the sale of Class A common stock offered by us and the selling stockholders in this offering, for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each named executive officer;

•	each of our directors and director nominees;

•	all of our named executive officers, directors and director nominees as a group; and

•	each selling stockholder.

Name of Beneficial Owner (1)	Shares Beneficially Owned Prior to Offering (2)		% of Total Voting Power Before Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering (3)		% of Total Voting Power After Offering
	Class A Shares %	Class B Shares %			Class A Shares %	Class B Shares %
Directors and Named Executive Officers
Ryan Blair
Blake Mallen
John Tolmie
John Purdy
Robert B. Goergen
Robert B. Goergen, Jr.
Todd A. Goergen
All named executive officers and directors as a group ( persons)

Five Percent Stockholders Blyth, Inc. (4).
Ropart Investments, LLC (5)
Nick Sarnicola (6)

(1)	Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o ViSalus, Inc., 1607 E. Big Beaver Rd., Suite 110, Troy, MI 48083.
(2)	Our calculation of the percentage of beneficial ownership prior to this offering is based on shares of our common outstanding as of , 2012, after giving effect to the Reorganization. We have based our calculation of the percentage of beneficial ownership after this offering on shares of our Class A common stock and shares of our Class B common stock outstanding immediately after the closing of this offering (assuming no exercise of the underwriters’ over-allotment option).
(3)	Assumes no exercise of the underwriters’ over-allotment option. See “Underwriting.”
(4)	The address of Blyth, Inc. is One East Weaver Street, Greenwich, CT 06831.
(5)	The address of Ropart Investments, LLC is One East Weaver Street, Greenwich, CT 06831.
(6)	The address of Mr. Sarnicola is 3737 Collins Ave PH2, Miami Beach, FL 33140.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of             , 2012. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholder, the selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed under “Executive Compensation,” the following is a description of transactions since January 1, 2009, to which we have been a party where the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial owners of more than 5% of any class of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Blyth Purchase Agreement

In August 2008, Blyth signed a definitive purchase agreement to purchase Holdings through a series of investments. All outstanding shares of our capital stock are currently beneficially owned by Holdings. In October 2008, pursuant to the Blyth purchase agreement, Blyth acquired a 43.6% equity interest in Holdings. In April 2011, pursuant to the Blyth purchase agreement, Blyth increased its ownership to 57.5%. In January, February and April 2012, pursuant to the Blyth purchase agreement, Blyth completed the third phase of its acquisition of Holdings, which was completed in three stages, and increased its ownership to 72.7% of Holdings. As further described under “Reorganization,” prior to the closing of this offering, Blyth will acquire all remaining shares of Holdings, other than shares held by our founders and RAM, and Holdings will be liquidated by its members, resulting in Blyth having pre-offering ownership of approximately 77.0% of ViSalus.

Blyth intends to sell up to             shares of Class A common stock in this offering (             shares of Class B common stock held by Blyth will be converted into an equivalent number of shares of Class A common stock upon their sale in this offering), and will hold approximately     % of the voting power of our outstanding capital stock following this offering (             shares of Class B common stock).

The acquisition of ViSalus by Blyth involved related parties. As of June 14, 2012, RAM owned 4.0% of ViSalus. Together, Robert B. Goergen (Chairman of the Board and Chief Executive Officer of Blyth and director of ViSalus), Robert B. Goergen, Jr. (President, PartyLite WorldWide, President, Direct Selling Group of Blyth and director of ViSalus), and Todd A. Goergen, director of ViSalus and Managing Member of RAM, own, directly or indirectly, substantially all of RAM. As of June 15, 2012, Mr. Goergen beneficially owned approximately 35.0% of Blyth’s outstanding common stock.

Revolving Credit Facility

In connection with the Blyth purchase agreement, Blyth provided us with a $3.0 million revolving credit facility. As of December 31, 2010, $3.0 million in principal and $0.3 million in interest was outstanding. The facility was repaid in full in March 2011. As of December 31, 2011, there was no principal or interest outstanding. The original expiration date of the revolving credit facility was July 30, 2009, but the term can be extended for up to five one-year periods upon written notice from us, provided there are no defaults or events of default at the time of notice. At December 31, 2011, we were in default of one financial covenant, the minimum adjusted net worth. Despite this default, Blyth extended the expiration of the loan until July 30, 2012. We paid $0.5 million in interest on the revolving credit facility in 2011.

Management Services

We receive management services, including tax, legal and human resource management, from Blyth. We paid $0.5 million and $0.2 million in fees for these management services in 2011 and in the three months ended March 31, 2012, respectively. We incurred fees of $0.2 million for similar services in 2010, which amounts were waived by Blyth and therefore treated as contributed capital.

We entered into an agreement with RAM in January 2008, which we amended in March 2012, pursuant to which RAM agreed to provide certain ongoing management and advisory services to us. We paid $0.1 million in management fees to RAM for these services during each of 2009, 2010 and 2011. We paid approximately $24,000 in management fees to RAM for these services during the three months ended March 31, 2012. Until the expiration of the agreement, which can be terminated by either party on 30 days’ notice, we will pay RAM $8,500 per month.

Loans

In February 2011, we repaid in full certain loans with an aggregate principal amount of $0.9 million to RAM, our founders and Blyth. Between January 2009 and October 2009, RAM and our founders made loans in the aggregate principal amount of $2.7 million to us, which bore interest at the rate of 10% per annum, all of which have been repaid. The loans repaid in February 2011 to RAM and our founders required an additional one-time interest payment of $0.6 million, which amount was paid in February 2011.

FragMob

In October 2011, we entered into an agreement with FragMob that extends to December 31, 2012 and is renewable. FragMob has agreed to provide us with software development and hosting services for a mobile phone application that allows our individual promoters to access their Vi-Net distributor account information on their smartphones. We paid $0.2 million to FragMob for services provided beginning in March 2011 through December 31, 2011, and have agreed to pay a fee based on the number of users with a monthly minimum fee of $15,000 and a monthly maximum fee of $0.1 million throughout 2012. We paid fees of $0.2 million to FragMob in the three months ended March 31, 2012. FragMob is owned in part by RAM and the founders. Beginning in 2012, we began purchasing mobile credit card swiper devices from FragMob. Purchases of the devices totaled $0.5 million in the quarter ended March 31, 2012. There is no ongoing commitment to purchase additional devices from FragMob. Todd A. Goergen is a member of the FragMob board of directors, and Ryan Blair has been the chairman of the board of FragMob since 2010.

iCentris

Our individual promoters may also use the Solution X direct-selling software, which provides the individual promoters with an array of distributor and corporate web modules. We license this software pursuant to a three year license agreement that expires in April 2013 and has annual renewal terms. In 2008, we invested $1.1 million in Solution X, and acquired approximately 4.6% of the equity of Solution X. In 2011, Solution X was acquired by iCentris, and we currently own approximately 2.5% of iCentris as a result. iCentris is also owned in part by RAM and the founders. Under the license agreement, we paid Solution X $0.4 million in 2009, $0.2 million in 2010, $0.5 million in 2011 and $0.4 million in the three months ended March 31, 2012. In addition, outside of the license agreement, we paid Solution X programming fees of $8,000 in 2010, $0.5 million in 2011 and $0.2 million in the three months ended March 31, 2012.

Registration Rights Agreement

In connection with this offering, we will enter into a registration rights agreement which will provide that certain holders of our Class B common stock have certain registration rights, as set forth below.

Demand Registration Rights

The holders of an aggregate of             shares of our Class B common stock will be entitled to certain demand registration rights. At any time beginning six months after the closing of this offering, the holders of at least     % of these shares may, on not more than             occasions, request that we register all or a portion of their shares. Blyth may also request that we register all or a portion of its shares on one occasion. Such request for registration must cover securities the aggregate offering price of which, before payment of underwriting discounts and commissions, exceeds $             .

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing or other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8 or certain other exceptions, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Administrative Services Agreement

In connection with this offering, we will enter into an administrative rights agreement which will govern the provision of certain shared services between Blyth and us, and will govern certain other aspects of our relationship with Blyth. The services contemplated under the administrative services agreement include tax, legal, compliance, finance and human resource management services. In general, any costs incurred by Blyth in connection with the provision of an administrative service will be charged to us.

The initial term of the administrative services agreement will be             . Certain other services may continue for a longer period as necessary to ensure compliance by Blyth with applicable law, or to allow us to continue to receive products or services pursuant to certain agreements between Blyth and one or more third parties.

Policy Concerning Related Party Transactions

Prior to the closing of this offering, our board of directors will adopt a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and applicable stock exchange requirements concerning related party transactions. Such policy will provide for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of any class of our common stock (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. This policy was not in effect when we entered into the transactions described above.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the chairperson of our audit committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. In approving or rejecting such proposed transactions, the audit committee will be required to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. In the event that any member of our audit committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related person transaction.

A copy of our related person transaction policy will be available on our website at www.ViSalus.com after the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and our amended and restated bylaws that will be in effect upon the closing of this offering. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated bylaws, the forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

            Upon the closing of this offering, our authorized capital stock will consist of:

•	shares of Class A common stock, par value $0.01 per share;

•	shares of Class B common stock, par value $0.01 per share; and

•	shares of preferred stock, par value $0.01 per share.

            At     , 2012, after giving effect to the Reorganization, there would have been outstanding:

•	shares of Class A common stock held by approximately stockholders of record;

•	shares of Class B common stock held by approximately stockholders of record; and

•	shares of preferred stock.

            Immediately following the closing of this offering, there will be:

•	shares of Class A common stock outstanding;

•	shares of Class B common stock outstanding; and

•	shares of preferred stock outstanding.

Common Stock

Voting Rights

The holders of our Class B common stock are entitled to ten votes per share on all matters submitted to a vote of our stockholders, and holders of our Class A common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The holders of our Class A common stock and Class B common stock vote together as a single class unless otherwise required by law, except that amendments to our amended and restated articles of incorporation that could change the voting powers, designations, preferences, limitations, and relative rights of a class of stock, or otherwise adversely alter or change any relative or other right given to a class of outstanding shares, must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of such affected class of stock.

Holders of our common stock do not have cumulative voting rights in the election of directors. In general, directors standing for election at an annual meeting of stockholders will be elected by a plurality of the votes cast in the election of directors at the annual meeting, either in person or represented by properly authorized proxy.

Dividend Rights

Subject to the prior rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available therefor.

Liquidation Rights

Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our Class A and Class B common stock will be entitled to share ratably in all assets legally available for distribution to stockholders.

Preemptive or Similar Rights

Our Class A common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. Each share of Class B common stock is convertible at any time at the option of the holder to one share of Class A common stock, and will convert to Class A common stock upon transfer, other than certain transfers for estate planning or charitable purposes, or transfers to persons who have beneficial ownership of at least 5% of the outstanding capital stock of Blyth as of the date the Class B stock is immediately issued. Our Class B common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Preferred Stock

Our board of directors has the authority to issue from time to time, without action by our stockholders, subject to limitations prescribed by Nevada law, our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting, dividend, conversion, exchange, redemption and liquidation rights. The rights with respect to a series of preferred stock may be greater than the rights attached to our common stock.

It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends on our common stock;

•	diluting the voting power of our Class A or Class B common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying, discouraging or preventing a change in control of us.

Anti-Takeover Effects of Certain Provisions of Nevada Law, Our Charter and Bylaws

Our amended and restated articles of incorporation and our amended and restated bylaws will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. We expect these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor or may consider in their best interests. A summary of these provisions is set forth below.

Classified board; Number of Directors Fixed by Board Only

Our amended and restated articles of incorporation will provide that our board of directors is divided into three classes with staggered three-year terms, with the classes as nearly equal in number as possible. As a result, one class (i.e., approximately one-third of our board of directors) will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

Our amended and restated articles of incorporation will also provide that the number of directors on our board will be fixed exclusively pursuant to resolution adopted by our board of directors.

In connection with this offering, we will enter into an agreement that will grant Blyth the right to designate nominees to our board of directors provided certain ownership requirements are met. See “Certain Relationships and Related Party Transactions.”

Vacancies Filled by Board

Our amended and restated bylaws will provide that, subject to the provisions of the director nomination agreement, any vacancy in our board of directors resulting from an increase in the size of the board will be filled only by a majority of the directors then in office. Our amended and restated articles of incorporation will provide that any vacancy in our board of directors may only be filled by a majority of the remaining directors.

Removal of Directors

The vote of no less than 50% of stockholders will be required in order for stockholders to remove from office a member of our board of directors.

No Action by Stockholders Without a Meeting

The Nevada Revised Statutes, which we refer to as “Nevada law,” permit stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Our amended and restated articles of incorporation will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting once Blyth ceases to beneficially own at least 50% of our outstanding shares.

Calling of Special Meetings of Stockholders

Our amended and restated articles of incorporation and bylaws will provide that special meetings of our stockholders for any purpose or purposes may be called at any time only (1) by the chairman of our board of directors, (2) by our chief executive officer (or, in the absence of a chief executive officer, our president), (3) pursuant to a resolution adopted by a majority of our board of directors, or (4) at the request of holders of at least     % of the total votes eligible to be cast in the election of directors. Except as described above, stockholders will not have the authority to call a special meeting of stockholders.

Advance Notice of Stockholder Nominations and Proposals

Our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting (i.e., by precluding the conduct of certain business at the current annual meeting if the proper procedures are not followed) that are favored by the holders of a majority of our outstanding voting securities or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

“Blank Check” Preferred Stock

We believe that the availability of preferred stock under our amended and restated articles of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock will be available for issuance without action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed.

Our board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights that would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their best interests or that might have resulted in stockholders receiving a premium for their stock over the then-prevailing market price of the stock.

Supermajority Provisions

Nevada law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation, unless the corporation’s articles of incorporation require a greater percentage. Our amended and restated articles of incorporation and bylaws will require that the affirmative vote of holders of at least 66-2/3% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal specified provisions of our amended and restated articles of incorporation, including:

•	classified board (the election and term of our directors);

•	the provisions regarding director liability;

•	the provisions regarding director and officer indemnification;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	filling vacancies on our board;

•	the advance notice requirements for stockholder proposals and director nominations; and

•	the amendment provision requiring that the above provisions be amended only with a 66-2/3% supermajority vote.

This requirement of a supermajority vote to approve amendments to our amended and restated articles of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Business Combinations Act

Sections 78.411 to 78.444 of the Nevada Revised Statutes restrict certain business combinations with a stockholder owning 10% or more of the voting power of the corporation for three years unless the transaction resulting in a person becoming a 10% stockholder, or the business combination, is approved by the board of directors prior to that person becoming a 10% stockholder. After the three-year restricted period, the 10% stockholder may effect a business combination if the combination is approved by a majority of the outstanding voting stock not beneficially owned by the 10% stockholder or if certain fair price requirements are met.

The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

A Nevada corporation may “opt out” of this interested stockholder statute with an express provision in its original articles of incorporation or an express provision in its articles of incorporation resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares (provided that the amendment will not apply until eighteen months following the date of the amendment, and will apply to stockholders who became 10% stockholders prior to the date of the amendment).

Our amended and restated articles of incorporation will contain an express provision that will “opt out” of this statute. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our Class A common stock. By opting out of the Nevada anti-takeover law, third parties could more easily pursue a takeover transaction that was not approved by our board of directors.

Control Shares Act

Nevada law provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 20%, 33-1/3%, or 50% interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our bylaws either before or within ten days after the relevant acquisition of shares. Presently, our bylaws opt out of this act.

Corporate Opportunities; Conflicts of Interest

Our amended and restated articles of incorporation will provide that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity of Blyth and certain related persons. We will not renounce any interest in any corporate opportunity offered to any such person who is our director or officer if such opportunity is expressly offered to such person solely in his or her capacity as our director or officer.

Our amended and restated articles of incorporation will provide that Blyth and certain related persons will have no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In the event that Blyth or such related person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity, such person will have no duty to communicate or offer such transaction or business opportunity to us or our affiliates, and they may take any such opportunity for themselves or offer it to another person or entity unless such knowledge was acquired solely in such person’s capacity as our director or officer.

Limitations on Liability and Indemnification of Directors and Officers

Nevada law provides that our directors will not be personally liable to us, our stockholders or our creditors for monetary damages for any act or omission of a director other than in circumstances where the director breaches his fiduciary duty to us or our stockholders and such breach involves intentional misconduct, fraud, or a knowing violation of law; or we make an unlawful payment of a dividend or unlawful stock purchases, redemptions or other distribution. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors. Our amended and restated articles of incorporation will not provide for any such expanded liability and will provide for the elimination of the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Nevada law.

In addition, our amended and restated articles of incorporation and bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by law. We will also be expressly required to advance certain expenses to our directors and officers and permitted to carry directors’ and officers’ insurance providing indemnification for our directors and officers for certain liabilities.

Prior to closing of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement is expected to provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated articles of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated articles of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We believe that these amended and restated articles of incorporation and bylaw provisions and indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.

Listing

We intend to list our Class A common stock on         under the symbol “     .”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is             .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A common stock, and an active trading market for our Class A common stock may not develop following completion of this offering or, if it is developed, may not be sustained. Future sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that such sales may occur, could adversely affect prevailing market prices from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the closing of this offering, we will have             shares of our Class A common stock outstanding and             shares of our Class B common stock outstanding. Of these shares,             shares of Class A common stock to be sold in this offering, or             shares of Class A common stock if the underwriters exercise their over-allotment option to purchase additional shares in full, will be freely tradable without restriction or further registration under the Securities Act, unless such shares are held by any of our affiliates, as that term is defined in Rule 144 under the Securities Act. All remaining shares of Class A and Class B common stock outstanding following this offering will be “restricted securities” within the meaning of Rule 144. These remaining shares are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration such as under Rule 144, as discussed below.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of our then outstanding shares of such class of common stock or the average weekly trading volume of such class of common stock reported during the four calendar weeks preceding such the filing of a notice on Form 144 with respect to sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Lock-up Agreements

We, our officers, directors and holders of all or substantially all our outstanding capital stock have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock during the period from the date of the underwriting agreement to be executed by us in connection with this offering continuing through the date that is 180 days after the date of the underwriting agreement, except with the prior written consent Jefferies & Company, Inc. See the section entitled “Underwriting — No Sales of Similar Securities” for a description of the lock-up agreements in connection with this offering.

Registration Rights

In connection with this offering, we entered into a registration rights agreement which provides for registration of the shares of our Class B common stock retained by certain of our existing stockholders following this offering. For more information, see “Certain Relationships and Related Party Transactions — Registration Rights Agreement.” After such registration, these shares of our Class B common stock will become freely tradable without restriction under the Securities Act.

S-8 Registration Statement

We intend to file a registration statement on Form S-8 to register an aggregate of             shares of our Class A common stock reserved for issuance under the Omnibus Plan. Such registration statement will become effective upon filing with the SEC, and shares of our Class A common stock covered by such registration statement will be eligible for resale in the public market immediately after the effective date of such registration statement, subject to the lock-up agreements described in “Underwriting — No Sales of Similar Securities.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following is a general discussion of the material United States federal income tax considerations applicable to a non-U.S. holder (as defined below) with respect to the ownership and disposition of our Class A common stock. This discussion assumes that a non-U.S. holder holds our Class A common stock as a capital asset. This discussion is for general information only and is not tax advice. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our Class A common stock that is, for United States federal income tax purposes, neither a partnership (or an entity classified as a partnership for United States federal income tax purposes) nor any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust, in general, if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

If an entity classified as a partnership for United States federal income tax purposes holds our Class A common stock, the tax treatment of a partner in such a partnership generally depends on the status of the partner and the activities of the partnership. If you are a partnership holding our Class A common stock, or a partner in such a partnership, you should consult your tax advisers.

This discussion does not address all aspects of United States federal income taxation that may be relevant to particular non-U.S. holders in light of their individual circumstances or the U.S. federal income tax consequences applicable to non-U.S. holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax, banks or other financial institutions, insurance companies, tax-exempt organizations, United States expatriates, broker-dealers and traders in securities, non-U.S. holders that hold common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment.

The discussion is based on provisions of the Code, applicable United States Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis. Any changes could alter the tax consequences to non-U.S. holders described herein. This discussion does not describe any United States state or local income or other tax consequences of holding and disposing of common stock, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISER REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK.

Distributions on Class A Common Stock

Distributions on Class A common stock, if any, generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, the excess will be treated first as a tax-free return of your adjusted tax basis in the Class A common stock and thereafter as capital gain, subject to the tax treatment described below in “— Sale, Exchange or Other Disposition of Class A Common Stock.”

The gross amount of dividends paid to a non-U.S. holder of Class A common stock ordinarily will be subject to withholding of United States federal income tax at a rate of 30%, or at a lower rate if an applicable income tax treaty so provides and we have received proper certification as to the application of that treaty.

If you are a non-U.S. holder and conduct a trade or business within the United States, you generally will be subject to United States federal income tax at ordinary United States federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business or, if certain tax treaties apply, on dividends that are attributable to your permanent establishment or fixed base in the United States, and such dividends will not be subject to the withholding described above. In the case of such holder that is a non-United States corporation, you may also be subject to a 30% “branch profits tax” unless you qualify for a lower rate under an applicable United States income tax treaty.

Generally, to claim the benefit of any applicable United States tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, you must provide a properly executed Internal Revenue Service, or IRS, Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor form as the IRS designates), before the distributions are made. These forms must be periodically updated. If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of such treaty.

Sale, Exchange or Other Disposition of Class A Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax on gain recognized on a disposition of Class A common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held the common stock.

We have determined that we are not, and we believe we will not become, a United States real property holding corporation.

An individual non-U.S. holder described in the first bullet point immediately above is subject to United States federal income tax on the non-U.S. holder’s gains (including gain from the sale of common stock, net of applicable United States source losses incurred on sales or exchanges of other capital assets during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to United States federal income tax on the disposition of Class A common stock will be subject to United States federal income tax on the disposition generally in the same manner in which citizens or residents of the United States would be subject to United States federal income tax.

Information Reporting and Backup Withholding

You generally will be required to comply with certain certification procedures to establish that you are not a United States person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of Class A common stock. In addition, we are required to annually report to the IRS and you the amount of any dividends paid to you, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

Recently Enacted Legislation

Recently enacted legislation will require withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, Class A common stock held by or through certain foreign financial institutions (including investment funds) beginning after December 31, 2013, in the case of dividends, and beginning after December 31, 2014, in the case of such gross proceeds, unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly- or partially-owned by United States persons. Accordingly, the entity through which Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, Class A common stock held by certain investors that are non-financial non-U.S. entities will be subject to withholding at a rate of 30%, beginning after December 31, 2013, in the case of dividends, and beginning after December 31, 2014, in the case of such gross proceeds, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in Class A common stock.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement to be dated on or about             , 2012, between us, the selling stockholders and the several underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us and the selling stockholders, the number of shares of Class A common stock indicated in the table below:

Underwriter	Number of Shares
Jefferies & Company, Inc.

Total

The selling stockholders may be deemed underwriters with respect to the shares they are offering.

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that they currently intend to make a market in our Class A common stock; however, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Class A common stock.

The underwriters are offering the Class A common stock subject to their acceptance of the stock from us and the selling stockholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer our Class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $             per share to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the initial public offering price, the underwriting discounts and commissions that we and the selling stockholders are to pay the underwriters and the proceeds, before expenses, to us and the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$
Proceeds to the selling stockholders, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $             . We estimate expenses payable by the selling stockholders in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $             .

Determination of Offering Price

Prior to this offering, there has not been a public market for our Class A common stock. Consequently, the initial public offering price for our Class A common stock will be determined by negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the Class A common stock will trade in the public market subsequent to this offering or that an active trading market for the Class A common stock will develop and continue after this offering.

Listing

We intend to apply to have our Class A common stock approved for listing on     under the trading symbol “     .”

Option to Purchase Additional Shares

We and the selling stockholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of             additional shares of Class A common stock from us and up to an aggregate of             additional shares of Class A common stock from the selling stockholders at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth in the table above.

No Sales of Similar Securities

We, our officers, directors and holders of all or substantially all our outstanding capital stock and other securities have agreed, subject to specified exceptions, not to directly or indirectly:

•

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

•

otherwise dispose of any shares, options or warrants to acquire Class A common stock, or securities exchangeable or exercisable for or convertible into Class A common stock currently or hereafter owned either of record or beneficially, or

•	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc.

This restriction terminates after the close of trading of the Class A common stock on and including the 180 days after the date of this prospectus. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

then, in either case, the expiration of the 180-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension.

Jefferies & Company, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in this offering may engage in transactions, including over-allotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our Class A common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our Class A common stock or purchasing shares of our Class A common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our Class A common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of Class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares. A syndicate covering transaction is the bid for or the purchase of Class A common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with this offering if the shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, the selling stockholders nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Class A common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to             shares of Class A common stock offered by this prospectus for sale to our directors, officers, employees, business associates and related persons. Reserved shares purchased by our directors and officers will be subject to the lock-up provisions described above. The number of shares of our Class A common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares of our Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.

Affiliations

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and certain of their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (we refer to each as a “Relevant Member State”) an offer to the public of any shares which are the subject of this offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offers contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA 2000”)) to persons who are investment professionals falling within Article 19(5) of the FSMA 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21(1) of the FSMA 2000 does not apply to us; and

•	it has complied with and will comply with all applicable provisions of the FSMA 2000 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada, will pass upon the validity of the securities offered in this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York, and for ViSalus by Wachtell, Lipton, Rosen & Katz.

EXPERTS

The consolidated financial statements of ViSalus Holdings, LLC at December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to our Class A common stock offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement, and the exhibits and schedules to the registration statement. For further information about us and our Class A common stock, we refer you to the registration statement and the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document may not be complete and, if such contract or other document is filed as an exhibit, we refer you to the copy of such contract or other document filed as an exhibit, each statement being qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC and from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet website at www.ViSalus.com. Information on, or accessible through, our website is not a part of this prospectus.

Report of Independent Registered Public Accounting Firm

The Management Board

ViSalus Holdings, LLC

We have audited the accompanying consolidated balance sheets of ViSalus Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of earnings (loss), comprehensive income (loss), members’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Detroit, Michigan

June 21, 2012

ViSalus Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

(In thousands)	December 31		March 31	Pro Forma March 31
	2011	2010	2012	2012
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,539	$2,680	$27,412	$—
Accounts receivable	248	191	353	—
Inventory, net	20,759	2,613	38,768	—
Prepaid expenses	397	137	1,270	—
Other receivables	10,031	55	—	—
Deferred tax assets	2,265	291	2,684	—

Total current assets	49,239	5,967	70,487	—
Property and equipment, net	509	583	1,237	—
Other long term investments	695	393	700	—
Long term receivable	—	—	10,031	—
Other assets	1,157	1,114	2,070	—

Total assets	$51,600	$8,057	$84,525	$—

Liabilities and members’ equity (deficit)
Current liabilities:
Accounts payable	$7,522	$1,463	$11,088	$—
Commissions payable	8,209	1,361	15,610	—
Accrued liabilities	5,675	1,194	7,805	—
Accrued liabilities – related party	—	1,002	—	—
Notes payable – related parties	—	3,900	—	—
Equity incentive compensation – short term	4,956	359	2,376	—
Deferred revenue	1,253	78	4,560	—
Income taxes payable	5,795	—	4,513	—
Due to affiliates – Blyth	1,632	21	1,861	—

Total current liabilities	35,042	9,378	47,813	—
Deferred income taxes	764	690	752	—
Equity incentive compensation – long term	24,163	1,808	34,105	—
Notes payable – related parties	—	2,623	—	—

Total liabilities	59,969	14,499	82,670	—
Members’ equity (deficit):
Members’ equity	22,893	22,632	25,412	—
Accumulated deficit	(31,260)	(29,074)	(23,555)	—
Accumulated other comprehensive loss	(2)	—	(2)	—

Total members’ equity (deficit)	(8,369)	(6,442)	1,855	—

Total liabilities and members’ equity (deficit)	$51,600	$8,057	$84,525	$—

See accompanying notes to consolidated financial statements.

ViSalus Holdings, LLC and Subsidiaries

Consolidated Statements of Earnings (Loss)

(In thousands except per share data)	Year Ended December 31		Three Months Ended March 31
	2011	2010	2012	2011
			(Unaudited)

Net sales	$230,186	$33,665	$136,941	$19,351
Cost of sales	65,603	9,261	40,005	5,248

Gross profit	164,583	24,404	96,936	14,103
Commissions	99,909	14,956	59,387	8,707
Selling, general and administrative expenses	29,456	7,813	14,712	3,448
Equity incentive compensation	27,213	1,854	9,880	2,171

Operating profit (loss)	8,005	(219)	12,957	(223)
Other expenses:
Interest expense, net	268	1,122	(1)	217
Foreign exchange and other	53	587	43	—

Total other expenses	321	1,709	42	217

Earnings (loss) before income tax expense (benefit)	7,684	(1,928)	12,915	(440)
Income tax expense (benefit)	9,870	41	5,210	(1,436)

Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996

Pro forma earnings per share attributable to common stockholders (unaudited):
Basic	$—		$—
Diluted	$—		$—

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)	Year Ended December 31		Three Months Ended March 31
	2011	2010	2012	2011
			(Unaudited)
Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996
Other comprehensive income (loss):
Foreign currency translation adjustments	(2)	—	—	—

	$(2,188)	$(1,969)	$7,705	$996

See accompanying notes to consolidated financial statements.

ViSalus Holdings, LLC and Subsidiaries

Consolidated Statements of Members’ Equity (Deficit)

(In thousands)	Common Units	Preferred Units	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
Balance at December 31, 2009	$600	$4,000	$17,725	$(27,105)	$—	$(4,780)
Net loss	—	—	—	(1,969)	—	(1,969)
Capital contribution	—	—	209	—	—	209
Equity-based compensation expense	—	—	98	—	—	98

Balance at December 31, 2010	600	4,000	18,032	(29,074)	—	(6,442)
Net loss	—	—	—	(2,186)	—	(2,186)
Capital contribution	—	—	359	—	—	359
Reclassification to liability award	—	—	(98)	—	—	(98)
Foreign currency translation adjustment	—	—	—	—	(2)	(2)

Balance at December 31, 2011	600	4,000	18,293	(31,260)	(2)	(8,369)
Net earnings	—	—	—	7,705	—	7,705
Capital contribution	—	—	2,519	—	—	2,519

Balance at March 31, 2012 (unaudited)	$600	$4,000	$20,812	$(23,555)	$(2)	$1,855

See accompanying notes to consolidated financial statements.

ViSalus Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31		Three Months Ended March 31
(In thousands)	2011	2010	2012	2011
Operating activities			(Unaudited)
Net (loss) earnings	$(2,186)	$(1,969)	$7,705	$996
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities
Depreciation and amortization	422	256	45	71
Equity (gain) loss on investment	(7)	587	—	—
Equity-based compensation expense	—	98	—	—
Loss on disposal of assets	—	2	—	—
Deferred income taxes	(1,901)	—	(431)	(1,452)
Change in assets and liabilities that (used) provided cash:
Accounts receivable	(57)	(148)	(105)	(875)
Inventory, net	(18,146)	(1,940)	(18,009)	301
Prepaid expenses and other assets	(259)	(54)	(873)	23
Other receivables	(9,976)	(55)	—	50
Other assets	(18)	—	(88)	—
Accounts payable	6,059	953	3,565	1,220
Commissions payable	6,848	1,146	7,401	958
Accrued liabilities	4,482	542	2,130	24
Accrued liabilities – related party	(1,002)	578	—	(796)
Income taxes payable	5,794	—	(1,282)	—
Deferred revenues	1,174	(47)	3,308	600
Equity incentive compensation liability	26,855	1,756	7,362	2,168
Due to affiliates – related party	1,611	154	229	132

Net cash provided by operating activities	19,693	1,859	10,957	3,420

Investing activities
Acquisitions of property and equipment	(347)	(143)	(773)	(85)
Purchase of domain names	(25)	—	(825)	—
Purchase of long-term investments	(295)	—	(5)	—

Cash used in investing activities	(667)	(143)	(1,603)	(85)

Financing activities
Payments on notes payable – related parties	(6,524)	(337)	—	(3,900)
Proceeds from notes payable – related parties	—	1,000	—	—
Capital contribution	359	209	2,519	—

Net cash (used in) provided by financing activities	(6,165)	872	2,519	(3,900)
Effect of exchange rate changes on cash	(2)	—	—	—

Net increase (decrease) in cash	12,859	2,588	11,873	(565)
Cash and cash equivalents – beginning of period	2,680	92	15,539	2,680

Cash and cash equivalents – end of period	$15,539	$2,680	$27,412	$2,115

Supplemental disclosure of cash flow information
Cash paid during the period for taxes	$5,231	$7	$6,902	$56

Cash paid during the period for interest	$1,245	$367	$—	$1,005

See accompanying notes to consolidated financial statements.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Description of Business

ViSalus Holdings, LLC (together with its subsidiaries, the “Company”) is a limited liability company formed on November 13, 2005, under the laws of the State of Delaware and wholly owns FVA Ventures, Inc., which was incorporated on February 16, 2005, under the laws of the State of California, and ViSalus Sciences Canada, Inc., which was incorporated on March 8, 2008, under the laws of the Province of British Columbia.

The Company offers a suite of branded weight-management products, nutritional supplements and energy drinks to customers in the United States and Canada through its promoter sales force using a network marketing model.

In October 2008, Blyth VSH Acquisition Corporation, a wholly owned subsidiary of Blyth, Inc. (“Blyth”), completed its initial investment and acquired a 43.6% equity interest in the Company for $13.0 million in cash pursuant to the Membership Interest Purchase Agreement (as amended from time to time, the “Blyth Purchase Agreement”) dated August 4, 2008. On April 15, 2011, Blyth completed the second phase of its acquisition of the Company under the Blyth Purchase Agreement for approximately $2.5 million and as of December 31, 2011 owned 57.5% of the Company’s outstanding units. Subsequent to December 31, 2011, Blyth completed the third phase of its acquisition of the Company under the Blyth Purchase Agreement, which increased its ownership to 72.7%. The additional ownership interest was acquired in exchange for approximately $37.1 million in cash and 340,662 shares of Blyth common stock. As a result of the issuance of these 340,662 shares of Blyth common stock, Ryan Blair, Nick Sarnicola and Blake Mallen, the initial founders of the Company (the “Founders”), now own approximately 4.0% of the issued and outstanding shares of Blyth. This third closing was completed in two parts, with the first closing based on payment of 90% of the estimated third purchase price as defined in the Blyth Purchase Agreement. The final portion of the purchase price for the third closing was determined to be $6.2 million, which was paid in April 2012, bringing the total cost of the third closing to $43.3 million. Conditioned on the Company achieving its 2012 operating target under the Blyth Purchase Agreement, which is currently anticipated to be met, Blyth is required to purchase the remaining interest in the Company, which will increase its ownership to 100% of the Company’s currently outstanding equity interests in 2013. The purchase price for the final closing will be equal to a multiple of the Company’s 2012 EBITDA, exclusive of certain unusual items.

1. Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies for the Company conform to U.S. generally accepted accounting principles (“GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

Unaudited Interim Consolidated Financial Information

The accompanying interim consolidated balance sheet as of March 31, 2012, and the consolidated statements of earnings (loss), comprehensive income (loss), and cash flows for the three months ended March 31, 2012 and 2011 and the consolidated statement of members’ equity (deficit) for the three months ended March 31, 2012 and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s statement of financial position as of March 31, 2012 and the Company’s consolidated results of operations and the Company’s cash flows for the three months ended March 31, 2012 and 2011. The results for the three months ended March 31, 2012 are not necessarily indicative of the results expected for the full fiscal year consolidation.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of 90 days or less when purchased to be cash equivalents. These funds include payments to be received from credit card processors where customers’ orders have shipped and payment has been approved by the credit card processors. The payments to be received from credit card processors are both short-term and highly liquid instruments and typically take one to three business days to be received by the Company. The major credit card companies making these payments are highly accredited businesses, and the Company does not deem them as having material counterparty credit risk. Amounts due from credit card companies of approximately $0.6 million, $0.2 million and $2.2 million for the settlement of credit card transactions are included in cash and cash equivalents as of December 31, 2011 and 2010 and March 31, 2012, respectively.

The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable

Accounts receivable is stated at the amount the Company expects to collect. When appropriate, an allowance for doubtful accounts is recorded for estimated losses. The allowance is based upon the anticipated collectability of each specific account receivable. Management has determined that no allowance is required at December 31, 2011 and 2010 and March 31, 2012.

Inventory

Inventories are valued at the lower of cost or market. Cost is determined by the average cost using the first-in, first-out method. The Company records provisions for obsolete, excess and unmarketable inventory in cost of goods sold.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Years
Office equipment	3 – 5
Software	3 – 7
Furniture and fixtures	5 – 7

Depreciation expense is included within selling, general and administrative expenses in the consolidated statements of earnings (loss). Leasehold improvements are amortized over the life of the lease they relate to or the expected life of the asset, whichever is less. Costs of maintenance and repairs are charged to expense when incurred.

Impairment of Long-Lived Assets

The fair value of the Company’s long-lived assets, primarily property, plant and equipment is reviewed whenever events or changes in circumstances indicate that carrying amount of long-lived assets may not be recoverable. Management determines whether there has been an impairment of long-lived assets held for use in the business by comparing anticipated undiscounted future cash flow from the use and eventual disposition of the asset or asset group to the carrying value of the asset. The amount of any resulting impairment is calculated by comparing the carrying value to the fair value.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Commission Expense

Commission expense paid to individual promoters is recorded when the corresponding sale is recorded.

Income Taxes

Prior to the Reorganization, ViSalus Holdings, LLC was a limited liability company and was not required to pay federal corporate taxes on its activities since it was taxed as a partnership. FVA Ventures, Inc. and ViSalus Sciences Canada, Inc. are both taxed as corporations and are required to file tax returns for their operating activities.

Income tax expense is based on taxable income, statutory tax rates, and the impact of nondeductible items. The Company files a consolidated tax return with its ultimate parent, Blyth, in certain states. The Company has allocated taxes as if it was a separate taxpayer in such jurisdictions. Its financial statements have been prepared to reflect a sharing agreement with Blyth. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable/deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In accordance with Accounting Standards Codification (ASC) 740, Income Taxes (ASC 740), the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position.

Revenue Recognition

Revenue consists of sales to individual promoters or customers, net of returns. The Company recognizes revenue upon delivery, when both title and risk of loss are transferred to the individual promoter or customer. The Company presents revenues net of any taxes collected from individual promoters or customers and remitted to government authorities. For monthly Vi-Net subscriptions, which are paid for monthly, the Company recognizes the revenue in the month paid and the subscription is delivered. The Company also records reductions to revenue based primarily on historical experience, for estimated customer returns that may arise as a result of general product returns, shipping errors or product damage. The Company allows its individual promoters and customers to return nutritional products within 30 days of their original order. In some instances, the Company receives payment in advance of product delivery, which is recorded as deferred revenue and classified as a current liability in the consolidated balance sheets. Upon delivery of product for which advance payments have been made, the related deferred revenue is recorded to revenue. The Company does not make any sales under consignment or similar arrangements.

The Company records shipping and handling fees billed to individual promoters and customers as revenues, and shipping and handling costs as a component of cost of sales.

Equity Incentive Compensation

The Company recorded compensation expense related to certain equity rights and unit holders that allow the settlement of these awards through a future cash payment. As a result, these awards are classified as a liability and are subject to fair value measurement each period until paid in accordance with ASC 718 Stock Compensation. The Company has recorded an expense of $27.2 million and $1.9 million in equity incentive compensation expense for the years ended December 31, 2011 and 2010, respectively, and $9.9 million and $2.2 million for the quarters ended March 31, 2012 and 2011, respectively. Additional expense (or expense reduction) may be recorded in future periods for increases (or decreases) in the fair value of these awards. The fair value of these awards is based on the Company’s future operating

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

performance and may change significantly if the Company’s sales forecasts and operating profit exceed or fall short of projections. The Company paid $4.9 million in April 2012 and expects to pay the remaining liability in April 2013, upon the settlement of the fourth closing under the Blyth Purchase Agreement.

Promotional and Advertising Costs

The Company’s policy is to expense promotional and advertising costs as incurred. The Company’s sales are generated by its individual promoters, who strive to maximize the interrelated objectives of selling product and growing their individual sales organizations. In order to encourage its individual promoters to accomplish these goals, the Company makes promotional offers including free products to individual promoters and customers, as well as recognition awards, various sales promotions, national events and incentive trips.

Free product offers are designed to increase revenues by providing incentives for individual promoters and customers to acquire new customers who purchase products. Promotional offers for free products are recorded as a charge to cost of sales when earned by the individual promoters. For the years ended December 31, 2011 and 2010, the cost of free products earned was $2.6 million and $0.2 million, respectively, and for the quarters ended March 31, 2012 and 2011 was $1.7 million and $0.2 million, respectively.

Promotional expenses include the cost of recognition awards earned by our individual promoters, various sales promotions, the cost of hosting various national events and various incentive trips which are awarded to individual promoters who achieve a certain sales level and to customers or individual promoters who win the Body by Vi 90-Day Challenge. Costs related to these promotional activities are recorded within selling, general and administrative expenses as they are earned. For the years ended December 31, 2011 and 2010, promotional expenses of $4.3 million and $0.7 million, respectively, and for the quarters ended March 31, 2012 and 2011 $2.3 million and $0.4 million, respectively, were recorded.

Segments

The Company’s chief operating decision-maker is its chief executive officer who reviews financial information presented on a consolidated basis. There are no segment managers for levels or components below the consolidated unit level. Accordingly, the Company has determined that it has a single operating and reporting segment.

2. New Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU No. 2011-04”). ASU No. 2011-04 does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within U.S. GAAP. The amendments in ASU No. 2011-04 change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Amendments in ASU No. 2011-04 include those that: (1) clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and (2) change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in ASU No. 2011-04 to result in a change in the application of the requirements in Topic 820. The Company adopted ASU No. 2011-04 as of January 1, 2012. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income” (ASU 2011-05). Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

a total amount for comprehensive income. In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (ASU 2011-12), which deferred the requirement to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net earnings (loss) while the FASB further deliberates this aspect of the proposal. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net earnings (loss) and also do not affect how earnings per share is calculated or presented. ASU 2011-05, as amended by ASU 2011-12, was adopted on January 1, 2012. This standard impacted presentation only and did not affect the Company’s consolidated financial condition or results of operations.

3. Property and Equipment

Property and equipment are summarized by major classifications as follows:

	December 31		March 31
(In thousands)	2011	2010	2012
			(Unaudited)
Office equipment	$529	$239	$758
Software	224	978	224
Furniture and fixtures	45	39	45
Leasehold improvements	32	12	32
Construction in process	—	—	544

	830	1,268	1,603
Less accumulated depreciation and amortization	(321)	(685)	(366)

Property and equipment, net	$509	$583	$1,237

The Company has net capitalized software costs of $0.2 million and $1.0 million and related accumulated amortization of $0.1 million and $0.5 million at December 31, 2011 and 2010, respectively. The amounts recorded for the quarters ended March 31, 2012 and 2011 were not material.

The Company purchased software developed specifically for its own use costing approximately $0.8 million which was included in property and equipment at December 31, 2010. This software was used by individual promoters to manage and market their business and was expected to have a useful life of four years. During 2011, the Company decided to discontinue the use of the software, which resulted in accelerated amortization of $0.3 million. The cost and accumulated amortization of $0.8 million were written off as of December 31, 2011.

Total amortization expense related to capitalized software, including the accelerated amortization, was $0.3 million and $0.2 million for the years ended December 31, 2011 and 2010, respectively. The amounts recorded for the quarters ended March 31, 2012 and 2011 were not material.

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 were $0.4 million and $0.3 million, respectively, and for the quarters ended March 31, 2012 and 2011 were $45,000 and $0.1 million, respectively.

4. Investments

The Company contributed $1.1 million in exchange for 1.1 million Series A preferred units in Solution X Global LLC (“Solution X”), which represented 4.6% of the outstanding units as of December 31, 2010. The Company recorded the investment using the equity method of accounting because the investment was in a limited liability company that maintains separate accounts for its members.

On June 13, 2011, Solution X completed a merger agreement with iCentris, Inc. (“iCentris”) and became a wholly owned subsidiary of iCentris. As a result of the acquisition, the Company owns a 2.5% equity interest in iCentris. iCentris is the provider of replicated websites for the direct selling industry. The Company currently records the investment using the cost method of accounting as a result of the change in its ownership structure.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

The Company monitors its investment for indicators of other-than-temporary declines in value on an ongoing basis in accordance with GAAP. If the Company determines that an other-than-temporary decline in value has occurred, it recognizes an impairment loss, which is measured as the difference between the recorded book value and the fair value of the investment.

During 2010, the Company determined that the value of the Solution X investment had suffered an other-than-temporary decline in value and recorded an impairment of approximately $0.6 million, which was included in Foreign exchange and other in the consolidated statement of earnings (loss). No impairment was recorded during the year ended December 31, 2011 or the quarter ended March 31, 2012.

Also included in long-term investments are certificates of deposit that are held as collateral for the Company’s foreign operations of $0.3 million as of December 31, 2011 and March 31, 2012. This investment is recorded at fair value and interest earned on these is recorded in interest expense, net in the consolidated statement of earnings (loss).

5. Inventories

The major components of inventories, net of reserves, are as follows:

	December 31		March 31
(In thousands)	2011	2010	2012
			(Unaudited)
Raw materials	$976	$713	$642
Finished goods	19,783	1,900	38,126

Total	$20,759	$2,613	$38,768

As of December 31, 2011 and March 31, 2012, the inventory reserves totaled $0.8 million and $0.9 million, respectively, and have been netted against the above amounts. The amount recorded at December 31, 2010 was not material. The inventory valuation reserve is based on management’s estimate of the cost required to make certain inventory saleable, plus the amount considered obsolete, excess, or unmarketable based on specific reviews of inventory items.

6. Other Intangibles

Other intangible assets include indefinite-lived trademarks and domain names related to the Company. During the quarter ended March 31, 2012, the Company purchased two additional domain names for $0.8 million. The Company does not amortize the indefinite-lived trademarks and domain names, but rather tests for impairment annually as of October 1 or sooner if circumstances indicate a condition of impairment may exist. As of March 31, 2012, there were no indications that a review was necessary. The indefinite-lived trademarks and domain names were valued at $1.1 million, $1.1 million and $2.0 million as of December 31, 2011 and 2010 and March 31, 2012, respectively. Other intangible assets are recorded within other assets in the consolidated balance sheets.

Other intangible assets consisted of the following:

	Trademarks	Domain Names	Total
(In thousands)
Other intangibles at December 31, 2010	$1,100	$—	$1,100
Purchase of domain name	—	25	25

Other intangibles at December 31, 2011	$1,100	$25	$1,125

Purchase of domain names	—	825	825

Other intangibles at March 31, 2012 (unaudited)	$1,100	$850	$1,950

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

7. Fair Value Measurements

The fair-value hierarchy established in ASC 820 prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1 – Observable inputs – quoted prices in active markets for identical assets and liabilities;

•

Level 2 – Observable inputs other than the quoted prices in active markets for identical assets and liabilities – such as quoted prices for similar instruments, quoted prices for identical or similar instruments in inactive markets, or other inputs that are observable or can be corroborated by observable market data;

•	Level 3 – Unobservable inputs – includes amounts derived from valuation models where one or more significant inputs are unobservable and require the Company to develop relevant assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

As of December 31, 2011 and March 31, 2012, the Company has certificates of deposits of $0.3 million which have been valued using level 2 inputs, as these are not traded on the open market. These funds are held with financial institutions for foreign operations.

The carrying value of cash and cash equivalents, trade and other receivables, and trade payables are considered to be representative of their respective fair values.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company is required, on a non-recurring basis, to adjust the carrying value or provide valuation allowances for certain assets using fair value measurements in accordance with ASC 820. The Company’s assets and liabilities measured at fair value on a nonrecurring basis include property, plant and equipment and intangibles. These assets are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that impairment may exist. As of December 31, 2011 and 2010 and March 31, 2012, there were no indications or circumstances indicating that an impairment might exist.

8. Notes Payable to Related Parties

The Company is party to a Loan and Security Agreement (“Loan”) with Blyth (the “Lender”), which provides the Company with a $3.0 million Revolving Credit Facility (the “Revolver”). At December 31, 2010, the Revolver outstanding principal and accrued interest was $3.0 million and $0.3 million, respectively. There was no principal or unpaid interest outstanding at December 31, 2011 or March 31, 2012. The Loan is guaranteed and secured by all assets of the Company. At December 31, 2011 and March 31, 2012, the Company was in default of one financial covenant contained in the Loan, which pertained to minimum adjusted net worth. Despite this event of default, the Lender has extended the expiration date of the Loan until July 31, 2012 and may be extended for up to three additional one-year periods upon written notice from the Company to the Lender, provided there are no defaults or events of default at the time of the notice.

At December 31, 2010 the Company had outstanding principal and accrued interest of $2.6 million and $0.1 million, respectively, for unsecured promissory notes with four of its equity unit holders (“Members”). There was no principal or unpaid interest outstanding at December 31, 2011 or March 31, 2012. The terms of the unsecured promissory notes provided for an annual interest rate of 10%, and all remaining unpaid interest was paid upon maturity. At the settlement of the notes, the Company paid $0.1 million interest to its Members.

At December 31, 2010, the Company had outstanding principal and accrued interest of $0.9 million and $0.5 million, respectively, for notes with Blyth and its Members, both of which were senior to all other debt and secured by the assets of the Company (the “Senior Notes”). There was no principal or unpaid interest

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

outstanding at December 31, 2011 or March 31, 2012. The terms of the Senior Notes provided for an annual interest rate of 10%, and such interest was paid quarterly in arrears. In addition, certain of the notes were subject to additional interest of one times the outstanding balance or $0.6 million, which was due at maturity. The additional interest was accounted for as interest expense over the 13-month term of the Senior Notes.

9. Income Taxes

Income taxes for the years ended December 31, 2011 and 2010, consist of the following:

(In thousands)	2011	2010

Current tax expense	$11,770	$41
Deferred income tax benefit	(1,838)	—
Foreign deferred income tax benefit	(62)	—

	$9,870	41

Significant components of the Company’s deferred income tax assets and liabilities at December 31, 2011 and 2010, consist of the following:

(In thousands)	2011	2010

Deferred income tax assets:
Deferred revenue	$319	$—
Equity incentive compensation	980	—
Inventory reserve	293	—
Tax loss carry forwards	161	2,554
Accrued expense and other	673	198

Total deferred income tax assets	2,426	2,752
Deferred income tax liabilities	(764)	(690)

Net deferred income tax assets before valuation allowance	1,662	2,062
Valuation allowance	(161)	(2,461)

Net deferred income tax asset	$1,501	$(399)

The Company’s deferred income tax liabilities principally relate to timing differences relating to depreciation and amortization, indefinite lived intangibles and the book and tax basis difference related to the iCentris investment. The Company’s valuation allowance relates to certain U.S. tax loss carryforwards and federal and state deferred tax assets, for which the Company believes, due to various limitations in these foreign jurisdictions related to the tax loss carryforwards and due to limitations imposed by U.S. federal and state tax regulations, it is more likely than not that such benefits will not be realized. At December 31, 2010, the Company determined that its net deferred tax assets were not more likely than not to be realizable; thus, a full valuation allowance was recorded. However, at December 31, 2011, it was determined that a portion of the net deferred tax asset would be realized, and as such a release of the valuation allowance in the amount of $ 2.3 million was reflected in the Company’s 2011 results.

As of December 31, 2011, the Company had U.S. state net operating loss carryforwards of $2.9 million that will begin to expire in 2025.

As of December 31, 2011, the Company began filing consolidated tax returns with Blyth, its ultimate parent, in certain states and allocates taxes as if it was a separate taxpayer in such jurisdictions. The Company files its own federal and foreign tax returns. The Company’s financial statements have been prepared to reflect a tax sharing agreement with its ultimate parent, Blyth. The Company’s earnings (loss) are primarily from domestic sources. As of December 31, 2011 and March 31, 2012, the Company has recorded a liability for state taxes of $0.8 million and $1.1 million, respectively, which is included in “due to affiliates – Blyth” in the consolidated balance sheet.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

A reconciliation of the provision for income taxes to the amount computed at the federal statutory rate is as follows:

	December 31
	2011	2010
(In thousands)
Tax at statutory rate	$2,690	$(655)
Tax effect of:
U.S. state income taxes, net of federal benefit	883	24
Tax benefit of partnership losses realized at the partner level	6,587	618
Change in valuation allowance on net operating loss carryforward	(2,300)	37
Nondeductable compensation expense	1,848	—
Other permanent differences	162	17

	$9,870	$41

The Company’s 2011 income tax expense differs from the amount computed by applying the statutory rate including state income taxes to income before income tax expense, primarily due to certain expenses incurred by the partnership, for which the tax benefit is reflected at the partner level, and certain nondeductible expenses related to equity incentive compensation partially offset by the use of carryforward net operating losses.

The Company files income tax returns in the U.S. federal jurisdiction, various state and local jurisdictions, and many foreign jurisdictions. The number of years with open tax audits varies depending on the tax jurisdiction. The Company’s major taxing jurisdictions include the United States (including the state jurisdictions of California, Florida and Michigan) and Canada. In the United States, the Company is currently open to examination by the Internal Revenue Service and Florida for years 2008 through 2011 and in California and Michigan for years 2007 through 2011. Additionally, in Canada, the Company is open to examination for 2011.

The Company’s effective tax rates for the three months ended March 31, 2012 and 2011 were 40% and 326%, respectively, which resulted in a provision for income tax expense of $5.2 million and benefit of $1.4 million, respectively. The effective tax rate in the three months ended March 31, 2012 was impacted in part because no tax benefit was realized on certain incentive compensation expenses. The effective tax rate for the three months ended March 31, 2011 was a result of the utilization of a net operating loss carry forward for which a valuation allowance had been previously provided.

ASC 740, Income Taxes, establishes a single model to address accounting for uncertainty in tax positions. ASC 740 prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on derecognition, measurement, clarification, interest and penalties, accounting for interim periods, disclosure and transition. The Company determined that there were no material liabilities for uncertain tax positions at December 31, 2011 and 2010 and March 31, 2012.

The Company recognizes any interest and penalties on income taxes in interest expense, net in the consolidated statements of earnings (loss). The Company incurred no interest or penalties related to income taxes for the years ended December 31, 2011 and 2010 and for the quarters ended March 31, 2012 and 2011.

10. Equity Incentive Compensation

In 2007, the Company adopted an equity incentive plan (the “Equity Incentive Plan”) for certain of the Company’s individual promoters who qualified to receive rights in the plan based on achieving certain sales targets achieved in 2007 and prior. Those rights were vested at that time and are only subject to cancellation in the event of a breach of certain conditions contained within the plan. The rights provide for a cash payout of a certain percentage of the total proceeds in a transaction in which the Company is sold or sells a substantial portion of its assets.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Portions of these rights have been purchased by the Company in connection with Blyth’s acquisition of membership units in the Company pursuant to the Blyth Purchase Agreement. The acquisition of these units and the related redemption of the Equity Incentive Plan rights began in 2011, continued in 2012 and is now expected to occur in one final installment in 2013. The liability to redeem these rights rests with the Company and may be funded by a capital contribution from Blyth in accordance with the Blyth Purchase Agreement.

The Company is accounting for these Equity Incentive Plan rights as liability awards to nonemployees under ASC 718, Compensation – Stock Compensation. In accordance with ASC 718, the Company records the fair value of the Equity Incentive Plan rights as a liability at the end of each reporting period, and the corresponding change in fair value is recorded in the consolidated statements of earnings (loss).

The Company has recorded an estimate of the value of these rights on its consolidated balance sheets and has determined the value based on the formula contained in the Purchase Agreement using an estimate of the forecasted earnings to be generated in the measurement years and then discounted to its present value using a discount rate of 20%, 22% and 20% at December 31, 2011 and 2010 and the quarter ended March 31, 2012, respectively.

The estimated liability recorded in the Company’s consolidated balance sheets was approximately $20.7 million and $2.2 million at December 31, 2011 and 2010, respectively, and $27.9 million at March 31, 2012. The change in value of approximately $18.5 million and $1.8 million during the years ended December 31, 2011 and 2010, respectively, and $7.2 million during the quarter ended March 31, 2012, has been recorded in equity incentive compensation expense in the consolidated statements of earnings (loss). Payments made during the year ended December 31, 2011 for the Equity Incentive Plan were approximately $0.4 million. No payments were made during 2010 or in the quarters ended March 31, 2012 and 2011, respectively.

During 2010, the Company granted a former employee the right to receive common units in exchange for services to be rendered. A portion of these units vested upon the passage of time, and the balance of this grant was to be earned based on future performance criteria. The balance was recorded in equity for $0.1 million as of December 31, 2010. During 2011, this employee’s employment with the Company terminated and any remaining right to receive units based on future performance or the passage of time ended. In addition, in 2011 the arrangement was amended to require cash settlement of the award by the Company. The Company has recognized the vested portion of this employee’s right to receive common units at each period using an estimate of the forecasted earnings to be generated in the measurement years and then discounted to its present value using a discount rate of 20%, 22% and 20% at December 31, 2011 and 2010 and the quarter ended March 31, 2012, respectively. The estimated liability recorded was approximately $8.4 million at December 31, 2011, and $8.6 million at March 31, 2012. Total equity incentive compensation expense for this award was $8.3 million and $0.1 million for the years ended December 31, 2011 and 2010, respectively and $0.8 million for the quarter ended March 31, 2012. No compensation expense was recorded in the quarter ended March 31, 2011. Blyth made payments during the year ended December 31, 2011 and the quarter ended March 31, 2012 of approximately $0.1 million and $2.5 million, respectively which were recorded as contributed capital by the Company.

11. Geographical and Product Information

The geographic data includes net sales based on product shipment destination and long-lived assets, which consist of fixed assets, based on physical location and intangible assets. The Company’s products consist of weight-management products, nutritional supplements and energy drinks.

Financial Information Net Sales (In thousands)	Years Ended December 31
	2011	2010
United States	$163,191	$31,240
Canada	66,995	2,425

Total	$230,186	$33,665

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Long Lived Assets	As of December 31
	2011	2010

United States	$1,634	$1,683

Total	$1,634	$1,683

Sales by Category (In thousands)	Years Ended December 31
	2011	2010

Weight management	$149,435	$20,063
Nutritional supplements	26,190	5,825
Energy drinks	14,417	2,197
Shipping	21,053	2,473
Vi-Net subscriptions	8,308	968
Promoter enrollment	5,609	1,009
Other	5,174	1,130

Total	$230,186	$33,665

12. Commitments and Contingencies

Leases

The Company leases its Michigan operating facility under a noncancelable operating lease, which expires October 31, 2014. The monthly rental is currently $7,000. In addition to the minimum rentals, the lease provides for payment of a portion of the building’s electricity costs. The Company leases its California operating facility under a noncancelable operating lease, which expires December 31, 2012. The monthly rental is currently $13,000. In addition to the minimum rentals, the lease provides for payment of contingent rentals based upon the escalation of real estate taxes and certain operating expenses. In addition to the above mentioned operating leases in 2011, the Company entered into month-to-month rental agreements at both facilities for additional office space. Total rent expense for the years ended December 31, 2011 and 2010, was $0.3 million. Rent expense for the quarters ended March 31, 2012 and 2011 was not material.

Future minimum payments required pursuant to noncancelable operating leases are as follows as of December 31, 2011:

Years Ending December 31 (In thousands):
2012	$235
2013	86
2014	71

$392

In March 2012, the Company signed a 67-month lease for office space at a new location in Troy, MI. The annual base rent is $0.8 million. In addition, the Company has a right of first refusal on additional space in the same premises, as well as two renewal options of five years each.

Future minimum payments required pursuant to noncancelable operating leases are as follows as of March 31, 2012:

Years Ending December 31 (In thousands):
2012	$359
2013	884
2014	895
2015	830
Thereafter	1,897

$4,865

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Credit Card Processing Agreement

On September 28, 2011, the Company terminated its relationship with its credit card processor, Pivotal Payments, Inc., which we refer to as “Pivotal.” Pivotal subsequently filed suit against the Company and Blyth on November 21, 2011 (Pivotal Payments, Inc. v. FVA Ventures, Inc., d/b/a ViSalus Sciences and Blyth, Inc., Case No. 11-5713 (U.S. District Court for the Eastern District of New York)). The initial complaint asserted a claim of breach of an alleged merchant processing agreement against the Company and tortious interference against Blyth, and sought damages in an amount not less than $17 million, plus pre-judgment interest, from the Company, actual and exemplary or punitive damages from Blyth, and Pivotal’s costs, including attorney’s fees, and any court costs from the defendants. The Company filed a motion to dismiss the complaint on December 22, 2011. Pivotal thereafter filed two motions to amend its complaint, most recently on February 29, 2012 (mooting the previously-filed motion to amend); the proposed amended complaint contains a claim against the Company for breach of a merchant processing agreement and against Blyth for tortious interference with that alleged merchant processing agreement and would seek damages in an amount to be determined at trial. Briefing on the motion to amend the complaint was completed on March 30, 2012. On June 15, 2012, the Company filed a supplemental motion to dismiss in which the Company informed the court that it lacks jurisdiction with respect to Pivotal’s complaint; the Company expects briefing on that motion to be completed by July 6, 2012. The Company believes that Pivotal’s claims have no merit and is vigorously defending this suit. Pivotal, its third party bank and its debit and credit card processor have withheld approximately $10.0 million of amounts due to us for credit card sales deposits leading up to the time of termination, which funds have not yet been released to the Company. This amount is included within other receivables in the Company’s consolidated balance sheet as of December 31, 2011 and long term receivables as of March 31, 2012. The Company is pursuing the recovery of these funds.

The Company currently does not anticipate this matter will materially impact the Company’s consolidated financial position, liquidity or results of operations.

Consulting Agreements

The Company has a consulting agreement with an individual that requires a consulting payment based on a percentage of total Company sales and earnings capped at $0.3 million per year. The agreement does not have an expiration date; however the agreement terminates when the individual who also owns rights in the Equity Incentive Plan receives a total of $3.0 million combined from the consulting agreement and payments under the Equity Incentive Plan. For the years ended December 31, 2011 and 2010 and the quarters ended March 31, 2012 and 2011, a total of $0.4 million, $0.1 million, $38,000 and $0.1 million, respectively, has been paid to this individual under these agreements. As of December 31, 2011 and 2010 and the quarter ended March 31, 2012, $2.0 million, $0.3 million and $2.2 million, respectively, has been accrued under the Equity Incentive Plan.

Expense recorded for this individual for the years ended December 31, 2011 and 2010 and the quarters ended March 31, 2012 and 2011 totaled $0.3 million, $0.3 million, $0.1 million and $0.1 million, respectively and was included in selling, general, and administrative expenses in the consolidated statements of earnings (loss).

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

Accrued Liabilities

Accrued liabilities consist of the following:

	December 31		March 31
(In thousands)	2011	2010	2012
			(Unaudited)
Sales tax payable	$1,033	$293	$2,307
Compensation and benefits	1,354	229	1,398
Events accruals	1,173	115	1,400
Others	2,115	557	2,700

Total	$5,675	$1,194	$7,805

13. Composition of Common and Preferred Units

	Authorized			Issued and Outstanding
	December 31		March 31	December 31		March 31
	2011	2010	2012	2011	2010	2012
			(Unaudited)			(Unaudited)
Common units	64,780,841	64,780,841	64,780,841	47,017,988	46,304,348	46,304,348
Preferred units	18,476,494	18,476,494	18,476,494	18,476,494	18,476,494	18,476,494
Designated:
Series A common units	64,780,841	64,780,841	64,780,841	42,475,500	42,475,500	42,475,500
Series B common units	—	—	—	4,542,488	3,828,848	5,256,128
Series A preferred units	18,476,494	18,476,494	18,476,494	18,476,494	18,476,494	18,476,494

Total units	83,257,335	83,257,335	83,257,335	65,494,482	64,780,842	66,208,122

Common Units

Holders of Series A common units are entitled to one vote per unit on all matters to be voted upon by the members. Holders of Series B common units do not have voting rights. The common units have no preemptive or conversion rights, have no redemption or sinking fund provisions and are not entitled to cumulative voting rights. Upon liquidation or dissolution, creditors and holders of preferred units (if any) with preferential liquidation rights will be paid before any distribution to holders of common units. Authorized common units can be issued as Series A or Series B.

Preferred Units

The holders of Series A preferred units have the right to convert their units into common units on a one-for-one basis, subject to customary adjustments. Upon liquidation, the holders of Series A preferred units are entitled to convert their units into common units and unite ratably with the holders of common units. The holders of Series A preferred units vote together with the holders of Series A common units as a single class on an as-converted basis. The holders of Series A preferred units are entitled to receive distributions only when, and if, distributions are declared on the Series A preferred units by the Company’s Management Board.

14. Related Party Transactions

Mr. Goergen, chairman and chief executive officer of Blyth, together with members of his family, own substantially all of Ropart Asset Management, LLC and Ropart Asset Management Fund II, LLC (“RAM”). As of June 15, 2012, Mr. Goergen beneficially owned approximately 35.0% of Blyth’s outstanding common stock.

Pursuant to an agreement with RAM for the years ended December 31, 2011 and 2010, the Company incurred $0.1 million in management fees each year for ongoing management and advisory services from RAM. RAM management fees equaled approximately $24,000 in the quarters ended March 31, 2012 and 2011. As of March 31, 2012, RAM has a 4.0% ownership interest in the Company as a preferred unit holder.

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

The Company also receives certain management services, including tax, legal and human resource management, from Blyth, for which $0.5 million and $0.2 million were charged during the year ended December 31, 2011 and 2010, respectively. Blyth charged fees in the amount of $0.2 million and $0.1 million in the quarters ended March 31, 2012 and 2011, respectively. The charges from Blyth were based upon estimates of the activities related to the operation and administration of the Company. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to the Company, so that the amounts included in the accompanying consolidated financial statements reflect substantially all costs of doing business. Such allocations may or may not be indicative of future operations.

Management fees for RAM and Blyth are included in selling, general and administrative expenses in the consolidated statements of earnings (loss).

ViSalus entered into an agreement with FragMob LLC (“FragMob”) in October 2011 that extends to December 31, 2012, and is renewable. FragMob is owned in part by RAM, a related party, and the Founders. Todd A. Goergen is a member of the FragMob board of directors, and Ryan Blair has been the chairman of the board of FragMob since 2010. FragMob has agreed to provide the Company with software development and hosting services for a mobile phone application which allows the Company’s individual promoters to access their ViNet distributor account information on their smartphones. The Company paid $0.2 million to FragMob for services provided beginning in March 2011 through December 31, 2011 and has agreed to pay a fee based on the number of users with a monthly minimum fee of $15,000 and a monthly maximum fee of $0.1 million throughout 2012. The Company recorded expense related to FragMob fees of $0.2 million for the quarter ended March 31, 2012. All fees paid to FragMob were included in cost of sales in the consolidated statements of earnings (loss). Beginning in 2012, the Company began purchasing mobile credit card swiper devices from FragMob. Purchases of the devices totaled $0.5 million in the quarter ended March 31, 2012. There is no ongoing commitment to purchase additional devices from FragMob.

See additional related party transactions in Note 8.

15. Subsequent Events

The Company evaluated subsequent events for potential recognition and/or disclosure through June 21, 2012, the date the consolidated financial statements were available to be issued.

16. Initial Public Offering and Pro Forma Information (Unaudited)

The Company may authorize the filing of a registration statement with the Securities and Exchange Commission (“SEC”) that would permit the sale of shares of the Company’s stock in a proposed initial public offering (“IPO”).

The unaudited pro forma balance sheet as of March 31, 2012 is based upon the Company’s historical members’ equity and has been computed to give effect to the pro forma adjustments resulting from the items discussed below:

•	Blyth will acquire all of the outstanding equity interests of Holdings, other than shares held by the Founders and RAM.

•	FVA Ventures, Inc. will reincorporate in Nevada under the new name “ViSalus, Inc.” and file amended and restated articles of incorporation and bylaws in Nevada;

•

the Company will effect a recapitalization whereby the Company’s outstanding common stock will be reclassified into                 shares of Class B common stock, all of which will be held by Holdings, and a new class of Class A common stock will be authorized;

•

the Company will pay a special cash dividend to the Company’s pre-offering stockholders in the amount of $            , subject to upward adjustment in the event the underwriters exercise their over-allotment option prior to the closing of this offering. New purchasers of shares of Class A common stock in the IPO will not be entitled to participate in this special cash dividend;

ViSalus Holdings, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information pertaining to the period as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 is unaudited)

•

all remaining obligations under the Equity Incentive Plan will become due and payable in accordance with their terms, and the Company expects that all such remaining obligations will be satisfied by April 2013; and

•	Holdings will be liquidated and will distribute all of the shares of the Company’s common stock to its members.

As a result of converting from a limited liability company to a corporation, the Company’s historical effective income tax rate would have been reduced as the Company would have received a tax deduction for the amounts paid related to equity incentive compensation. Unaudited pro forma basic and diluted income per share will be computed by dividing net income for each period by the shares of common stock to be issued upon the corporate reorganization. Such shares will be assumed to be outstanding for all periods presented.

Shares

ViSalus, Inc.

Class A common stock

PRELIMINARY PROSPECTUS

Jefferies

                 , 2012

Until     , 2012 (25 days after the commencement of this offering), all dealers that buy, sell, or trade shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of the Class A common stock being registered. All amounts except the SEC registration fee and the FINRA filing fee are estimates.

	Amount to be paid
SEC registration fee	$
FINRA filing fee
Exchange listing fee
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous		(1)
Total	$

(1)	Includes, among other items, .

Item 14.	Indemnification of Directors and Officers.

ViSalus is a Nevada corporation. Prior to the effectiveness of this registration statement, we intend to reorganize our existing corporate structure so that the issuer of our common stock is a Nevada corporation named ViSalus, Inc. Upon completion of this reorganization, we will be subject to Nevada corporate law. Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our amended and restated articles of incorporation will provide that ViSalus shall indemnify its directors and officers to the fullest extent permitted by the laws of the State of Nevada. ViSalus intends to maintain directors’ and officers’ insurance designed to reimburse ViSalus for any payments made by it pursuant to the foregoing indemnification.

We intend to enter into indemnification agreements with each of our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ViSalus, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of ViSalus.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

The following relates to sales of securities that have occurred in the last three years that have not been registered under the Securities Act.

In August 2008, Blyth signed a definitive acquisition agreement to purchase Holdings through a series of investments. In October 2008, Blyth acquired a 43.6% equity interest in Holdings for $13 million. In April 2011, Blyth purchased 3,919,227 shares of Class A common stock, 1,048,695 shares of Class B common stock and 4,409,432 shares of Series A Preferred Stock of Holdings for $2,519,597 (including $358,622 of payments under the EIP). In January, February and April 2012, Blyth completed the third closing of its acquisition of Holdings, which was completed in three stages. As part of the third closing, Blyth purchased 6,303,501 shares of Class A common stock, 1,413,329 shares of Class B common stock and 2,802,256 shares of Series A Preferred Stock of Holdings for $43,316,434 (including $2,099,072 of payments under the EIP). These shares were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

Prior to the closing of this offering, Blyth will acquire all remaining shares of Holdings, other than shares held by our founders and RAM, and Holdings will be dissolved, resulting in Blyth having pre-offering ownership of 77.0% of ViSalus (                shares of Class B common stock). These shares will be issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

Item 16.	Exhibit Index

The list of exhibits attached hereto is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Troy, State of Michigan, on                    , 2012.

FVA VENTURES, INC.

By:
Ryan Blair
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Each of the undersigned officers and directors of FVA Ventures, Inc. does hereby severally constitute and appoint Ryan Blair, John Tolmie and Michael Novins, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

Ryan Blair	Chief Executive Officer and Director (principal executive officer)

John Tolmie	Senior Vice President, Finance and Administration (principal financial officer and principal accounting officer)

Director
Robert B. Goergen

Director
Robert B. Goergen, Jr.

Director
Todd A. Goergen

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Form of Articles of Incorporation of ViSalus, Inc.
3.2*	Form of Amended and Restated Articles of Incorporation of ViSalus, Inc., to be in effect at the closing of this offering
3.3*	Form of Bylaws of ViSalus, Inc.
3.4*	Form of Amended and Restated Bylaws of ViSalus, Inc., to be in effect at the closing of this offering
4.1*	Form of Class A Common Stock Certificate
4.2*	Form of Class B Common Stock Certificate
5.1*	Form of Opinion of Brownstein Hyatt Farber Schreck, LLP
10.1*	Form of ViSalus, Inc. 2012 Omnibus Incentive Plan
10.2*	Form of ViSalus, Inc. Senior Executive Annual Bonus Plan
10.3*	Form of Administrative Services Agreement
10.4*	Form of Registration Rights Agreement
10.5*	Form of Indemnification Agreement made by and between ViSalus, Inc. and each of its directors and executive officers
10.6*	Employment Agreement between ViSalus, Inc. and Ryan Blair
10.7*	Employment Agreement between ViSalus, Inc. and Blake Mallen
10.8*	Employment Agreement between ViSalus, Inc. and John Tolmie
10.9*	Employment Agreement between ViSalus, Inc. and Paul Noack
21.1*	List of subsidiaries
23.1*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on page II-4)

*	To be filed by amendment